As filed with the Securities and Exchange Commission on February 10, 2022

Registration No. 333-262553

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Pre-Effective Amendment No. 1

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

H-CYTE, INC
(Exact name of registrant as specified in its charter)

Nevada	46-3312262
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3841

Primary Standard Industrial Classification Code Number

201 E Kennedy Blvd Suite 700

Tampa, FL 33602

(844) 633-6839

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Yurkowsky

Chief Executive Officer

201 E Kennedy Blvd., Suite 700

Tampa, FL 33602

(844) 633-6839

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Arthur Marcus, Esq.

Sichenzia Ross Ference LLP

1185 Avenue of the Americas, 31st Floor

New York, New York 10036

Phone: (212) 930-9700

Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Non-accelerated filer	☒
Accelerated filer	☐	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY 10, 2022

363,146,765 Shares of Common Stock Offered by the Selling Stockholders

This prospectus relates to the offering and resale by the selling stockholders identified herein of up to 363,146,765 shares, including 350,996,043 shares of common stock issuable upon the exercise of outstanding unregistered warrants previously issued by us on April 14, 2020 at an exercise price of $0.014 per share, and 12,150,722 shares of common stock. Please see “Private Placement of Shares of Common Stock, Warrants” beginning on page 49 of this prospectus.

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. Upon the cash exercise of the warrants however, we will receive the exercise price of such warrants, for an aggregate of approximately $4,913,945 upon exercise of such warrants by the investors.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. Please see the section entitled “Plan of Distribution” on page 52 of this prospectus for more information. For information on the selling stockholders, see the section entitled “Selling Stockholders” on page 49 of this prospectus. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

Our common stock is quoted on the OTCQB under the symbol “HCYT.” On January 27, 2022, the last reported sale price per share of our common stock was $0.046.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus for a discussion of information that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 10, 2022

i

ABOUT THIS PROSPECTUS

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus. For investors outside the United States: Neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

Unless the context otherwise requires, references to “we,” “our,” “us,” or the “Company” in this prospectus mean H-Cyte, Inc., a Nevada corporation.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus.

Overview

H-CYTE, Inc (“the Company”) is a hybrid-biopharmaceutical company dedicated to developing and delivering new treatments for patients with chronic respiratory and pulmonary disorders. During the last two years, the Company has evolved into two separate divisions with its entrance into the biologics development space (“Biologics Division”). This new division is complementary to the Company’s current Lung Health Institute (LHI) autologous infusion therapy business (“Infusion Division”) and is focused on underserved disease states. On September 8, 2021, the Company announced that its Lung Health Institute facilities changed its name to Centers for Respiratory Health as the clinics continue to deliver treatments for patients with chronic respiratory and pulmonary disorders.

The consolidated results for H-CYTE include the following wholly-owned subsidiaries: H-CYTE Management, LLC, Medovex Corp, Cognitive Health Institute, LLC, and Lung Institute Tampa, LLC and the results include Lung Institute Dallas, PLLC (“LI Dallas”), Lung Institute Nashville, PLLC (“LI Nashville”), Lung Institute Pittsburgh, PLLC (“LI Pittsburgh”), and Lung Institute Scottsdale, LLC (“LI Scottsdale”), as Variable Interest Entities (“VIEs”). Additionally, H-CYTE Management, LLC is the operator and manager of the various Lung Health Institute (LHI) clinics: LI Dallas, LI Nashville, LI Pittsburgh, and LI Scottsdale. The LI Dallas and LI Pittsburgh clinics did not reopen in 2020 after the temporary closure of all LI clinics due to COVID-19. These two clinics will remain permanently closed.

On September 11, 2020, with the closing of the Rights Offering, FWHC, LLC, FWHC Bridge, LLC, and FWHC Bridge Friends, LLC (collectively known as “FWHC”) gained control of the Company by subsequently owning approximately 61% of the fully diluted shares of the Company (for further discussion, see Notes 8 and 9-”Equity Transactions” to the consolidated financial statements in the Company’s 2020 Annual Report on Form 10-K).

Autologous Infusion Therapy (“Infusion Division”)

The Infusion Division develops and implements innovative treatment options in autologous cellular therapy (PRP-PBMC) to treat chronic lung disorders. Committed to an individualized patient-centric approach, this division provides oversight and management of the highest quality to the LHI clinics, while producing positive medical outcomes following the strictest Centers for Disease Control and Prevention (the “CDC”) guidelines.

Biotech Development (“Biologics Division”)

On June 21, 2019, H-CYTE entered into an exclusive product supply agreement with Rion, LLC (“Rion”) to develop and distribute (post U.S. Food & Drug Administration, the “FDA”, approval) a biologic combining its PRP-PBMC technology with Rion’s exosomes (“EV”) technology for the treatment of chronic obstructive pulmonary disease (“COPD”), the fourth leading cause of death in the U.S. Rion has established a novel EV technology to harness the healing power of the body. Rion’s innovative technology, based on science developed at Mayo Clinic, provides an off-the-shelf platform to enhance healing in soft tissue, musculoskeletal, cardiovascular, and neurological organ systems. This agreement provides for a 10-year exclusive and extendable supply agreement with Rion to enable H-CYTE to develop combined proprietary biologics. The Company is evaluating alternate EV technologies to determine the most favorable path forward.

On October 9, 2019, the Company entered into a services agreement with Rion which provides the Company the benefit of Rion’s resources and expertise for the limited purpose of (i) consulting with and assisting H-CYTE in the further research and development for the generation of a new biologic and (ii) subsequently assisting H-CYTE in seeking and obtaining FDA Phase 1 IND clearance for this biologic as necessary. Rion has completed the research and development work which is under review by the Company. The Company is assessing if the Rion combined proprietary biologic is a more viable solution than potentially progressing with a single entity biologic from an alternative commercial source.

On April 2, 2021, the Company entered into a series of agreements with Medovex, LLC to pursue a joint venture regarding the continued development and commercialization of the DenerveX device for business outside of the U.S. The Company has determined that the transactions resulting from the series of agreements with Medovex, LLC are immaterial. The Company will assess the progress of the joint venture on a quarterly basis for materiality.

1

THE OFFERING

Issuer	H-Cyte, Inc

Securities Offered by the Selling Stockholders	12,150,722 shares of common stock and 350,996,043 shares of common stock issuable upon the exercise of warrants.

Trading Market	The common stock offered in this prospectus is quoted on the OTCQB under the symbol “HCYT”.

Common Stock Outstanding Before this Offering	167,857,522 shares

Common Stock Outstanding After this Offering	531,004,287[1] shares

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. Upon the exercise of the warrants for an aggregate of 350,996,043 shares of common stock by payment of cash however, we will receive the exercise price of the warrants, or an aggregate of approximately $4,913,945 from the investors.

Plan of Distribution	The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. Registration of the common stock covered by this prospectus does not mean, however, that such shares necessarily will be offered or sold. See “Plan of Distribution.”

Risk Factors	Please read “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the securities offered in this prospectus.

[1]	The number of shares of common stock shown above to be outstanding after this offering is based on 167,857,522 shares outstanding as of January 25, 2022, prior to the closing of the offering, and assumes the exercise of the warrants into 350,996,043 shares of common stock.

2

RISK FACTORS

An investment in the Company’s common stock involves a high degree of risk. In determining whether to purchase the Company’s common stock, an investor should carefully consider all of the material risks described below, together with the other information contained in this prospectus before making a decision to purchase the Company’s securities. An investor should only purchase the Company’s securities if he or she can afford to suffer the loss of his or her entire investment.

Risks Related to Our Financial Condition

We will be required to raise additional funds to finance our operations and remain a going concern; we may not be able to do so when necessary, and/or the terms of any financings may not be advantageous to us.

Our operations to date have consumed substantial amounts of cash and we have sustained negative cash flows from our operations for the last several years. We will require future additional capital infusions including public or private financing, strategic partnerships or other arrangements with organizations that have capabilities and/or products that are complementary to our own capabilities and/or products, in order to execute our strategic vision. However, there can be no assurances that we will complete any financings, strategic alliances or collaborative development agreements, and the terms of such arrangements may not be advantageous to us. Our auditors have indicated in their audit opinion that there is substantial doubt about our ability to continue as a going concern, which will affect our ability to raise capital or borrow money. In addition, any additional equity financing will be dilutive to our current stockholders and debt financing, if available, may involve restrictive covenants. If we raise funds through collaborative or licensing arrangements, we may be required to relinquish, on terms that are not favorable to us, rights to some of our technologies or drug candidates that we would otherwise seek to develop or commercialize. Our failure to raise capital when needed could materially harm our business, financial condition, and results of operations.

We have a history of losses, will incur additional losses, and may never achieve profitability.

Historically, we have been a clinical development company with a limited line of medical services and products in the markets. We offer two types of cellular therapy treatments to our patients and collect payments for these services. In the past, we generated revenue from the sales of the DenerveX product, the business line of which we discontinued in 2019. While we do generate revenue, we are still operating at a loss, and there is no guarantee that we will be able to grow the revenues enough to offset our costs to realize profitability.

To date, we have not been profitable and our accumulated deficit was approximately $47,911,000 and $43,859,000 at September 30, 2021 and December 31, 2020, respectively. Our losses have resulted principally from costs incurred in research and development, the operations of the Lung Health Clinics, and from general and administrative costs associated with our operations and being a public company. In order to commercialize our assets, we will need to conduct substantial additional research, development and clinical trials. We will also need to receive necessary regulatory clearances in the United States and obtain meaningful patent protection for and establish freedom to commercialize each of our product candidates. We must also complete further clinical trials and seek regulatory approvals for any new product candidates we discover, in-license, or acquire. We cannot be sure whether and when we will obtain required regulatory approvals, or successfully research, develop, commercialize, manufacture and market any other product candidates. We expect that these activities, together with future general and administrative activities, will result in significant expenses for the foreseeable future. We may never achieve profitability.

Our research and development and commercialization efforts may depend on entering into agreements with corporate collaborators.

Because we have limited resources, we have sought to enter into collaboration agreements with other companies that will assist us in developing, testing, obtaining governmental approval for and commercializing products. We may be unable to achieve commercialization of any of our product candidates until we obtain a large partner to assist us in such commercialization efforts.

Moving forward, we intend to seek out additional collaborations in order to commercialize our products. We will continue to seek research collaborations, co-development and marketing agreements, and licensing deals for our products in development, however, there is no guarantee that we will be successful in our efforts.

3

Any collaborator with whom we may enter into such collaboration agreements may not support fully our research and commercial interests since our program may compete for time, attention and resources with such collaborator’s internal programs. Therefore, these future collaborators may not commit sufficient resources to our program to move it forward effectively, or that the program will advance as rapidly as it might if we had retained complete control of all research, development, regulatory and commercialization decisions.

Our disclosure controls and procedures and internal control over financial reporting may not be effective in future periods as a result of existing or newly identified material weaknesses in internal controls.

Effective internal controls are necessary for us to provide reasonable assurance with respect to our financial reports and to effectively prevent fraud. If we cannot provide reasonable assurance with respect to our financial reports and effectively prevent fraud, our reputation and operating results could be harmed. Pursuant to the Sarbanes-Oxley Act of 2002, we are required to furnish a report by management on internal control over financial reporting, including management’s assessment of the effectiveness of such control. If we fail to maintain the adequacy of our internal controls, including any failure to implement required new or improved controls, or if we experience difficulties in their implementation, our business and operating results could be adversely impacted, we could fail to meet our reporting obligations, and our business and stock price could be adversely affected.

At September 30, 2021, our Chief Executive Officer and Chief Financial Officer evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and concluded that, subject to the inherent limitations, our disclosure controls and procedures were not effective due to the existence of material weaknesses in our internal control over financial reporting because of inadequate segregation of duties over authorization, review and recording of transactions, as well as the financial reporting of such transactions.

We believe we have taken appropriate and reasonable steps to make the necessary improvements to remediate these deficiencies, however we cannot be certain that our remediation efforts will ensure that our management designs, implements and maintains adequate controls over our financial processes and reporting in the future or that the changes made will be sufficient to address and eliminate the material weaknesses previously identified. The audit committee has requested a plan be prepared with the steps necessary to remedy such deficiencies and is waiting the preparation of such plan. Our inability to remedy any additional deficiencies or material weaknesses that may be identified in the future could, among other things, have a material adverse effect on our business, results of operations and financial condition, as well as impair our ability to meet our quarterly, annual and other reporting requirements under the Exchange Act in a timely manner, and require us to incur additional costs or to divert management resources.

Risks Related to Our Business

We have reorganized our business model to transform us from a medical device manufacturer to an investigational drug research and development biotechnology company. There is no guarantee that this business transformation will be successful.

During the last two years, the Company has evolved into two separate divisions with its entrance into the biologics development space (“Biologics Division”). This new division is complementary to the Company’s current Lung Health Institute (LHI) autologous infusion therapy business (“Infusion Division”) and is focused on underserved disease states. During the year ended 2021, the company completed a review of the R&D status regarding the exclusive product supply and services agreements with Rion, LLC (“Rion”) to develop and distribute (post U.S. Food & Drug Administration, the “FDA”, approval) a biologic combining its PRP-PBMC (“PRP”) technology with Rion’s exosomes (“EV”) technology for the treatment of chronic obstructive pulmonary disease (“COPD”). The Company has decided to progress alternate technologies and has determined a single entity biologic from an alternative commercial source will be a more viable solution. To that end the company is progressing alternate biologics and therapeutic devices to meet the needs of the business. There are a number of risks associated with a biologics development business model, and there is no guarantee that the new model will deliver the expected revenues and profits going forward as expected or at all.

4

We may not be able to unlock the intrinsic value of our historical development pipeline, because we may encounter difficulties in financing and operating our commercial development programs successfully.

As we advance our product candidates through clinical trials, we will need to expand our development, regulatory, manufacturing, marketing and sales capabilities, and may need to further contract with third parties to provide these capabilities. As our operations expand, we likely will need to manage additional relationships with such third parties, as well as additional collaborators, distributors, marketers, and suppliers.

Maintaining third party relationships for these purposes will impose significant added responsibilities on members of our management and other personnel. We must be able to: manage our development efforts effectively; recruit and train sales and marketing personnel; manage our participation in the clinical trials in which our product candidates are involved effectively; and improve our managerial, development, operational and finance systems, all of which may impose a strain on our administrative and operational infrastructure.

If we enter into arrangements with third parties to perform sales, marketing, or distribution services, any product revenues that we receive, or the profitability of these product revenues to us, are likely to be lower than if we were to market and sell any products that we develop without the involvement of these third parties. In addition, we may not be successful in entering into arrangements with third parties to sell and market our products or in doing so on terms that are favorable to us. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we do not establish sales and marketing capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our products.

Regulatory actions may affect our ability to operate.

Our Biologics Division operates in a field that is highly regulated by the U.S. Food and Drug Administration (the “FDA”). During the clearance and approval FDA process, the Company will be subject to extensive regulations by the FDA under the Federal Food, Drug, and Cosmetic Act and/or the Public Health Service Act, as well as by other regulatory bodies. Adverse decisions by the FDA or other applicable regulatory bodies could materially and adversely affect our ability to continue and grow the development of future products. Failure to comply with the applicable FDA regulations could result in, among other things, warning letters, civil penalties, delays in approving or refusal to approve a product, product recall, product seizure, interruption of production, operating restrictions, suspension or withdrawal of product approval, injunctions, or criminal prosecution.

We have no history in obtaining regulatory approval for, or commercializing, any new therapy candidate.

With limited operating history, we have never obtained regulatory approval for, or commercialized, any new therapy candidate. It is possible that the FDA may refuse to accept our biologics or therapeutic device applications for substantive review or may conclude after review of our data that our application is insufficient to obtain regulatory approval of the new therapy candidate. If the FDA does not accept or approve our biologics or therapeutic device clinical trials, it may require that we conduct additional preclinical or manufacturing validation studies, which may be costly. Depending on the FDA required studies, approval of any application that we submit may be significantly delayed, possibly for several years, or may require us to expend more resources than we have. Any delay in obtaining, or inability to obtain, regulatory approvals of any of our therapy candidate will prevent us from sublicensing or commercializing such product. It is also possible that additional studies, if performed and completed, may not be considered sufficient by the FDA. If any of these outcomes occurs, we may be forced to abandon our planned clinical trial for such therapy candidate, which will materially adversely affect our business and could potentially cause us to cease operations. We face similar regulatory risks in a foreign jurisdiction.

If the statutes and regulations in our industry change, our business could be adversely affected.

The U.S. healthcare industry has undergone significant changes designed to improve patient safety, improve clinical outcomes, and increase access to medical care. These changes include enactments and repeals of various healthcare related laws and regulation. Our operations and economic viability may be adversely affected by the changes in such regulations, including: (i) federal and state fraud and abuse laws; (ii) federal and state anti-kickback statutes; (iii) federal and state false claims laws; (iv) federal and state self-referral laws; (v) state restrictions on fee splitting; (vi) laws regarding the privacy and confidentiality of patient information; and (vii) other laws and government regulations.

If there are changes in laws, regulations, or administrative or judicial interpretations, we may have to change our business practices, or our existing business practices could be challenged as unlawful, which could have a material adverse effect on our business, financial condition, and results of operations.

5

We may encounter difficulties in managing our growth, and the nature of our business and rapid changes in the healthcare industry makes it difficult to reliably predict future growth and operating results.

We may not be able to successfully grow and expand. Successful implementation of our business plan will require management of growth, including potentially rapid and substantial growth, which could result in an increase in the level of responsibility for management personnel and strain on our human and capital resources. To manage growth effectively, we will be required, among other things, to continue to implement and improve our operating and financial systems, procedures and controls and to expand, train and manage our employee base. If we are unable to implement and scale improvements to our existing systems and controls in an efficient and timely manner or if we encounter deficiencies, we will not be able to successfully execute our business plans.

Failure to attract and retain sufficient numbers of qualified personnel could also impede our growth.

If we are unable to manage our growth effectively, it will have a material adverse effect on our business, results of operations and financial condition. The evolving nature of our business and rapid changes in the healthcare industry make it difficult to anticipate the nature and amount of medical reimbursements, third-party private payments, and participation in certain government programs and thus to reliably predict our future growth and operating results. Our growth strategy may incur significant costs, which could adversely affect our financial condition. Our growth by strategic transactions strategy involves significant costs, including financial advisory, legal and accounting fees, and may include additional costs for items such as fairness opinions and severance payments. These costs could put a strain on our cash flows, which in turn could adversely affect our overall financial condition.

Our majority stockholders may take actions that conflict with our public stockholders’ best interests.

On September 11, 2020, with the closing of the Rights Offering, FWHC, LLC, FWHC Bridge, LLC, and FWHC Bridge Friends, LLC (collectively known as “FWHC”) gained control of the Company by subsequently owning approximately 61% of the fully diluted shares of the Company.

The members of the FWHC Group may own or operate companies that may conflict with those of the Company. We cannot assure you that our large stockholders will not take any actions that impair our ability to conduct our business competitively or conflict with the best interests of our other stockholders.

We are regulated by federal Anti-Kickback Statutes.

The Federal Anti-Kickback Statute is a provision of the Social Security Act of 1972 that prohibits as a felony offense the knowing and willful offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, (1) the referral of a patient for items or services for which payment may be made in whole or part under Medicare, Medicaid, or other federal healthcare programs, (2) the furnishing or arranging for the furnishing of items or services reimbursable under Medicare, Medicaid, or other federal healthcare programs or (3) the purchase, lease, or order or arranging or recommending the purchasing, leasing or ordering of any item or service reimbursable under Medicare, Medicaid or other federal healthcare programs. The Patient Protection and Affordable Care Act (“ACA”) amended section 1128B of the Social Security Act to make it clear that a person need not have actual knowledge of the statute, or specific intent to violate the statute, as a predicate for a violation. The OIG, which has the authority to impose administrative sanctions for violation of the statute, has adopted as its standard for review a judicial interpretation which concludes that the statute prohibits any arrangement where even one purpose of the remuneration is to induce or reward referrals. A violation of the Anti-Kickback Statute is a felony punishable by imprisonment, criminal fines of up to $25,000, civil fines of up to $50,000 per violation, and three times the amount of the unlawful remuneration. A violation also can result in exclusion from Medicare, Medicaid or other federal healthcare programs. In addition, pursuant to the changes of the ACA, a claim that includes items or services resulting from a violation of the Anti-Kickback Statute is a false claim for purposes of the False Claims Act.

We cannot assure that the applicable regulatory authorities will not determine that some of our arrangements with physicians violate the federal Anti-Kickback Statute or other applicable laws. An adverse determination could subject us to different liabilities, including criminal penalties, civil monetary penalties and exclusion from participation in Medicare, Medicaid or other health care programs, any of which could have a material adverse effect on our business, financial condition or results of operations.

6

We are regulated by the Federal Stark Law.

The federal Stark Law, 42 U.S.C. 1395nn, also known as the physician self-referral law, generally prohibits a physician from referring Medicare and Medicaid patients to an entity (including hospitals) providing ‘designated health services,’ if the physician or a member of the physician’s immediate family has a ‘financial relationship’ with the entity, unless a specific exception applies. Designated health services include, among other services, inpatient hospital services, outpatient prescription drug services, clinical laboratory services, certain imaging services (e.g., MRI, CT, ultrasound), and other services that our affiliated physicians may order for their patients. The prohibition applies regardless of the reasons for the financial relationship and the referral; and therefore, unlike the Federal Anti-Kickback Statute, intent to violate the law is not required. Like the Anti-Kickback Statute, the Stark Law contains statutory and regulatory exceptions intended to protect certain types of transactions and arrangements. Unlike safe harbors under the Anti-Kickback Statute with which compliance is voluntary, an arrangement must comply with every requirement of a Stark Law exception or the arrangement is in violation of the Stark Law.

Because the Stark Law and implementing regulations continue to evolve and are detailed and complex, while we attempt to structure its relationships to meet an exception to the Stark Law, there can be no assurance that the arrangements entered into by us with affiliated physicians and facilities will be found to be in compliance with the Stark Law, as it ultimately may be implemented or interpreted. The penalties for violating the Stark Law can include the denial of payment for services ordered in violation of the statute, mandatory refunds of any sums paid for such services, and civil penalties of up to $15,000 for each violation, double damages, and possible exclusion from future participation in the governmental healthcare programs. A person who engages in a scheme to circumvent the Stark Law’s prohibitions may be fined up to $100,000 for each applicable arrangement or scheme.

Some states have enacted statutes and regulations against self-referral arrangements similar to the federal Stark Law, but which may be applicable to the referral of patients regardless of their payer source and which may apply to different types of services. These state laws may contain statutory and regulatory exceptions that are different from those of the federal law and that may vary from state to state. An adverse determination under these state laws and/or the federal Stark Law could subject us to different liabilities, including criminal penalties, civil monetary penalties and exclusion from participation in Medicare, Medicaid or other health care programs, any of which could have a material adverse effect on our business, financial condition or results of operations.

We must comply with Health Information Privacy and Security Standards.

The privacy regulations Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended, contain detailed requirements concerning the use and disclosure of individually identifiable patient health information (“PHI”) by various healthcare providers, such as medical groups. HIPAA covered entities must implement certain administrative, physical, and technical security standards to protect the integrity, confidentiality and availability of certain electronic health information received, maintained, or transmitted. HIPAA also implemented standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including billing and claim collection activities. Violations of the HIPAA privacy and security rules may result in civil and criminal penalties, including a tiered system of civil money penalties that range from $100 to $50,000 per violation, with a cap of $1.5 million per year for identical violations. A HIPAA covered entity must also promptly notify affected individuals where a breach affects more than 500 individuals and report breaches affecting fewer than 500 individuals annually. State attorneys general may bring civil actions on behalf of state residents for violations of the HIPAA privacy and security rules, obtain damages on behalf of state residents, and enjoin further violations.

Many states also have laws that protect the privacy and security of confidential, personal information, which may be similar to or even more stringent than HIPAA. Some of these state laws may impose fines and penalties on violators and may afford private rights of action to individuals who believe their personal information has been misused. We expect increased federal and state privacy and security enforcement efforts.

7

A cyber security incident could cause a violation of HIPAA, breach of customer and patient privacy, or other negative impacts.

We rely extensively on our information technology (or IT) systems to manage scheduling and financial data, communicate with customers and their patients, vendors, and other third parties, and summarize and analyze operating results. In addition, we have made significant investments in technology, including the engagement of a third-party IT provider. A cyber-attack that bypasses our IT security systems could cause an IT security breach, a loss of protected health information, or other data subject to privacy laws, a loss of proprietary business information, or a material disruption of our IT business systems. This in turn could have a material adverse impact on our business and result of operations. In addition, our future results of operations, as well as our reputation, could be adversely impacted by theft, destruction, loss, or misappropriation of public health information, other confidential data, or proprietary business information.

Computer malware, viruses, and hacking and phishing attacks by third parties have become more prevalent in our industry, have occurred on our systems in the past, and may occur on our systems in the future. Because techniques used to obtain unauthorized access to or sabotage systems change frequently and generally are not recognized until successfully launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. As cyber-security threats develop and grow, it may be necessary to make significant further investments to protect data and infrastructure. If an actual or perceived breach of our security occurs, (i) we could suffer severe reputational damage adversely affecting customer or investor confidence, (ii) the market perception of the effectiveness of our security measures could be harmed, (iii) we could lose potential sales and existing customers, our ability to deliver our services or operate our business may be impaired, (iv) we may be subject to litigation or regulatory investigations or orders, and (v) we may incur significant liabilities. Our insurance coverage may not be adequate to cover the potentially significant losses that may result from security breaches. We are currently reviewing our needs for cybersecurity policy as we continue our research and development on L-CYTE-01 and medical services for COPD patients.

We must comply with Environmental and Occupational Safety and Health Administration Regulations.

We are subject to federal, state and local regulations governing the storage, use and disposal of waste materials and products. Although we believe that our safety procedures for storing, handling and disposing of these materials and products comply with the standards prescribed by law and regulation, we cannot eliminate the risk of accidental contamination or injury from those hazardous materials. In the event of an accident, we could be held liable for any damages that result and any liability could exceed the limits or fall outside the coverage of our insurance coverage, which we may not be able to maintain on acceptable terms, or at all. We could incur significant costs and attention of our management could be diverted to comply with current or future environmental laws and regulations. Federal regulations promulgated by the Occupational Safety and Health Administration impose additional requirements on us, including those protecting employees from exposure to elements such as blood-borne pathogens. We cannot predict the frequency of compliance, monitoring, or enforcement actions to which we may be subject as those regulations are being implemented, which could adversely affect our operations.

Risks associated with the variable interest entity (the “VIE”) structure.

The consolidated results for H-CYTE include the following wholly-owned subsidiaries: H-CYTE Management, LLC, Medovex Corp, Cognitive Health Institute, LLC, and Lung Institute Tampa, LLC and the results include Lung Institute Dallas, PLLC (“LI Dallas”), Lung Institute Nashville, PLLC (“LI Nashville”), Lung Institute Pittsburgh, PLLC (“LI Pittsburgh”), and Lung Institute Scottsdale, LLC (“LI Scottsdale”), as Variable Interest Entities (“VIEs”). Additionally, H-CYTE Management, LLC is the operator and manager of the various Lung Health Institute (LHI) clinics: LI Dallas, LI Nashville, LI Pittsburgh, and LI Scottsdale.

We believe that the VIE contractual arrangements with VIEs and their respective shareholders are in compliance with the U.S. federal and state laws and regulations and are legally enforceable. However, uncertainties in the legal system could limit our ability to enforce the VIE contractual arrangements. If the legal structure and contractual arrangements were found to be in violation of the federal or state laws and regulations, the related regulatory agencies could:

●	revoke the business and operating licenses of any or all of the VIEs;

●	discontinue or restrict the operations of any related-party transactions between any of the VIEs and H-CYTE or its affiliates;

●	impose fines or other requirements which may adversely affect the operations of the VIEs; or

●	require the Company and any or all of its VIEs to restructure the relevant ownership structure or operations.

8

Our ability to conduct our business through the VIE structure may be negatively affected if the federal or state government were to carry out of any of the aforementioned actions. In such event, H-CYTE may not be able to consolidate any or all of the VIEs in its consolidated financial statements as it may lose the ability to exert effective control over any or all of the VIEs and their respective shareholders and it may lose the ability to receive economic benefits from its VIE structure.

We must comply with a range of other Federal and State Healthcare Laws.

We are also subject to other federal and state healthcare laws that could have a material adverse effect on our business, financial condition or results of operations. The Health Care Fraud Statute prohibits any person from knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, which can be either a government or private payer plan. Violation of this statute, even in the absence of actual knowledge of or specific intent to violate the statute, may be charged as a felony offense and may result in fines, imprisonment, or both. The Health Care False Statement Statute prohibits, in any matter involving a federal health care program, anyone from knowingly and willfully falsifying, concealing or covering up, by any trick, scheme or device, a material fact, or making any materially false, fictitious or fraudulent statement or representation, or making or using any materially false writing or document knowing that it contains a materially false or fraudulent statement. A violation of this statute may be charged as a felony offense and may result in fines, imprisonment or both. Under the Civil Monetary Penalties Law of the Social Security Act, a person (including an organization) is prohibited from knowingly presenting or causing to be presented to any United States officer, employee, agent, or department, or any state agency, a claim for payment for medical or other items or services where the person knows or should know (a) the items or services were not provided as described in the coding of the claim, (b) the claim is a false or fraudulent claim, (c) the claim is for a service furnished by an unlicensed physician, (d) the claim is for medical or other items or service furnished by a person or an entity that is in a period of exclusion from the program, or (e) the items or services are medically unnecessary items or services. Violations of the law may result in penalties of up to $10,000 per claim, treble damages, and exclusion from federal healthcare programs.

In addition, the office of inspector general (“OIG”) may impose civil monetary penalties against any physician who knowingly accepts payment from a hospital (as well as against the hospital making the payment) as an inducement to reduce or limit medically necessary services provided to Medicare or Medicaid program beneficiaries. Further, except as permitted under the Civil Monetary Penalties Law, a person who offers or transfers to a Medicare or Medicaid beneficiary any remuneration that the person knows or should know is likely to influence the beneficiary’s selection of a particular provider of Medicare or Medicaid payable items or services may be liable for civil money penalties of up to $10,000 for each wrongful act.

In addition to the state laws previously described, we may also be subject to other state fraud and abuse statutes and regulations if we expand our operations nationally. Many states have adopted a form of anti-kickback law, self-referral prohibition, and false claims and insurance fraud prohibition. The scope of these laws and the interpretations of them vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. Generally, state laws reach to all healthcare services and not just those covered under a governmental healthcare program. A determination of liability under any of these laws could result in fines and penalties and restrictions on our ability to operate in these states. We cannot assure that our arrangements or business practices will not be subject to government scrutiny or be found to violate applicable fraud and abuse laws.

Changes in healthcare laws could create an uncertain environment and materially impact us.

We cannot predict the effect that the ACA (also known as Obamacare) and its implementation, amendment, or repeal and replacement, may have on our business, results of operations or financial condition. Any changes in healthcare laws or regulations that reduce, curtail or eliminate payments, government-subsidized programs, government-sponsored programs, and/or the expansion of Medicare or Medicaid, among other actions, could have a material adverse effect on our business, results of operations and financial condition. For example, the ACA dramatically changed how healthcare services are covered, delivered, and reimbursed. The ACA requires insurers to accept all applicants, regardless of pre-existing conditions, cover an extensive list of conditions and treatments, and charge the same rates, regardless of pre-existing condition or gender.

9

The ACA and the Health Care and Education Reconciliation Act of 2010 (collectively, the “Health Care Reform Acts”) also mandated changes specific to home health and hospice benefits under Medicare. In 2012, the U.S. Supreme Court upheld the constitutionality of the ACA, including the “individual mandate” provisions of the ACA that generally require all individuals to obtain healthcare insurance or pay a penalty. However, the U.S. Supreme Court also held that the provision of the ACA that authorized the Secretary of the U.S. Department of Health and Human Services to penalize states that choose not to participate in the expansion of the Medicaid program by removing all of its existing Medicaid funding was unconstitutional. In response to the ruling, a number of state governors opposed its state’s participation in the expanded Medicaid program, which resulted in the ACA not providing coverage to some low-income persons in those states. In addition, several bills have been, and are continuing to be, introduced in U.S. Congress to amend all or significant provisions of the ACA, or repeal and replace the ACA with another law. In December 2017, the individual mandate was repealed via the Tax Cuts and Jobs Act of 2017. Afterwards, legal and political challenges as to the constitutionality of the remaining provisions of the ACA resumed.

Our operations are subject to the nation’s healthcare laws, as amended, repealed, or replaced from time to time.

The net effect of the ACA on our business is subject to numerous variables, including the law’s complexity, lack of complete implementing regulations and interpretive guidance, gradual and potentially delayed implementation or possible amendment, as well as the uncertainty as to the extent to which states will choose to participate in the expanded Medicaid program. The continued implementation of provisions of the ACA, the adoption of new regulations thereunder and ongoing challenges thereto, also added uncertainty about the current state of U.S. healthcare laws and could negatively impact our business, results of operations and financial condition. Healthcare providers could be subject to federal and state investigations and payer audits.

Due to our and our affiliates’ participation in government and private healthcare programs, we are from time to time involved in inquiries, reviews, audits, and investigations by governmental agencies and private payers of our business practices, including assessments of our compliance with coding, billing and documentation requirements. Federal and state government agencies have active civil and criminal enforcement efforts against healthcare companies, and their executives and managers. The Deficit Reduction Act, which provides a financial incentive to states to enact their own false claims acts, and similar laws encourage investigations against healthcare companies by different agencies. These investigations could also be initiated by private whistleblowers.

Responding to audit and investigative activities are costly and disruptive to our business operations, even when the allegations are without merit. If we are subject to an audit or investigation, a finding could be made that we or our affiliates erroneously billed or were incorrectly reimbursed, and we may be required to repay such agencies or payer, may be subjected to pre-payment reviews, which can be time-consuming and result in non-payment or delayed payments for the services we or our affiliates provide, and may be subject to financial sanctions or required to modify our operations.

Product pricing may be subject to regulatory control.

The pricing and profitability of the products we sell may be subject to control by third-party payer. As of the date of this prospectus, we do not receive reimbursements from insurance companies for our therapeutic products but we may in the future. In that case, the continuing efforts of governmental and other third-party payer to contain or reduce the cost of healthcare through various means may adversely affect our ability to successfully commercialize our products. We anticipate that there will continue to be federal and state proposals to implement similar governmental control, although it is unclear which proposals will ultimately become law, if any. Direct or indirect changes in prices, including any mandated pricing, could impact our revenues, profitability, and financial performance in the future if and when we receive reimbursements from third party payer.

10

Our revenues may depend on our customers’ receipt of adequate reimbursement from private insurers and government sponsored healthcare programs.

Political, economic, and regulatory influences continue to change the healthcare industry in the United States. If and when we start receiving reimbursements from third parties, the ability of hospitals to pay fees for our products will partially depend on the extent to which reimbursement for the costs of such materials and related treatments will continue to be available from private health coverage insurers and other similar organizations. We may have difficulty gaining market acceptance for the products we sell if third-party payer do not provide adequate coverage and reimbursement to hospitals.

Major third-party payer of hospitals, such as private healthcare insurers, periodically revise their payment methodologies based, in part, upon changes in government sponsored healthcare programs. We cannot predict these periodic revisions with certainty, and such revisions may result in stricter standards for reimbursement of hospital charges for certain specified products, potentially adversely impacting our business, results of operations, and financial conditions when we start receiving reimbursement from third party payer.

When we start receiving reimbursement from third party payer, the sales of our therapies will depend in part on the availability of reimbursement by third-party payer, such as government health administration authorities, private health insurers and other organizations. Third-party payer often challenge the price and cost-effectiveness of medical treatments and services. Governmental approval of health care products does not guarantee that these third-party payers will pay for the products. Even if third-party payers do accept our therapeutic treatments, the amounts they pay may not be adequate to enable us to realize a profit. Legislation and regulations affecting the pricing of therapies may change before our products and services are approved for marketing, and any such changes could further limit reimbursement, if any.

Future regulatory action remains uncertain.

We operate in a highly regulated and evolving environment with rigorous regulatory enforcement. Any legal or regulatory action could be time-consuming and costly. If we or the manufacturers or distributors that supply our products fail to comply with all applicable laws, standards, and regulations, action by the FDA or other regulatory agencies could result in significant restrictions, including restrictions on the marketing or use of the products we sell or the withdrawal of the products we sell from the market. Any such restrictions or withdrawals could materially affect our reputation, business and operations.

Our product candidates will remain subject to ongoing regulatory review even after they receive marketing approval, and if we fail to comply with continuing regulations, we could lose these approvals and the sale of any of our approved commercial products could be suspended.

Even as we receive regulatory approval to market a particular product candidate, such as L-CYTE-01 therapy, the manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion, and record keeping related to the product will remain subject to extensive regulatory requirements. If we fail to comply with the regulatory requirements of the FDA and other applicable domestic and foreign regulatory authorities or discover any previously unknown problems with any approved product, manufacturer, or manufacturing process, we could be subject to administrative or judicially imposed sanctions, including:

●	restrictions on the products, manufacturers, or manufacturing processes;

●	warning letters;

●	civil or criminal penalties;

●	fines;

●	injunctions;

●	product seizures or detentions;

●	pressure to initiate voluntary product recalls;

●	suspension or withdrawal of regulatory approvals; and

●	refusal to approve pending applications for marketing approval of new products or supplements to approved applications.

11

If physicians and patients do not accept our current and future products or if the market for indications for which any product candidate is approved is smaller than expected, we may be unable to generate significant revenue, if any.

Even when any of our product candidates obtain regulatory approval, they may not gain market acceptance among physicians, patients, and third-party payers. Physicians may decide not to recommend our treatments for a variety of reasons including:

●	timing of market introduction of competitive products;

●	demonstration of clinical safety and efficacy compared to other products;

●	cost-effectiveness;

●	limited or no coverage by third-party payers;

●	convenience and ease of administration;

●	prevalence and severity of adverse side effects;

●	restrictions in the label of the drug;

●	other potential advantages of alternative treatment methods; and

●	ineffective marketing and distribution support of its products.

If any of our product candidates are approved, but fail to achieve market acceptance or such market is smaller than anticipated, we may not be able to generate significant revenue and our business would suffer.

Intellectual property litigation and infringement claims could cause us to incur significant expenses or prevent us from selling certain of our products.

The medical device and pharmaceutical industries are characterized by extensive intellectual property litigation and, from time to time, we may become the subject of claims of infringement or misappropriation. Regardless of outcome, such claims are expensive to defend and divert management and operating personnel from other business issues. A successful claim or claims of patent or other intellectual property infringement against us could result in payment of significant monetary damages and/or royalty payments or negatively impact our ability to sell current or future products in the affected category.

We depend extensively on our patents and proprietary technology and the patents and proprietary technology we license from others, and we must protect those assets in order to preserve our business.

Although we expect to seek patent protection for any compounds, devices, biologics, systems, and processes we discover and/or for any specific use we discover for new or previously known compounds, devices, biologics, systems, or processes, any or all of which may not be subject to effective patent protection. In addition, our issued patents may be declared invalid or our competitors may find ways to avoid the claims in the patents.

Our success will depend, in part, on our ability to obtain patents, protect our trade secrets and proprietary knowledge and operate without infringing on the proprietary rights of others. We are the exclusive licensee, sole assignee or co-assignee of numerous granted United States patents, pending United States patent applications and international patents. The patent position of pharmaceutical and biotechnology firms like us are generally highly uncertain and involves complex legal and factual questions, resulting in both an apparent inconsistency regarding the breadth of claims allowed in United States patents and general uncertainty as to their legal interpretation and enforceability. Accordingly, patent applications assigned or exclusively licensed to us may not result in patents being issued, any issued patents assigned or exclusively licensed to us may not provide us with competitive protection or may be challenged by others, and the current or future granted patents of others may have an adverse effect on our ability to do business and achieve profitability.

12

Moreover, because some of the basic research relating to one or more of our patent applications and/or patents were performed at various universities and/or funded by grants, one or more universities, employees of such universities and/or grantors could assert that they have certain rights in such research and any resulting products. Further, others may independently develop similar products, may duplicate our products, or may design around our patent rights. In addition, as a result of the assertion of rights by a third-party or otherwise, we may be required to obtain licenses to patents or other proprietary rights of others in or outside of the United States. Any licenses required under any such patents or proprietary rights may not be made available on terms acceptable to us, if at all. If we do not obtain such licenses, we could encounter delays in product market introductions during our attempts to design around such patents or could find that the development, manufacture or sale of products requiring such licenses is foreclosed. In addition, we could incur substantial costs in defending suits brought against us or in connection with patents to which we hold licenses or in bringing suit to protect our own patents against infringement.

We depend on license agreements with third-parties for certain intellectual property rights relating to our products and product candidates. In general, our license agreements require us to make payments and satisfy performance obligations in order to keep these agreements in effect and retain our rights under them. These payment obligations can include upfront fees, maintenance fees, milestones, royalties, patent prosecution expenses, and other fees. These performance obligations typically include diligence obligations. If we fail to pay, be diligent or otherwise perform as required under our license agreements, we could lose the rights under the patents and other intellectual property rights covered by these agreements. If disputes arise under any of our in-licenses, we could lose our rights under these agreements. Any such dispute may not be resolvable on favorable terms, or at all. Whether or not any disputes of this kind are favorably resolved, our management’s time and attention and our other resources could be consumed by the need to attend to these disputes and our business could be harmed by the emergence of such a dispute.

If we lose our rights under these agreements, we might not be able to develop any related product candidates further, or following regulatory approval, if any, we might be prohibited from marketing or commercializing these product candidates. In particular, patents previously licensed to us might, after termination of an agreement, be used to stop us from conducting these activities.

Due to legal and factual uncertainties regarding the scope and protection afforded by patents and other proprietary rights, we may not have meaningful protection from competition.

Our long-term success will substantially depend upon our ability to protect our proprietary technologies from infringement, misappropriation, discovery and duplication, and avoid infringing the proprietary rights of others. Our patent rights and the patent rights of biotechnology and pharmaceutical companies in general, are highly uncertain and include complex legal and factual issues. Because of this, our pending patent applications may not be granted. These uncertainties also mean that any patents that we own or will obtain in the future could be subject to challenge, and even if not challenged, may not provide us with meaningful protection from competition. Due to our financial uncertainties, we may not possess the financial resources necessary to enforce our patents. Patents already issued to us or our pending applications may become subject to dispute, and any dispute could be resolved against us. Because a substantial number of patents have been issued in the field of cellular therapy and because patent positions can be highly uncertain and frequently involve complex legal and factual questions, the breadth of claims obtained in any application or the enforceability of our patents cannot be predicted. Consequently, we do not know whether any of our pending or future patent applications will result in the issuance of patents or, to the extent patents have been issued or will be issued, whether these patents will be subject to further proceedings limiting their scope, will provide significant proprietary protection or competitive advantage, or will be circumvented or invalidated. Several of our currently issued patents have expired or will expire in the next twelve months.

13

Also, because of these legal and factual uncertainties, and because pending patent applications are held in secrecy for varying periods in the United States and other countries, even after reasonable investigation, we may not know with certainty whether any products that we (or a licensee) may develop will infringe upon any patent or other intellectual property right of a third party. For example, we are aware of certain patents owned by third parties that such parties could attempt to use in the future in efforts to affect our freedom to practice some of the patents that we own or have applied for. Based upon the science and scope of these third-party patents, we believe that the patents that we own or have applied for do not infringe any such third-party patents; however, we cannot know for certain whether we could successfully defend our position, if challenged. We may incur substantial costs if we are required to defend our intellectual property in patent suits brought by third parties. These legal actions could seek damages and seek to enjoin testing, manufacturing and marketing of the accused product or process. In addition to potential liability for significant damages, we could be required to obtain a license to continue to manufacture or market the accused product or process.

We may not be able to compete with treatments now being marketed and developed, or which may be developed and marketed in the future by other companies.

Our products will compete with existing and new therapies and treatments for COPD. We are aware of a number of companies currently seeking to develop alternative therapies or treatment for COPD and other related chronic lung diseases at least in part. Numerous pharmaceutical, biotechnology and drug delivery companies, hospitals, research organizations, individual scientists, and nonprofit organizations are engaged in the development of alternatives to our technologies. Some of these companies have greater research and development capabilities, experience, manufacturing, marketing, financial, and managerial resources than we do. Collaborations or mergers between large pharmaceutical or biotechnology companies with competing treatment technologies could enhance our competitors’ financial, marketing, and other resources. Developments by other drug companies could make our products or technologies uncompetitive or obsolete. Accordingly, our competitors may succeed in developing competing technologies, obtaining FDA approval for products or gaining market acceptance more rapidly than we can.

Due in part to our limited financial resources, we may fail to select or capitalize on the most scientifically, clinically or commercially promising or profitable indications or therapeutic areas for our product candidates or those that are in-licensed, and/or we may be unable to pursue the clinical trials that we would like to pursue.

We have limited technical, managerial, and financial resources to determine the indications on which we should focus the development efforts related to our product candidates. Due to our limited available financial resources, we may have curtailed clinical development programs and activities that might otherwise have led to more rapid progress of our product candidates through the regulatory and development processes.

We may make incorrect determinations with regard to the indications and clinical trials on which to focus the available resources that we do have. Furthermore, we cannot assure you that we will be able to retain adequate staffing levels to run our operations and/or to accomplish all of the objectives that we otherwise would seek to accomplish. Our decisions to allocate our research, management, and financial resources toward particular indications or therapeutic areas for our product candidates may not lead to the development of viable commercial products and may divert resources from better opportunities. Similarly, our decisions to delay or terminate drug development programs may also cause us to miss valuable opportunities.

If the third parties on which we rely for the conduct of our clinical trials and results do not perform our clinical trial activities in accordance with good clinical practices and related regulatory requirements, we may be unable to obtain regulatory approval for or commercialize our product candidates.

We use independent clinical investigators and other third-party service providers to conduct and/or oversee the clinical trials of our product candidates, and expect to continue to do so for the foreseeable future.

The FDA requires us and our clinical investigators to comply with regulations and standards, commonly referred to as good clinical practices, for conducting, recording, and reporting the results of clinical trials to assure that data and reported results are credible and accurate, and that the trial participants are adequately protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. Third parties may not complete activities on schedule or may not conduct our clinical trials in accordance with regulatory requirements or the respective trial plans and protocols. The failure of these third parties to carry out their obligations could delay or prevent the development, approval, and commercialization of our product candidates or result in enforcement action against us.

14

Risks Related to Manufacturing & Distribution

We have limited manufacturing capacity and have relied on, and expect to continue to rely on, third-party contract manufacturers to produce our products and clinical development candidates.

We do not own or operate manufacturing facilities for the production of clinical or commercial quantities of our products and candidates, and we currently lack the resources and the capabilities to build our own manufacturing facilities. As a result, we currently rely, and expect to rely for the foreseeable future, on third-party contract manufacturers to supply our products and clinical trial supplies. Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured our product candidates or products ourselves, including:

●	reliance on third-parties for manufacturing process development, regulatory compliance and quality assurance;

●	limitations on supply availability resulting from capacity and scheduling constraints of third-parties;

●	the possible breach of manufacturing agreements by third-parties because of factors beyond our control; and

●	the possible termination or non-renewal of the manufacturing agreements by the third-party, at a time that is costly or inconvenient to us.

If we do not maintain our key manufacturing relationships, we may fail to find replacement manufacturers or develop our own manufacturing capabilities, which could delay or impair our ability to obtain regulatory approval for our products and substantially increases our costs or deplete profit margins, if any. If we do find replacement manufacturers, we may not be able to enter into agreements with them on terms and conditions favorable to us, and there could be a substantial delay before new facilities could be qualified and registered with the FDA and other foreign regulatory authorities.

The FDA and other foreign regulatory authorities require manufacturers to register manufacturing facilities. The FDA and corresponding foreign regulators also inspect these facilities to confirm compliance with current FDA Good Manufacturing Procedures (“cGMP”). Contract manufacturers may face manufacturing or quality control problems, leading to drug substance production and shipment delays or a situation where the contractor may not be able to maintain compliance with the applicable cGMP requirements. Any failure to comply with cGMP requirements or other FDA, EMA, and comparable foreign regulatory requirements could adversely affect our clinical research activities and our ability to develop our product candidates and market our products following approval.

Our current and anticipated future dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins and our ability to develop our product candidates and commercialize any products that receive regulatory approval on a timely basis.

Interruption of manufacturing operations could adversely affect our business.

Our suppliers have manufacturing facilities for certain product lines that may be concentrated in one (1) or more plants. Damage to these facilities or issues in our manufacturing arising from a failure to follow specific internal protocols and procedures, compliance concerns relating to quality systems regulations, equipment breakdown or malfunction, among other factors, could adversely affect the availability of our products. In the event of an interruption in manufacturing of certain products, we may be unable to quickly shift to alternate means of production to meet customer demand. In the event of a significant interruption, we may experience lengthy delays in resuming production of affected products due to the need for regulatory approvals. We may experience loss of market share, additional expense, or harm to our reputation.

Additionally, we contract with a limited number of suppliers for the raw materials that we use to produce certain products. While we have not experienced a shortage of raw materials in the past and believe that it is unlikely that there will be one in the future, if there were a shortage of raw materials, it could either increase the cost of production or prevent us from being able to produce some of our products, which could adversely affect future results of our operations and financial condition.

15

We may be adversely affected by product liability claims, unfavorable court decisions or legal settlements.

We are exposed to potential product liability risks inherent in the design, manufacturing, and marketing of pharmaceuticals and medical devices, many of which are administered to or implanted in the human body for long periods of time or indefinitely. These matters are subject to many uncertainties and outcomes are not predictable. In addition, we may incur significant legal expenses regardless of whether we are found to be liable.

While we maintain product liability insurance, there can be no assurance that such coverage is sufficient to cover all product liabilities that we may incur. We are not currently subject to any product liability proceedings, and we have no reserves for product liability disbursements. However, we may incur material liabilities relating to product liability claims in the future, including product liability claims arising out of the usage and delivery of our products. Should we incur product-related liabilities exceeding our insurance coverage, we would be required to use available cash or raise additional cash to cover such liabilities.

Because we may not be able to obtain or maintain the necessary regulatory approvals for our products, we may not generate revenues in the amounts we expect, or in the amounts necessary to continue our business. Our existing products as well as our manufacturing facility must meet quality standards and are subject to inspection by a number of domestic regulatory and other governmental and non-governmental agencies.

Our biologics and therapeutic devices will be subject to regulation in the U.S. by the FDA and/or other domestic and international governmental, public health agencies, regulatory bodies or non-governmental organizations. In particular, we are subject to strict governmental controls on the development, manufacturing, labeling, distribution, and marketing of our products. The process of obtaining required approvals or clearances varies according to the nature of, and uses for, a specific product. These processes can involve lengthy and detailed laboratory testing, human or animal clinical trials, sampling activities, and other costly, time-consuming procedures. The submission of an application to a regulatory authority does not guarantee that the authority will grant an approval or clearance for that product. Each authority may impose its own requirements and can delay or refuse to grant approval or clearance, even though a product has been approved in another country.

The time required to obtain approval or clearance varies depending on the nature of the application and may result in the passage of a significant period of time from the date of submission of the application. Delays in the approval or clearance processes increase the risk that we will not succeed in introducing or selling the subject products, and we may determine to devote our resources to different products.

Changes in government regulations could increase our costs and could require us to undergo additional trials or procedures or could make it impractical or impossible for us to market our products for certain uses, in certain markets, or at all.

Changes in government regulations may adversely affect our financial condition and results of operations because we may have to incur additional expenses if we are required to change or implement new testing, manufacturing, and control procedures. If we are required to devote resources to develop such new procedures, we may not have sufficient resources to devote to research and development, marketing, or other activities that are critical to our business.

We may not have sufficient resources to effectively introduce and market our products, which could materially harm our operating results.

Introducing and achieving market acceptance for our products will require substantial marketing efforts and will require us and/or our contract partners, sales agents, and/or distributors to make significant expenditures of time and money. In some instances, we will be significantly or totally reliant on the marketing efforts and expenditures of our contract partners, sales agents, and/or distributors. If they do not have or commit the expertise and resources to effectively market the products that we manufacture, our operating results will be materially harmed.

In addition to the market success of our products, the success of our business depends on our ability to raise additional capital through the sale of debt or equity or through borrowing, and we may not be able to raise capital or borrow funds on attractive terms and/or in amounts necessary to continue our business, or at all.

16

General Risks

The recent coronavirus outbreak (“COVID-19”) has adversely affected the Company’s financial condition and results of operations and we cannot provide any certainty when and whether our operations will reach the normal level prior to the COVID-19 pandemic.

The coronavirus outbreak (“COVID-19”) has adversely affected the Company’s financial condition and results of operations. The impact of the outbreak of COVID-19 on the businesses and the economy in the United States and the rest of the world is and is expected to continue to be significant. The extent to which COVID-19 outbreak will continue to impact business and the economy is highly uncertain and cannot be predicted. Accordingly, the Company cannot predict the extent to which its financial condition and results of operation will be affected.

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency caused by a new strain of the coronavirus and advised of the risks to the international community as the virus spread globally. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic based on the rapid increase in exposure globally. The spread of COVID-19 coronavirus has caused public health officials to recommend precautions to mitigate the spread of the virus, especially as to travel and congregating in large numbers. In addition, certain states and municipalities have enacted quarantining regulations which severely limit the ability of people to move and travel.

In addition, the Company is uncertain of the full effect the pandemic will have on it for the longer term since the scope and duration of the pandemic is unknown, and evolving factors such as the level and timing of the distribution of efficacious vaccines across the world and the extent of any resurgences of the virus or emergence of new variants of the virus, such as the Delta variant and the Omicron variant, will impact the stability of economic recovery and growth. The Company may experience long-term disruptions to its operations resulting from changes in government policy or guidance; quarantines of employees, customers and suppliers in areas affected by the pandemic; and closures of businesses or manufacturing facilities critical to its business.

General economic conditions may adversely affect demand for our products and services.

Poor or deteriorating economic conditions in the U.S. could adversely affect the demand for healthcare services and consequently, the demand for our products and services. Poor economic conditions also could lead our suppliers to offer less favorable terms of purchase, which would negatively affect our cash flows and profitability. These and other possible consequences of financial and economic decline could have material adverse effect on our business, results of operations, and financial condition.

We operate our business in regions subject to natural disasters and other catastrophic events, and any disruption to our business resulting from natural disasters would adversely affect our revenue and results of operations.

We operate our business in regions subject to severe weather and natural disasters, including hurricanes, floods, fires, earthquakes, and other catastrophic events. Any natural disaster could adversely affect our ability to conduct business and provide products and services to our customers, and the insurance we maintain may not be adequate to cover our losses resulting from any business interruption resulting from a natural disaster or other catastrophic event.

Although we have an ethics and anti-corruption policy in place, and have no knowledge or reason to know of any practices by our employees, agents, or distributors that could be construed as in violation of such policies, our business includes sales of products to countries where there is or may be widespread corruption.

We have a policy in place prohibiting employees, distributors and agents from engaging in corrupt business practices, including activities prohibited by the United States Foreign Corrupt Practices Act. Nevertheless, because we work through independent sales agents and distributors outside the United States, we do not have control over the day-to-day activities of such independent agents and distributors. In addition, in the donor-funded markets in Africa where we may sell our products, there is significant oversight from the President’s Emergency Plan for AIDS Relief, or PEPFAR, the Global Fund, and advisory committees comprised of technical experts concerning the development and establishment of national testing protocols. This is a process that includes an overall assessment of a product which includes extensive product performance evaluations including five active collaborations and manufacturer’s quality systems, as well as price and delivery.

We depend heavily on our executive officers, directors, and principal consultants and the loss of their services would materially harm our business.

We believe that our success depends, and will likely continue to depend, upon our ability to retain the services of our current executive officers, directors, principal consultants, and others. In addition, we have established relationships with universities, hospitals, and research institutions, which have historically provided, and continue to provide, us with access to research laboratories, clinical trials, facilities, and patients. The loss of the services of any of these individuals or institutions would have a material adverse effect on our business.

17

Risks Related to Our Common Stock

Our common stock is a “penny stock,” which places restrictions on broker-dealers recommending the stock for purchase.

Our common stock is defined as “penny stock” under the Exchange Act, and the rules promulgated thereunder. The SEC has adopted regulations that define “penny stock” to include common stock that has a market price of less than $5.00 per share, subject to certain exceptions. These rules include the following requirements:

●	broker-dealers must deliver, prior to the transaction, a disclosure schedule prepared by the SEC relating to the penny stock market;

●	broker-dealers must disclose the commissions payable to the broker-dealer and its registered representative;

●	broker-dealers must disclose current quotations for the securities;

●	if a broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market; and

●	a broker-dealer must furnish its customers with monthly statements disclosing recent price information for all penny stocks held in the customer’s account and information on the limited market in penny stocks.

Additional sales practice requirements are imposed on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser’s written consent to the transaction prior to sale. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. As a result, fewer broker-dealers may be willing to make a market in our stock, which could make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

There is a limited trading market for our common stock.

Our common stock is not listed on any national securities exchange. Accordingly, investors may find it more difficult to buy and sell our shares than if our common stock was traded on an exchange. Although our common stock is quoted on the OTCQB, it is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than the Nasdaq Capital Market or other national securities exchange. These factors may have an adverse impact on the trading and price of our common stock.

Provisions of our Restated Certificate of Incorporation could delay or prevent the acquisition or sale of our business.

Our second Amended and Restated Articles of Incorporation permit our Board of Directors to designate new series of preferred stock and issue those shares without any vote or action by our stockholders, subject to certain approval rights by the holders of Series A Preferred Shares. Such newly authorized and issued shares of preferred stock could contain terms that grant special voting rights to the holders of such shares that make it more difficult to obtain stockholder approval for an acquisition of our business or increase the cost of any such acquisition.

We do not intend to pay dividends on our Common Stock for the foreseeable future.

We have paid no cash dividends on our common stock to date and we do not anticipate paying any dividends to holders of our common stock in the foreseeable future. While our future dividend policy will be based on the operating results and capital needs of the business, we currently anticipate that we will retain any earnings to finance our future expansion and for the implementation of our business plan. Investors should take note of the fact that a lack of a dividend can further affect the market value of our common stock, and could significantly affect the value of any investment in the Company.

Our issuance of Common Stock upon exercise of warrants or options may depress the price of our Common Stock.

As January 25, 2022, we had 167,857,522 shares of common stock issued and outstanding, outstanding warrants to purchase 350,996,043 shares of common stock, and outstanding options to purchase 15,385,000 shares of common stock. The issuance of shares of common stock upon exercise of outstanding warrants or options could result in substantial dilution to our stockholders, which may have a negative effect on the price of our common stock. The Company also had 498,229,802 shares of Preferred A Stock outstanding as of January 25, 2022.

18

SPECIAL NOTE REGARDING FORWARD-LOOKING

This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and the documents that we reference herein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. Upon the exercise of the warrants for an aggregate of 350,996,043 shares of common stock assuming all payments are made by cash and there is no reliance on cashless exercise provisions however, we will receive the exercise price of the warrants, or an aggregate of approximately $4,913,945, from the investors in the April 14, 2020 Private Placement. We will bear all fees and expenses incident to our obligation to register the shares of common stock. Brokerage fees, commissions and similar expenses, if any, attributable to the sale of shares offered hereby will be borne by the selling stockholder.

There is no assurance the warrants will be exercised for cash. We intend to use such proceeds, if any, for general corporate and working capital purposes while beginning to execute our plan of acquiring assets in the biologics and medical device spaces.

DIVIDENDS POLICY

We have not paid cash dividends on our common stock in the past and have no present intention of paying cash dividends on our common stock in the foreseeable future. Future dividends, if any, on our common stock will be at the discretion of our board of directors and will depend on, among other things, our results of operations, any restrictions set forth in our second Amended and Restated Articles of Incorporation, cash requirements and surplus, financial condition, contractual restrictions and other factors that our board of directors may deem relevant, as well as our ability to pay dividends in compliance with the laws of the State of Nevada.

19

OUR BUSINESS

Overview

H-CYTE, Inc (“the Company”) is a hybrid-biopharmaceutical company dedicated to developing and delivering new treatments for patients with chronic respiratory and pulmonary disorders. During the last two years, the Company has evolved into two separate divisions with its entrance into the biologics and device development space (“Biotech Division”). This division is complementary to the Company’s current Lung Health Institute (LHI) autologous infusion therapy business (“Infusion Division”) and is focused on underserved disease states. On September 8, 2021, the Company announced that its Lung Health Institute facilities changed its name to Centers for Respiratory Health as the clinics continue to deliver treatments for patients with chronic respiratory and pulmonary disorders.

The consolidated results for H-CYTE include the following wholly-owned subsidiaries: H-CYTE Management, LLC, Medovex Corp, Cognitive Health Institute, LLC, and Lung Institute Tampa, LLC and the results include Lung Institute Dallas, PLLC (“LI Dallas”), Lung Institute Nashville, PLLC (“LI Nashville”), Lung Institute Pittsburgh, PLLC (“LI Pittsburgh”), and Lung Institute Scottsdale, LLC (“LI Scottsdale”), as Variable Interest Entities (“VIEs”). Additionally, H-CYTE Management, LLC is the operator and manager of the various Lung Health Institute (LHI) clinics: LI Dallas, LI Nashville, LI Pittsburgh, and LI Scottsdale. The LI Dallas and LI Pittsburgh clinics did not reopen in 2020 after the temporary closure of all LI clinics due to COVID-19. These two clinics will remain permanently closed.

Autologous Infusion Therapy (“Infusion Vertical”)

The Company’s Biosciences Division includes the Infusion Vertical that develops and implements innovative treatment options in autologous cellular therapy (PRP-PBMC) to treat chronic lung disorders. Committed to an individualized patient-centric approach, this division consistently provides oversight and management of the highest quality care to the LHI clinics located in Tampa, Nashville, and Scottsdale, while producing positive medical outcomes following the strictest CDC guidelines.

Biotech Development Division (“Biotech Vertical”)

During the year ended 2021, the company completed a review of the R&D status regarding the exclusive product supply and services agreements with Rion, LLC (“Rion”) to develop and distribute (post U.S. Food & Drug Administration, the “FDA”, approval) a biologic combining its PRP-PBMC (“PRP”) technology with Rion’s exosomes (“EV”) technology for the treatment of chronic obstructive pulmonary disease (“COPD”). The Company has decided to progress alternate technologies and has determined a single entity biologic from an alternative commercial source will be a more viable solution. To that end the company is progressing alternate biologics and therapeutic devices to meet the needs of the business.

Impact of COVID-19

The coronavirus outbreak (“COVID-19”) has adversely affected the Company’s financial condition and results of operations. The impact of the outbreak of COVID-19 on the businesses and the economy in the United States and the rest of the world is and is expected to continue to be significant. The extent to which COVID-19 outbreak will continue to impact business and the economy is highly uncertain and cannot be predicted. Accordingly, the Company cannot predict the extent to which its financial condition and results of operation will be affected.

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency caused by a new strain of the coronavirus and advised of the risks to the international community as the virus spread globally. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic based on the rapid increase in exposure globally. The spread of COVID-19 coronavirus has caused public health officials to recommend precautions to mitigate the spread of the virus, especially as to travel and congregating in large numbers. In addition, certain states and municipalities have enacted quarantining regulations which severely limit the ability of people to move and travel.

20

In addition, the Company is uncertain of the full effect the pandemic will have on it for the longer term since the scope and duration of the pandemic is unknown, and evolving factors such as the level and timing of the distribution of efficacious vaccines across the world and the extent of any resurgences of the virus or emergence of new variants of the virus, such as the Delta variant and the Omicron variant, will impact the stability of economic recovery and growth. The Company may experience long-term disruptions to its operations resulting from changes in government policy or guidance; quarantines of employees, customers and suppliers in areas affected by the pandemic; and closures of businesses or manufacturing facilities critical to its business.

Competition

Developing and commercializing new FDA approved drugs and therapies is highly competitive. The market is characterized by extensive research and clinical efforts and rapid technological change. The Company faces intense competition worldwide from pharmaceutical, biomedical technology, medical therapy, and combination products companies, including major pharmaceutical companies. The Company may be unable to respond to technological advances through the development and introduction of new products. Most of the Company’s existing and potential competitors have substantially greater financial, sales and marketing, manufacturing and distribution, and technological resources. These competitors may also be in the process of seeking FDA (or other regulatory approvals) and patent protection for new products. The Company’s biologics product lines also face competition from numerous existing products and procedures, which currently are considered part of the standard of care. The Company believes that the principal competitive factors in its markets are:

●	determining and progressing suitable biological therapies for specific disease states the quality of outcomes for medical conditions;

●	acceptance by physicians and the medical community;

●	ease of use and reliability;

●	technical leadership and superiority;

●	effective marketing and distribution;

●	speed to market; and

●	price and qualification for insurance coverage and reimbursement.

The Company will also compete in the marketplace to recruit qualified scientific, management and sales personnel, as well as in acquiring technologies and licenses complementary to its products or advantageous to its business.

The Company is aware that several of its competitors are developing technologies in its current and future products areas. There are numerous regenerative medicine providers who make unsubstantiated claims that they are able to treat chronic lung disease. Most of these competitors are small clinics with little brand recognition. The landscape is changing as pharma and biologics companies, as well as academia such as the Mayo Clinic, begin to develop therapies for multiple diseases using regenerative medicine through the more stringent regulatory pathway of a BLA.

Customers

The Company’s customer base consists of individuals who are suffering from chronic lung disease that are searching for alternative or adjunct forms of treatment outside of traditional pharmaceutical care which has not been successful for them in the past.

Intellectual Property

The Company’s Infusion Vertical is currently a direct care service provider and does not own any intellectual property around its current procedure. The development of a biologic is ongoing and is projected to start the FDA approval process in 2022. H-CYTE has a ten-year exclusive licensing agreement with Rion and will therefore be protected by Rion’s intellectual property filings.

21

Government Regulations

Governmental authorities in the U.S. (at the federal, state and local levels) and abroad, extensively regulate, among other things, the research and development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing, and export and import of products such as those we are developing.

FDA Regulation

The Infusion Vertical’s current cellular therapy for chronic lung disease does not require FDA approval due to it being an autologous therapy. The Company’s future biologic biologic therapies will need to be approved by the FDA before they are marketed in the U.S. During the FDA’s approval process, the Company’s therapies will be subject to extensive regulation by the FDA under the Federal Food, Drug, and Cosmetic Act and/or the Public Health Service Act, as well as by other regulatory bodies.

FDA regulations govern, among other things, the development, testing, manufacturing, labeling, safety, storage, record-keeping, market clearance or approval, advertising and promotion, import and export, sales and marketing, and distribution of medical devices and products.

In the U.S., the FDA subjects pharmaceutical and biologic products to rigorous review. If the Company does not comply with applicable requirements, it may be fined, the government may refuse to approve its marketing applications or to allow it to manufacture or market its products, and the Company may be criminally prosecuted. Failure to comply with the law could result in, among other things, warning letters, civil penalties, delays in approving or refusal to approve a product, product recall, product seizure, interruption of production, operating restrictions, suspension or withdrawal of product approval, injunctions, or criminal prosecution.

Proprietary Medical Device Business (DenerveX division)

The Company’s business of designing and marketing proprietary medical devices for commercial use in the U.S. and Europe began operations in late 2013. The Company received CE marking in June 2017 for the DenerveX System and it became commercially available throughout the European Union and several other countries that accept CE marking. The Company’s first sale of the DenerveX System occurred in July 2017. The Company marketed the DenerveX Device as a disposable, single-use kit which includes all components of the DenerveX device product. In addition to the DenerveX device itself, the Company developed a dedicated Electro Surgical Generator, the DenerveX Pro-40, to power the DenerveX device. There is currently no finished product of the DenerveX device in inventory as commercial production has been suspended since the first quarter of 2019. There was minimal revenue from the DenerveX product in 2020.

22

Good Manufacturing Practices (“GMP”)

United States Anti-Kickback and False Claims Laws

In the U. S., there are Federal and State anti-kickback laws that prohibit the payment or receipt of kickbacks, bribes or other remuneration intended to induce the purchase or recommendation of healthcare products and services. Violations of these laws can lead to civil and criminal penalties, including exclusion from participation in Federal healthcare programs. These laws are potentially applicable to manufacturers of products regulated by the FDA as pharmaceuticals, biologics, medical devices, and hospitals, physicians and other potential purchasers of such products. Other provisions of Federal and State laws provide civil and criminal penalties for presenting, or causing to be presented, to third-party payers for reimbursement, claims that are false or fraudulent, or which are for items or services that were not provided as claimed. In addition, certain states have implemented regulations requiring medical device and pharmaceutical companies to report all gifts and payments of over $50 to medical practitioners. This does not apply to instances involving clinical trials.

Although the Company intends to structure its future business relationships with clinical investigators and purchasers of its products to comply with these and other applicable laws, it is possible that some of the Company’s business practices in the future could be subject to scrutiny and challenged by Federal or State enforcement officials under these laws.

Research and Development Expense

Research and development costs and expenses consist primarily of fees paid to external service providers, laboratory testing, supplies, costs for facilities and equipment, and other costs for research and development activities. Research and development expenses are recorded in operating expenses in the period in which they are incurred.

Employees

As of January 25, 2022, the Company had 8 total full-time employees. None of its employees are represented by a union.

Available Information

The Company’s website, www.hcyte.com, provides Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with the Securities and Exchange Commission (“SEC”). The information provided on the Company’s website is not part of this report and is therefore not incorporated by reference unless such information is otherwise specifically referenced elsewhere in this report.

Materials filed by the Company with the SEC may be read and copied at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding our company that we file electronically with the SEC.

23

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with our financial statements and accompanying notes appearing elsewhere in this prospectus. This Management’s Discussion and Analysis contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” set forth in the beginning of this prospectus, and see “Risk Factors” beginning on page 3 for a discussion of certain risk factors applicable to our business, financial condition, and results of operations. Operating results are not necessarily indicative of results that may occur in future periods.

Overview

H-CYTE, Inc (“the Company”) is a hybrid-biopharmaceutical company dedicated to developing and delivering new treatments for patients with chronic respiratory and pulmonary disorders. During the last two years, the Company has evolved into two separate divisions with its entrance into the biologics development space (“Biologics Division”). This new division is complementary to the Company’s current Lung Health Institute (LHI) autologous infusion therapy business (“Infusion Division”) and is focused on underserved disease states. On September 8, 2021, the Company announced that its Lung Health Institute facilities changed its name to Centers for Respiratory Health as the clinics continue to deliver treatments for patients with chronic respiratory and pulmonary disorders.

The consolidated results for H-CYTE include the following wholly owned subsidiaries: H-CYTE Management, LLC, Medovex Corp, Cognitive Health Institute, LLC, and Lung Institute Tampa, LLC and the results include Lung Institute Dallas, PLLC (“LI Dallas”), Lung Institute Nashville, PLLC (“LI Nashville”), Lung Institute Pittsburgh, PLLC (“LI Pittsburgh”), and Lung Institute Scottsdale, LLC (“LI Scottsdale”), as Variable Interest Entities (“VIEs”). Additionally, H-CYTE Management, LLC is the operator and manager of the various Lung Health Institute (LHI) clinics: LI Dallas, LI Nashville, LI Pittsburgh, and LI Scottsdale. The LI Dallas and LI Pittsburgh clinics did not reopen in 2020 after the temporary closure of all LI clinics due to COVID-19. These two clinics will remain permanently closed.

On September 11, 2020, with the closing of the Rights Offering, FWHC, LLC, FWHC Bridge, LLC, and FWHC Bridge Friends, LLC (collectively known as “FWHC”) gained control of the Company by subsequently owning approximately 61% of the fully diluted shares of the Company (for further discussion, see Notes 8 and 9-”Equity Transactions” to the consolidated financial statements in the Company’s 2020 Annual Report on Form 10-K).

Autologous Infusion Therapy (“Infusion Division”)

The Infusion Division develops and implements innovative treatment options in autologous cellular therapy (PRP-PBMC) to treat chronic lung disorders. Committed to an individualized patient-centric approach, this division provides oversight and management of the highest quality to the LHI clinics, while producing positive medical outcomes following the strictest Centers for Disease Control and Prevention (the “CDC”) guidelines.

Biotech Development (“Biologics Division”)

On June 21, 2019, H-CYTE entered into an exclusive product supply agreement with Rion, LLC (“Rion”) to develop and distribute (post U.S. Food & Drug Administration, the “FDA”, approval) a biologic combining its PRP-PBMC technology with Rion’s exosomes (“EV”) technology for the treatment of chronic obstructive pulmonary disease (“COPD”), the fourth leading cause of death in the U.S. Rion has established a novel EV technology to harness the healing power of the body. Rion’s innovative technology, based on science developed at Mayo Clinic, provides an off-the-shelf platform to enhance healing in soft tissue, musculoskeletal, cardiovascular, and neurological organ systems. This agreement provides for a 10-year exclusive and extendable supply agreement with Rion to enable H-CYTE to develop combined proprietary biologics. The Company is evaluating alternate EV technologies to determine the most favorable path forward.

On October 9, 2019, the Company entered into a services agreement with Rion which provides the Company the benefit of Rion’s resources and expertise for the limited purpose of (i) consulting with and assisting H-CYTE in the further research and development for the generation of a new biologic and (ii) subsequently assisting H-CYTE in seeking and obtaining FDA Phase 1 IND clearance for this biologic as necessary. Rion has completed the research and development work which is under review by the Company. The Company is assessing if the Rion combined proprietary biologic is a more viable solution than potentially progressing with a single entity biologic from an alternative commercial source.

24

On April 2, 2021, the Company entered into a series of agreements with Medovex, LLC to pursue a joint venture regarding the continued development and commercialization of the DenerveX device for business outside of the U.S. The Company has determined that the transactions resulting from the series of agreements with Medovex, LLC are immaterial. The Company will assess the progress of the joint venture on a quarterly basis for materiality.

Critical Accounting Policies and Estimates

The Company’s discussion and analysis of its financial condition and results of operations are based on its consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods.

The Company bases our estimates on historical experience and on various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Results of Operations – Three and nine months ended September 30, 2021 and 2020

Revenue, Cost of Sales and Gross Profit

The Company recorded revenue of approximately $460,000 and $1,287,000 for the three and nine months ended September 30, 2021, respectively. The Company recorded revenue of approximately $650,000 and $1,686,000, for the three and nine months ended September 30, 2020, respectively. The decrease in revenue for the three months ended September 30, 2021, as compared to the prior year is attributable to the economic impact that COVID-19 has had on the Company due to its vulnerable patient base being unable or unwilling to travel due to the virus. The Company suspended operations of the Infusion Vertical due to COVID-19 effective March 23, 2020 and did not reopen until August 2020. The Company had pent up demand for the three months ended September 30, 2020 from patients who were not able to come in for treatment due to suspension of operations. The Company experienced higher revenue during the three months ended September 30, 2020 than the three months ended September 30, 2021 due to this pent up demand even though the clinics were only open August and September 2020.

The Company recorded cost of sales of approximately $139,000 and $553,000 for the three and nine months ended September 30, 2021, respectively. The Company recorded cost of sales of approximately $161,000 and $608,000 for the three and nine months ended September 30, 2020, respectively. The decrease in cost of sales for the three months ended September 30, 2021, as compared to the prior year, is attributable to the economic impact that COVID-19 has had on the Company. The Company’s cost of sales is comprised of two main components: medical supplies and personnel costs for the Infusion Vertical. Medical supplies are predominantly variable costs based on the number of treatments provided; personnel expenses are also variable as these are hourly positions. The number of treatments provided, during normal operations, can be handled adequately with the Company’s current level of personnel. The Company possesses the opportunity to increase the number of treatments performed without increasing personnel costs as it can leverage the current personnel’s availability until the Company’s treatment volume reaches critical mass. However, upon an increase in treatment volume beyond that capacity, the Company will need to hire additional personnel.

The Company generated gross profit of approximately $321,000 and $733,000 for the three and nine months ended September 30, 2021, respectively. The Company generated gross profit of approximately $489,000 and $1,078,000 for the three and nine months ended September 30, 2020, respectively. The decrease in gross profit, as compared to the prior year, is attributable to the economic impact that COVID-19 has had on the Company.

Operating Expenses

Salaries and Related Costs

The Company incurred salaries and related costs of approximately $535,000 and $1,783,000 for the three and nine months ended September 30, 2021, respectively. The Company incurred salaries and related costs of approximately $606,000 and $2,425,000 for the three and nine months ended September 30, 2020, respectively.

25

Other General and Administrative

The Company incurred other general and administrative costs of approximately $789,000 and $2,229,000 for the three and nine months ended September 30, 2021, respectively. The Company incurred other general and administrative costs of approximately $542,000 and $2,807,000 for the three and nine months ended September 30, 2020, respectively. The decrease, as compared to the prior year, is attributable to the economic impact that COVID-19 has had on the Company.

Of the total other general and administrative costs, approximately $332,000 and $813,000 were related to professional fees for the three and nine months ended September 30, 2021. Professional fees were approximately $393,000 and $1,179,000 for the three and nine months ended September 30, 2020. Professional fees consist primarily of accounting, legal, and public company compliance costs as well as regulatory costs.

Research and Development

The Company incurred research and development expenses of approximately $3,000 for the three and nine months ended September 30, 2021. The Company incurred research in development expenses of approximately $202,000 and $1,152,000 for the three and nine months ended September 30, 2020, respectively. The $1,152,000 expense in 2020 was in connection with the Rion agreements.

Advertising

The Company incurred advertising costs of approximately $59,000 and $224,000 for the three and nine months ended September 30, 2021, respectively. The Company incurred advertising costs of approximately $52,000 and $222,000 for the three and nine months ended September 30, 2020, respectively. The increase, as compared to the prior year, is attributable to the economic impact that COVID-19 had on the Company in 2020 as the clinics were temporarily closed during the three months ended September 30, 2020, resulting in a reduction in marketing spend during the temporary closure.

Departure of Directors and Certain Officers, Election of Directors, Appointment of New Board Members and Officers.

On January 12, 2021, Mr. William Horne stepped down as Chairman of the Board of directors (the “Board”) of the Company. Mr. Horne will remain a member of the Board.

On January 12, 2021, Mr. Ray Monteleone was appointed the new Chairman of the Board. Mr. Monteleone is a current member of the Board.

On September 28, 2021, Mr. Robert Greif’s employment agreement with H-Cyte, Inc. (the “Company”) expired, ending his term as the Company’s Chief Executive Officer. The Company chose not to renew his employment agreement. Ms. Tanya Rhodes, the Company’s Chief Technology Officer, will serve as interim Chief Executive Officer of the Company. She will continue to receive a consulting fee of $253,000 per year pursuant to her existing consulting arrangement. Ms. Rhodes is an innovative, growth-oriented leader in the healthcare industry with a broad base of international experience in all aspects of operational business including R&D, clinical and regulatory, and business development. Ms. Rhodes has a demonstrated record of accomplishment for bringing new technologies from concept through commercialization and possesses an in-depth knowledge of biological tissues, enzymes, stem cells, antimicrobials, and natural products. Prior to joining the Company on June 15, 2020, Ms. Rhodes held various C-level positions in many sectors, including wound care, dermatology, aesthetics and plastic surgery. Ms. Rhodes was the Vice President of Innovation for Smith & Nephew and a global executive team member driving a $450 million dollar business. Ms. Rhodes has served as President of Rhodes & Associates since 2016 through which, Ms. Rhodes has held long-term contracts with medical device and drug companies as well as private equity companies. Ms. Rhodes completed her PhD in molecular orbital computational chemistry in the United Kingdom and received a Masters degree in the Management of Technology in the United States.

26

Funding Requirements

The Company has historically incurred losses from operations and expects to continue to generate negative cash flows as the Company implements its business plan to focus on the Biologics Division. The Company will need to raise cash from debt and equity offerings to continue its operations. There can be no assurance that the Company will be successful in doing so.

Going Concern

The Company reported net losses of approximately $4,052,000 for the nine months ended September 30, 2021, respectively.

The Company’s independent registered public accounting firm included an explanatory paragraph with respect to the Company’s ability to continue as a going concern in its report on the Company’s consolidated financial statements for the year ended December 31, 2020. The presence of the going concern explanatory paragraph suggests that the Company may not have sufficient liquidity or minimum cash levels to operate the business. Since its inception, the Company has incurred losses and anticipates that the Company will continue to incur losses until its products can generate enough revenue to offset its operating expenses. The present level of cash is insufficient to satisfy our current operating requirements and Biologics Division business model.

There can be no assurance that the Company will be able to raise additional funds or that the terms and conditions of any future financings will be workable or acceptable to the Company or its shareholders. If the Company is unable to fund its operations from existing cash on hand, operating cash flows, additional borrowings, or raising equity capital, the Company may be forced to discontinue operations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

In the event the Company is unable to fund its operations from existing cash on hand, operating cash flows, additional borrowings or raising equity capital, the Company may be forced to reduce our expenses, or discontinue operations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Liquidity and Sources of Liquidity

With the Company historically having experienced losses, the primary source of liquidity has been raising capital through debt and equity offerings, as described below.

Debt

On April 17, 2020, and in subsequent April closings, the Company entered into a Secured Convertible Note and Warrant Purchase Agreement (the “April SPA”) with thirty three investors (the “Purchasers”) pursuant to which the Company received an aggregate of $2,842,695 in gross proceeds through the sale to the Purchasers of Secured Convertible Promissory Notes (the “April Secured Notes”) and warrants (the “April Warrants”) to purchase shares of common stock of the Company (the “April Offering”). The proceeds of the April Offering will be used for working capital and general corporate purposes. The April Offering resulted in the issuance of April Secured Notes to Purchasers in an aggregate principal amount of $3,842,695. This sum included the issuance by the Company to FWHC Bridge, LLC (the “Investor) of an April Secured Note in the amount of $1,000,000 to amend and supersede the A&R Note (see below “Short-term Notes, Related Parties”) previously issued by the Company to the Investor on April 9, 2020. The Investor is an affiliate of FWHC Holdings, LLC, a pre-existing shareholder of the Company, which served as lead investor in the Company’s recent Series D Convertible Preferred Stock Offering. Additionally, in connection with the April Offering, the Company entered into an amendment with the Investor with respect to the outstanding 12% Senior Secured Convertible Note due September 30, 2020, which was originally issued in 2018 and assumed in the Merger and purchased by the Investor from its original holder, George Hawes, on March 27, 2020 (the “Hawes Note”). The Hawes Notes had a principal amount of $424,615 as of March 31, 2020. The amendment to the Hawes Note eliminated the requirement that the Company make monthly payments of accrued interest.

27

As part of the April Offering, the holders of certain existing warrants issued by the Company which contained anti-dilution price protection entered into agreements terminating all anti-dilution price protection in their warrants. The Company intends to implement a one-time reduction of the exercise price of such warrants to be equal to the price per share at which shares of preferred stock are offered for purchase at the Qualified Financing once that price has been established.

The short-term notes, related parties, as of March 31, 2020 totaling $2,135,000 is comprised of loans made to the Company during 2019, by Horne Management, LLC, controlled by Chief Executive Officer, William E. Horne aggregating $1,635,000 and a Note in the amount of $500,000 from the Investor. On April 17, 2020, Mr. Horne agreed to convert the notes plus accrued interest owed to Horne Management, LLC, at the time of the Qualified Offering, into 4,368,278 shares of common stock and a ten-year warrant to purchase up to an equivalent number of shares of the Company’s common stock at the Qualified Offering price of $0.014.

On September 11, 2020, the right to participate in the registered rights offering (Registration No. 333-239629) of the Company expired. Pursuant to the rights offering, on September 24, 2020, the Company issued (i) 15,235,381 shares of its Series A preferred stock at a price of $0.014 per share to holders of its common stock who validly exercised their subscription rights prior to the expiration time and (ii) 203,049,643 shares of its Series A preferred stock to the standby purchasers as part of the standby commitment. The rights offering, including the standby component, resulted in gross proceeds to the Company of $3,055,985. While the rights offering expired on September 11, 2020, it was not consummated until September 24, 2020 while logistical closing conditions including the calculation and clearance of funds were being processed.

In addition, on September 24, 2020, the Company issued an aggregate of 323,844,416 shares of its Series A preferred stock to the holders of outstanding promissory notes in the aggregate principal amount and accrued interest of $4,483,617. The notes were converted pursuant to a mandatory conversion triggered by the completion of the rights offering. Such shares were issued under an exemption from registration in reliance on Section 3(a)(9) of the Securities Act. The original notes were issued in reliance on Section 4(a)(2) of the Securities Act.

On April 1, 2021, the Company, entered into a Secured Convertible Note Purchase Agreement (the “April 2021 Note Purchase Agreement”) with five (5) investors (the “Holders”). Pursuant to the terms of the April 2021 Note Purchase Agreement, the Company sold promissory notes in the aggregate principal amount of $2,575,000 maturing on March 31, 2022 with an annual interest rate of 8%. The Notes are convertible into shares of Common Stock at a discount of 20% to the price paid for such New Securities in the next round of financing that meets the definition of Qualified Financing as defined in the April 2021 Note Purchase Agreement. The Notes are secured by the assets of the Company under a security agreement with the Holders. The lead investor of the April 2021 Note Purchase Agreement, FWHC Bridge, LLC, provided $1,500,000 of the total amount to the Company. FWHC Bridge, LLC is an affiliated entity of FWHC, LLC, which is a principal stockholder and related party of the Company. An additional affiliate of FWHC, LLC provided an additional $25,000 as part of the April 2021 Note Purchase Agreement.

On October 14, 2021, H-Cyte, Inc. (the “Company”) entered into the Second Closing Bring Down Agreement (the “October 2021 Note Purchase Agreement”) whereby the five (5) investors who had entered into the April 2021 Note Purchase Agreement purchased new notes in the Company in the aggregate principal amount of $750,000. The Notes are due and payable on March 31, 2022 and bear interest at an annual rate of 8%. The Notes are convertible into shares of Common Stock at a discount of 20% to the price paid for such New Securities in the next financing that meets the definition of a Qualified Financing as defined in the Note Purchase Agreement. The Notes are secured by all of the assets of the Company under a security agreement with the Holders. The lead investor of the October 2021 Note Purchase Agreement, FWHC Bridge, LLC, advanced $437,000 of the total amount to the Company. FWHC Bridge, LLC is an affiliated entity of FWHC, LLC, which is a principal stockholder and related party of the Company. An additional affiliate of FWHC, LLC provided an additional $7,500 as part of the October 2021 Note Purchase Agreement.

Interest expense is being accreted to the principal balance using the effective interest method. For the three months and nine months ended September 30, 2021, the Company recorded interest expense of $30,445 for related party convertible notes payable and $20,962 for convertible notes payable and $59,665 for related party convertible notes payable and $41,080 for convertible notes payable, respectively.

28

Equity

On September 11, 2020, the right to participate in the registered rights offering (Registration No. 333-239629) of the Company expired. Pursuant to the rights offering, on September 24, 2020, the Company issued (i) 15,235,381 shares of its Series A preferred stock at a price of $0.014 per share to holders of its common stock who validly exercised their subscription rights prior to the expiration time and (ii) 203,049,643 shares of its Series A preferred stock to the standby purchasers as part of the standby commitment. The rights offering, including the standby component, resulted in gross proceeds to the Company of $3,055,985. While the rights offering expired on September 11, 2020, it was not consummated until September 24, 2020 while logistical closing conditions including the calculation and clearance of funds were being processed.

On September 24, 2020, the Company issued an aggregate of 323,844,416 Preferred A shares to holders of outstanding promissory notes in the aggregate principal amount, accrued interest, and conversion of certain warrants totaling $4,483,617. The notes were converted pursuant to mandatory conversion triggered by the completion of the rights offering. Such shares were issued under an exemption from registration in reliance on Section 3(a)(9) of the Securities Act. The original notes were issued in reliance on Section 4(a)(2) of the Securities Act. As a result of their participation in the backstop portion of the rights offering and the conversion of their promissory notes, FWHC Holdings, LLC became beneficial owners of approximately 61% of the Company’s outstanding common stock. This percentage includes shares owned by FWHC Bridge, LLC and FWHC Bridge Friends, LLC who have indicated that they are part of a group with FWHC Holdings, LLC.

Working Capital Deficit

Working capital as of September 30, 2021 and December 31, 2020 is summarized as follows:

	As Of
	September 30, 2021	December 31, 2020
Current Assets	$458,272	1,757,202
Current Liabilities	4,729,248	2,892,686
Working Capital Deficit	$(4,270,976)	(1,135,484)

Cash Flows

Cash activity for the nine months ended September 30, 2021 and 2020 is summarized as follows:

	Nine Months Ended September 30,
	2021	2020
Cash used in operating activities	$(3,988,115)	(5,461,140)
Cash used in investing activities	(7,832)	(2,285)
Cash provided by financing activities	2,662,515	7,476,576
Net (decrease)/ increase in cash	$(1,333,432)	2,013,151

As of September 30, 2021, the Company had approximately $307,000 of cash on hand.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements as defined in Regulation S-K Item 303(a)(4) during the periods presented, investments in special-purpose entities or undisclosed borrowings or debt. Additionally, we are not a party to any derivative contracts or synthetic leases.

29

Result of Operations – Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

The following table sets forth certain operational data including their respective percentages of revenues for the years ended December 31, 2020 and 2019:

H-Cyte, Inc

Statement of Operations

	2020	2019	Change	Change %
Revenues	$2,150,672	$8,346,858	$(6,196,186)	-74%

Gross Profit	1,383,715	6,294,051	(4,910,336)	-78%

Operating Expenses	8,476,059	36,852,436	(28,376,377)	-77%

Operating Loss	(7,092,344)	(30,558,385)	23,466,041	77%

Other Income	633,108	750,507	(117,399)	-16%

Net Loss	$(6,459,236)	$(29,807,878)	$23,348,642	78%

Net Loss attributable to common stockholders	$(6,781,411)	$(33,196,029)	$26,414,618	80%

Loss per share – Basic and diluted	$(0.06)	$(0.34)

Weighted average outstanding shares – basic and diluted	111,491,261	96,370,562

Revenue and Gross Profit

Revenue is derived predominantly from the Company’s Biosciences division, which resulted in revenue, net of allowance for refunds, for the year ended December 31, 2020 and December 31, 2019, of approximately $2,151,000 and $8,347,000, respectively. The decrease in revenue for the year ended December 31, 2020, as compared to the prior year is attributable to suspending operations, the permanent closure of two of the five LHI clinics, and the ongoing effects due to COVID-19 to the Biosciences division.

For the years ended December 31, 2020 and December 31, 2019, the Company generated a gross profit totaling approximately $1,384,000 (64% of revenue) and $6,294,000 (75% of revenue), respectively. The decrease in revenue is due to the effects of COVID-19. Gross profit decreased in 2020 compared to 2019 due to the Company using part-time medical staff to treat its patients in Tampa and Scottsdale causing cost of sales for patient care to increase.

Salaries and Related Costs

For the years ended December 31, 2020 and December 31, 2019, the Company incurred approximately $3,199,000 and $8,646,000, respectively, in salaries and related costs. Included in salaries and related costs for the year ended December 31, 2019 was approximately $1,690,000 in compensation expense related to the common stock issued to Mr. William E. Horne, former Chief Executive Officer (“CEO”), on April 25, 2019. These shares were fully vested upon the issuance of a restricted stock award. Excluding the non-recurring stock compensation expense of approximately $1,690,000, the Company realized a decrease in salaries and related costs for the periods ending December 31, 2020 compared to December 31, 2019, due to its recent cost reduction measures effective in 2020 in response to the COVID-19 pandemic. The Company made the decision in late March 2020, to layoff approximately 40% of its employee base, including corporate and clinical employees and to cease operations at the LHI clinics in Tampa, Nashville, Scottsdale, Pittsburgh, and Dallas. The Company reopened operations in August 2020 at its clinics in Tampa, Nashville, and Scottsdale. The clinics in Pittsburgh and Dallas did not reopen and were closed permanently.

30

Other General and Administrative

For the years ended December 31, 2020 and December 31, 2019, the Company incurred approximately $3,747,000 and $6,847,000, respectively, in other general and administrative costs. The decrease is attributable to cost saving measures in response to the COVID-19 pandemic. The Company made the decision in late March 2020, to layoff approximately 40% of its employee base, including corporate and clinical employees and to cease operations at the LHI clinics in Tampa, Nashville, Scottsdale, Pittsburgh, and Dallas. The Company reopened operations in August 2020 at its clinics in Tampa, Nashville, and Scottsdale. The clinics in Pittsburgh and Dallas did not reopen and were closed permanently.

Advertising

For the years ended December 31, 2020 and December 31, 2019, the Company had approximately $297,000 and $4,910,000, respectively, in advertising costs. The decrease is attributable to a shift in the Company’s marketing plan and cost saving measures in response to the COVID-19 pandemic. The Company re-evaluated its marketing plan in 2020 and decided to significantly reduce marketing spend during the COVID-19 pandemic.

Loss on Impairment

The Company recorded a loss on impairment for its DenerveX technology of approximately $2,944,000 and its goodwill totaling approximately $12,564,000 for the year ended December 31, 2019. As the Company has determined that the DenerveX System no longer represents part of its strategic plans for the future, the loss on impairment of the technology was recorded. The Company also determined the fair value of the reporting unit was less than the carrying amount of goodwill. As a result, during the fourth quarter of 2019 the Company recorded a goodwill impairment charge. For the year ended December 31, 2020, the Company did not have impairment losses.

Depreciation & Amortization

For the year ended December 31, 2020, the Company recognized approximately $81,000 in depreciation and amortization expense, compared to approximately $834,000 in 2019. The decrease is primarily attributable to amortization of the technology intangible asset acquired in the Merger for the year ended December 31, 2019. The expense for 2020 was significantly lower due to no amortization recorded in 2020.

Other Income (Expense)

For the years ended December 31, 2020 and 2019, interest expense was approximately $1,463,000 and $299,000 respectively. The increase is attributable to new financing being arranged for the year ended December 31, 2020 along with the closing of the Rights Offering on September 11, 2020.

The change in fair value of redemption put liability and change in fair value of the derivative liability – warrants for the year ended December 31, 2019 were approximately $347,000 and $827,000, respectively, and was a result of the assumption of the Series B Convertible Preferred Stock in the Merger and the Series D Convertible Preferred Stock financing in 2019, respectively. The change in fair value of redemption put liability and change in fair value of the derivative liability – warrants for the year ended December 31, 2020 were approximately $273,000 and $2,987,000, respectively, and was a result of the change in fair value at the end of each reporting period and was subsequently reclassified to equity at the close of the Rights Offering (see Note 12).

Liquidity, Sources of Liquidity, and Going Concern

The Company had approximately $1,641,000 and $1,424,000 of cash on hand at December 31, 2020 and 2019, respectively.

The Company incurred net losses of approximately $6,459,000 and $29,808,000 for the years ending December 31, 2020 and 2019, respectively. The Company has historically incurred losses from operations and expects to continue to generate negative cash flows as the Company’s revenue activities are suspended and as the Company implements its business plan. The consolidated financial statements are prepared using generally accepted accounting principles in the United States (“U.S. GAAP”) as applicable to a going concern.

31

The Biosciences division will incur losses until sufficient revenue is attained utilizing the infusion of capital resources to expand marketing and sales initiatives along with the development of a biologics protocol and taking that protocol through the FDA process.

COVID-19 has adversely affected the Company’s financial condition and results of operations. In the first quarter of 2020, the Company took steps to protect its vulnerable patient base (elderly patients suffering from chronic lung disease) by cancelling all treatments effective March 23, 2020 through July 2020. The Company also made the decision in late March, to layoff approximately 40% of its employee base, including corporate and clinical employees, and to cease operations at the LHI clinics located in Tampa, Scottsdale, Pittsburgh, Nashville, and Dallas. The Company resumed operations in August at the Tampa, Nashville, Scottsdale, and Pittsburgh clinics. The Pittsburgh clinic ceased operations permanently at the end of October 2020. The Dallas clinic did not re-open and was closed permanently. The Company believed these expense reductions were necessary during the unexpected COVID-19 pandemic.

The Company has updated its business model to decrease corporate overhead and marketing expense to significantly reduce expenses. The Company believes that as COVID-19 begins to dissipate due to vaccinations being administered nationwide, that patients will again feel comfortable traveling to one of the LHI clinics for treatment. The Company continues to focus on developing a new FDA approved cellular therapy for the treatment of chronic lung disease.

Fair Value Measurements

We measure certain non-financial assets at fair value on a non-recurring basis. These non-recurring valuations include evaluating assets such as long-lived assets and non-amortizing intangible assets for impairment; allocating value to assets in an acquired asset group; and applying accounting for business combinations and derivatives.

We use the fair value measurement framework to value these assets and report the fair values in the periods in which they are recorded or written down.

The fair value measurement framework includes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair values in their broad levels. These levels from highest to lowest priority are as follows:

●	Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities;

●	Level 2: Quoted prices in active markets for similar assets or liabilities or observable prices that are based on inputs not quoted on active markets, but corroborated by market data; and

●	Level 3: Unobservable inputs or valuation techniques that are used when little or no market data is available.

The determination of fair value and the assessment of a measurement’s placement within the hierarchy requires judgment. Level 3 valuations often involve a higher degree of judgment and complexity. Level 3 valuations may require the use of various cost, market, or income valuation methodologies applied to unobservable management estimates and assumptions. Management’s assumptions could vary depending on the asset or liability valued and the valuation method used. Such assumptions could include estimates of prices, earnings, costs, actions of market participants, market factors, or the weighting of various valuation methods. We may also engage external advisors to assist us in determining fair value, as appropriate.

Although we believe that the recorded fair value of our financial instruments is appropriate at December 31, 2020, these fair values may not be indicative of net realizable value or reflective of future fair values.

Income Taxes

The Company uses the liability method of accounting for income taxes, which requires recognition of temporary differences between financial statement and income tax bases of assets and liabilities, measured by enacted tax rates. A valuation allowance will be recorded to reduce deferred tax assets when necessary.

32

The Company files income tax returns in the U.S. federal jurisdiction and certain state jurisdictions. The tax years that could be subject to federal audit are 2017, 2018, and 2019.

Revenue Recognition

We recognize revenue in accordance with generally accepted accounting principles as outlined in the Financial Accounting Standard Board’s (“FASB”) Accounting Standards Codification (“ASC”) 606, Revenue From Contracts with Customers, which requires that five basic criteria be met before revenue can be recognized: (i) identify the contract with the customer; (ii) identity the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price; and (v) recognize revenue when or as the entity satisfied a performance obligation. The Company recognizes revenue in accordance with U.S. GAAP as outlined in the FASB ASC 606, Revenue From Contracts with Customers, which requires that five steps be completed to determine when revenue can be recognized: (i) identify the contract with the customer; (ii) identity the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price; and (v) recognize revenue when or as the entity satisfies a performance obligation. The Company records revenue under ASC 606 when control is transferred to the customer, which is consistent with past practice. The adoption of this standard did not have a material impact on the consolidated financial statements.

The Company uses a standard pricing model for the types of cellular therapy treatments that is offered to its patients. The transaction price accounts for medical, surgical, facility, and office services rendered by LHI for consented procedures and is recorded as revenue. The Company recognizes revenue when the terms of a contract with a patient are satisfied.

The Company offers two types of cellular therapy treatments to their patients.

1)	The first type of treatment includes medical services rendered typically over a two-day period in which the patient receives cellular therapy. For this treatment type, revenue is recognized in full at time of service.

2)	The Company also offers a four-day treatment in which medical services are rendered typically over a two-day period and then again, approximately three months later, medical services are rendered for an additional two days of treatment. Payment is collected in full for both service periods at the time the first treatment is rendered. Revenue is recognized when services are performed based on the estimated stand-alone selling price for each session of treatment. The Company has deferred recognition of revenue amounting to approximately $634,000 and $1,046,000 at December 31, 2020 and December 31, 2019, respectively.

Management performed an analysis of its customer refund history for refunds issued related to prior year’s revenue. Management used the results of this historical refund analysis to record a reserve for anticipated future refunds related to recognized revenue. At December 31, 2020 and 2019, the estimated allowance for refunds was approximately $77,000 and $63,000, respectively and is recorded as a contra revenue account.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements as defined in Regulation S-K Item 303(a)(4) during the periods presented, investments in special-purpose entities or undisclosed borrowings or debt. Additionally, we are not a party to any derivative contracts or synthetic leases.

Consulting Agreements

The Company entered into an agreement with Jesse Crowne, a former Director and Co-Chairman of the Board of the Company, to provide business development consulting services for a fee of $5,000 per month. Additionally, 62,500 shares of common stock at $0.29 per share was issued in connection with a separate agreement on August 29, 2019. The Company incurred expense of approximately $10,000 and $83,000 for the years ended December 31, 2020 and 2019, respectively, related to these agreements.

33

The Company entered into a consulting agreement with LilyCon Investments, LLC effective February 1, 2019 for services related to evaluation and negotiation of future acquisitions, joint ventures, and site evaluations/lease considerations. The duration of the consulting agreement is for a period of twelve months in the amount of $12,500 per month with a $15,000 signing bonus. Either party may terminate this agreement with or without cause upon 30 days written notice. The agreement also provides LilyCon Investments with $35,000 in stock (to be calculated using an annual variable weighted average price from February 2019 through January 2020) to be granted on the one-year anniversary of this agreement, if the agreement has not been terminated prior to that date. For years ended December 31, 2020 and 2019, the Company expensed a total of approximately $65,000 and $153,000, respectively, in compensation to LilyCon Investments. In February 2020, the Company issued LilyCon Investments $35,000 in shares of H-CYTE stock at an average share price of $0.31 per share for a total of 106,061 shares per the terms of the agreement. In March 2020, this agreement was modified to lower the monthly payment amount to $5,000. This agreement was terminated effective April 1, 2020.

The Company entered into a consulting agreement with Goldin Solutions, effective August 4, 2019, for media engagement and related efforts, including both proactive public relations and crisis management services. The agreement has a minimum term of six months, with a $34,650 monthly fee plus expenses payable each month, with the exception of a first month discount of $12,600. For year ended December 31, 2020 and December 31, 2019, the Company expensed $99,000 and $162,000, respectively. The Company terminated this agreement in March 2020.

The Company entered Into a consulting agreement with Tanya Rhodes of Rhodes & Associates, Inc, effective June 15, 2020, to serve as the Chief Technology Officer (Research) of the Company. The agreement has a minimum term of six months with an average fee of $20,000 per month plus expenses which increases 5% per month on January 1 of each calendar year unless an alternative retainer amount is negotiated and agreed upon by both parties. The Company extended the contract on January 1, 2021, resulting in monthly expenses of $22,500 plus expenses for services rendered. Ms. Rhodes is a meaningful member of the management group and serves as the Company’s Chief Technology Officer (Research). Ms. Rhodes is an innovative, growth-oriented leader in healthcare with a broad base of international experience in all aspects of operational business including R&D, clinical and regulatory, strategic marketing and business development. She brings a demonstrated track record for bringing new technologies from concept through commercialization, and brings an in-depth knowledge of biological tissues, enzymes, stem cells, antimicrobials and natural products.

Indemnification

We have agreements whereby we indemnify our officers and directors for certain events or occurrences while the officer or director is or was serving, at our request, in such capacity, to the maximum extent permitted under the laws of the State of Nevada.

The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited. However, we maintain directors and officers insurance coverage that may contribute, up to certain limits, a portion of any future amounts paid for indemnification of directors and officers. We believe the estimated fair value of these indemnification agreements in excess of applicable insurance coverage is minimal. Historically, we have not incurred any losses or recorded any liabilities related to performance under these types of indemnities.

Additionally, in the normal course of business, we have made certain guarantees, indemnities and commitments under which we may be required to make payments in relation to certain transactions. These indemnities include intellectual property and other indemnities to our customers and distribution network partners in connection with the sales of our products and therapies, and indemnities to various lessors in connection with facility leases for certain claims arising from such facility or lease.

It is not possible to determine the maximum potential loss under these guarantees, indemnities and commitments due to our limited history of prior indemnification claims and the unique facts and circumstances involved in each particular provision.

34

Recently Adopted Accounting Standards

In February 2016, the Financial Accounting Standard Board (“FASB”) established Topic 842, Leases, by issuing Accounting Standards Update (“ASU”) No. 2016-02 (as amended), which requires lessees to recognize leases on the balance sheet and disclose key information about leasing arrangements. The new standard establishes a right-of-use (“ROU”) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than twelve months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the statement of operations.

The Company has not entered into significant lease agreements in which it is the lessor. For the lease agreements in which the Company is the lessee, under Topic 842, lessees are required to recognize a lease liability and right-of-use asset for all leases (except for short-term leases) at the lease commencement date. Effective January 1, 2019, the Company adopted this guidance, applied the modified retrospective transition method and elected the transition option to use the effective date as the date of initial application. The Company recognized the cumulative effect of the transition adjustment on the consolidated balance sheet as of the effective date and did not provide any new lease disclosures for periods before the effective date. With respect to the practical expedients, the Company elected the package of transitional-related practical expedients and the practical expedient not to separate lease and non-lease components.

In June 2018, FASB issued ASU No. 2018-07, Compensation—Stock Compensation (Topic 718)—Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). ASU 2018-07 expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The Company adopted ASU 2018-07 in the first quarter of 2019. The adoption of this standard did not have a material impact on our consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740), Simplifying the Accounting for Income Taxes, which amends the approaches and methodologies in accounting for income taxes during interim periods and makes changes to certain income tax classifications. The new standard allows exceptions to the use of the incremental approach for intra-period tax allocation, when there is a loss from continuing operations and income or a gain from other items, and to the general methodology for calculating income taxes in an interim period, when a year-to date loss exceeds the anticipated loss for the year. The standard also requires franchise or similar taxes partially based on income to be reported as income tax and the effects of enacted changes in tax laws or rates to be included in the annual effective tax rate computation from the date of enactment. Lastly, in any future acquisition, the Company would be required to evaluate when the step-up in the tax basis of goodwill is part of the business combination and when it should be considered a separate transaction. The standard will be effective for the Company beginning January 1, 2021, with early adoption of the amendments permitted. The Company is currently evaluating the impact from the adoption of ASU 2019-12 on its consolidated financial statements.

MANAGEMENT

The following table sets forth information about our executive officers and directors:

Name	Position(s)	Age
Jeremy Daniel	Chief Financial Officer	45
Raymond Monteleone	Chairman of the Board (1)	74
Michael Yurkowsky	Chief Executive Officer and Director	47
Tanya Rhodes	Chief Science Officer	61
William E Horne	Director	67
Richard Rosenblum	Director	62
Matthew Anderer	Director	55

(1)	Chairman of audit committee and compensation committee

Raymond Monteleone

Raymond Monteleone serves managerial and consultative roles at several enterprises. Mr. Monteleone currently serves as the chairman and president of Paladin Global Partners, LLC since 2007; a board member and vice president of Dannelly, Monteleone & Associates, LLC since 2010; sits on the board of Chenmoore Engineering Inc. since 2015; is a managing member at Diner Investment Partners, LLC since 2016 and Uyona Management, LLC since 2013; a managing member and the chief financial officer at HBRE, LLC since 2013 and Horne Management, LLC since 2011; and the president at Monteleone & Associates Consulting, Inc. since 2005. Mr. Monteleone received a college degree from the New York Institute of Technology and an MBA degree from Florida Atlantic University. Mr. Monteleone is until recently was the interim CFO of LVI Intermediate Holdings, Inc.

35

A former partner with Arthur Young (now EY), Raymond Monteleone joined H-CYTE after working closely with several large and small companies serving as board member and/or advisor, specializing in strategic planning, health care, tax and financial planning and corporate management. Mr. Monteleone previously held officer positions with Sensormatic Electronics Corporation, a billion-dollar company listed in the New York Stock Exchange and was a member of the Board of Directors of Rexall Sundown, Inc., a large public entity. He also previously served as an officer working closely with the Board of Directors of Laser Spine Institute (“LSI”) and worked as deputy commissioner, chief operating officer, and chief financial officer with the Florida Department of Education. He attended an exclusive Arthur Young Harvard Business School program and earned his MBA from Florida Atlantic University. Considered an expert in financial analysis and business management, Mr. Monteleone is regularly featured as a lecturer at various universities and professional associations.

William E. Horne

William “Bill” Horne is a founder and former Chief Executive Officer and Chairman of the Board of Laser Spine Institute. From 2005 to 2015, Mr. Horne served as the company’s CEO, expanding the homegrown organization from one facility with nine employees, to seven state-of-the-art surgery centers with more than 1,000 employees across six states, while driving annual revenues as high as $288M during his tenure. In his role as Chairman of the Board, he led the strategic direction of the company, which has made it possible for more than 75,000 patients to take back their lives from chronic pain with its minimally invasive spine procedures.

Michael Yurkowsky

Michael Yurkowsky operates his own family office, YP Holdings LLC, which has an investment portfolio of 50 private companies and participated in over 100 financing transactions with public companies since 2012. Previously Mr. Yurkowsky managed his own hedge fund and worked as a broker at several national broker-dealer firms.

Michael Yurkowsky comes to H-CYTE with more than 25 years of experience in financial services. Mr. Yurkowsky spent the first ten years of his career working as a broker with several national broker-dealers and as a licensed investment banker. He went on to start and manage his own hedge fund, specializing in debt arbitrage. In 2012, he opened his own family office, YP Holdings LLC, which has invested in more than 50 private companies and participated in more than 100 public company financing transactions. Throughout his career, Mr. Yurkowsky has served on multiple public and private boards and has been involved in several M&A transactions.

Jeremy Daniel

Jeremy Daniel has been the Chief Financial Officer of Regenerative Medicine Solutions, LLC (“RMS”) since 2013. Prior to that, Mr. Daniel worked in the private sector in the accounting and finance field for the past twenty years. Mr. Daniel is a Certified Public Accountant and received a college degree from the University of Cincinnati and an MBA degree from Xavier University. The Company currently does not have any employment agreement with Mr. Daniel.

Matthew Anderer

Mr. Anderer started his career in the United States Air Force as a fast jet and special operations pilot and instructor before taking operational and staff officer roles with Special Operations Command and NATO. He has commanded worldwide airlift capability of the highest posts within the White House and from a technology perspective, he has directed a range of high-profile, high-value acquisition projects. Mr. Anderer was the Director of the US Air Force leadership and citizenship development program for 220,000 cadets before taking command of the busiest air mobility group in the world, responsible for support to destinations world-wide. Among other contingency crisis operations in this capacity, Matt played a crucial role establishing robust, resilient, and repeatable processes to prevent the potential spread of the Ebola Virus for aircraft, cargo and passengers that transited sub-Saharan West Africa. He is currently the training systems Country Integration Lead for Lockheed Martin’s F-35 International customers, a position that he has held since prior to 2017.

36

Most recently, Mr. Anderer was also a member of the Board for Deverra Theraputics, a clinical stage cell therapy company headquartered in Seattle. He is a graduate of Villanova University, Air Command and Staff College, Naval Staff College and the Geneva Center for Security Policy.

Richard Rosenblum

Mr. Rosenblum is a business veteran and entrepreneur in the areas of the financial services, capital markets, healthcare, technology and real estate. His experience ranges from serving as managing director at several investment merchant banks to heading companies as a C-suite executive. He also sits on the boards of public and private healthcare, life sciences and technology-sector companies.

Mr. Rosenblum is currently President, CFO and Board Member of Innovative Payment Solutions, Inc., a California-based FinTech company focused on building a 21st century universal digital payment and money remittance platform. As the founder of Harborview Capital Advisors, LLC, Mr. Rosenblum leads a team of strategic advisors in the areas of capital formation, merchant banking and management consulting, and has raised more than $250 million in capital funding for companies. Since founding it over 20 years ago, Mr. Rosenblum has served as manager and director of Harborview Property Management LLC, raising over $100 million while managing domestic and international commercial and multi-family real estate assets. From 2008 to 2014, Mr. Rosenblum was Director, President and Executive Chairman of Alliqua Biomedical Inc. (NASDAQ: ALQA), a leader in hydrogel manufacturing technology in the wound care sector.

Mr. Rosenblum received his B.A. in Finance & Accounting from the State University of New York at Buffalo in 1981, graduating summa cum laude.

Family Relationships

There are no family relationships among our executive officers and directors.

Election of Directors

All directors hold office until the next annual meeting of security holders or until their successors have been qualified. The officers of our Company are appointed by our board of directors and hold office until their death, resignation or removal from office.

Involvement in Certain Legal Proceedings

During the past ten years, our directors or executive officers have not been the subject of the following events:

1.	A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	Convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	The subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities;

37

4.	Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

5.	Engaging in any type of business practice; or

6.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

7.	The subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3.i in the preceding paragraph or to be associated with persons engaged in any such activity;

8.	Was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

9.	Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

10.	Was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

11.	Any Federal or State securities or commodities law or regulation; or

12.	Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

13.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

14.	Was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Liability and Indemnification of Directors and Officers

Our Articles of Incorporation provide that to the fullest extent permitted under Nevada law, our directors will not be personally liable to the Company or its stockholders for monetary damages for breach of the duty of care, breach of fiduciary duty or breach of any other duties as directors. Our Articles of Incorporation also provide for indemnification of our directors and officers by the Company to the fullest extent permitted by law. The Company maintains D&O insurance coverage.

38

Role of Board in Risk Oversight Process

Our Board of Directors has responsibility for the oversight of the Company’s risk management processes.

The audit committee reviews information regarding liquidity and operations and oversees our management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors, and discussions with the CFO regarding significant risk exposures.

Board Committees and Independence

Our Board of Directors has established an audit committee and a compensation committee, each of which operates under a charter that has been approved by our board.

The corporate governance committee is in the process of being formulated.

Mr. Monteleone chairs the audit committee. The audit committee’s main function is to oversee the financial health of the Company. Mr. Monteleone also chairs the compensation committee.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code will be posted on the Corporate Governance section of our website, www.hcyte.com.

In addition, we intend to post on our website all disclosures that are required by law or the listing standards of The OTCQB Capital Market concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this Annual Report.

Procedures for Security Holders to Recommend Nominees for Election as Directors

There have been no material changes to the procedures by which security holders may recommend nominees to the board of directors since the Company last described such procedures or any material changes thereto.

Company Policy as to Director Attendance at Annual Meetings of Stockholders

The Company’s policy encourages board members to attend annual meetings of stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires each person who is a director or officer or beneficial owner of more than 10% of the common stock of the Company to file reports in connection with certain transactions. To the knowledge of the Company, based solely upon a review of forms or representations furnished to the Company during or with respect to the most recent completed fiscal year, there were a few isolated instances where the director purchased or received shares and was late filing under section 16(a). All the required filings have now been made.

39

EXECUTIVE AND DIRECTOR COMPENSATION

Name & Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Option Awards ($)	All Other Compensation ($)	Total ($)
Robert Greif, former CEO	2021	316,438	-	1,872,125	-	2,188,563
	2020	104,580	80,000	-	-	184,580
Michael Yurkowsky, CEO	2021	15,000	-	191,833	-	206,833
	2020	-	-		-	-
Jeremy Daniel, CFO	2021	200,000	-	274,250	-	474,250
	2020	200,000	-	-	-	200,000
Tanya Rhodes, CSO	2021	252,000	-	275,313	-	527,313
	2020	120,000	-	-	-	120,000
William E. Horne, former CEO	2021	-	-	110,500	-	110,500
	2020	144,786	-	-	-	144,786

The current annualized salaries of our executive officers as of January 25, 2022 are as follows:

Name & Position	Annual Salary
Michael Yurkowsky, CEO	$180,000
Jeremy Daniel, CFO	$200,000
Tanya Rhodes, CSO	$252,000

Director Compensation

There are understandings between the Company and Mr. Michael Yurkowsky as follows: $4,167 per month to serve on the Board of Directors, and $180,000 per year to serve as the Chief Executive Officer of the Company. In addition to his base salary, Mr. Yurkowsky may receive an one-time cash bonus in gross amount equal to $100,000 if (i) the Company’s stock is listed and quoted on the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, or the New York Stock Exchange; or (ii) the Company secures and receives financing of at least $10,000,000. As additional compensation, Mr. Yurkowsky shall receive shares of common stock of the Company representing 1% of the Company’s fully diluted equity as of the grant date if the Company achieves a market capitalization of at least $250 million for 60 consecutive days during the Employment Period (the “Equity Award”). If the Company achieves a market capitalization of at least $500 million for 60 consecutive days during the Employment Period, the Executive shall receive an additional Equity Award of 1%, such that he has in the aggregate received shares of common stock of the Company representing 2% of the Company’s fully diluted equity as of the date of grant.

There are understandings between the Company and Mr. Raymond Monteleone as follows: $2,500 per quarter as Audit Committee Chair and Compensation Committee Chair, and $5,000 per month for advisory services and to serve as Chairman of the Board.

There are understandings between the Company and Mr. Richard Rosenblum as follows: $5,000 a month to serve on the Board of Directors.

There are understandings between the Company and Mr. Matthew Anderer as follows: $5,000 a month to serve on the Board of Directors.

40

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNER AND MANAGEMENT

The information is presented for each person we know to be a beneficial owner of 5% or more of our securities, each of our directors and executive officers, and our officers and directors as a group.

The percentage of common equity beneficially owned is based upon 167,857,522 shares of Common Stock and 498,229,802 shares of Series A Preferred Stock, which converts to Common Stock at a 1:1 ratio, issued and outstanding as of January 25, 2022.

The number of shares beneficially owned by each stockholder is determined under the rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to such securities.

Under these rules, beneficial ownership includes any shares as to which the individual or entity has sale or shared voting power or investment power. Unless otherwise indicated, the address of all listed stockholders is c/o H-CYTE, 201 E Kennedy Blvd, Suite 425, Tampa, Florida.

Unless otherwise indicated each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

	Number of Shares Beneficially Owned(1)	Percentage of common equity beneficially owned (2)
William E. Horne, Director and Officer (3)	29,850,111	4.43%
Michael Yurkowsky, Director and Officer (4)	6,208,979	0.93%
RMS Shareholder, LLC	50,925,276	7.65%
FWHC Holdings (5)	654,961,014	68.65%
Raymond Monteleone, Director	3,000,000	0.45%
Jeremy Daniel, Officer	1,000,000	0.15%
Officers and Directors as a Group (4 persons)	40,059,090	2.91%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares beneficially owned and options and warrants exercisable within 60 days. Beneficial ownership is based on information furnished by the individuals or entities.

(2)	Percentage calculated using for each person or entity the sum of that person’s or entity’s outstanding shares plus shares from exercisable options and warrants and shares from convertible securities divided by the sum of total outstanding shares plus that person’s or entity’s outstanding shares plus shares from exercisable options and warrants and shares from convertible securities.

(3)	Includes 8,443,207 common shares held with RMS Shareholder, LLC through Horne Management, LLC (of which Mr. Horne owns 96%), 829,664 common shares held with RMS Shareholder, LLC through Uyona Management (of which Mr. Horne owns 90%) and 3,655,382 Series A Preferred Stock shares and 1,869,667 warrants through Uyona Management II, (of which Mr. Horne owns 33%). It also includes 44,368,278 common shares and 5,208,278 warrants held by Horne Management directly with the Company along with 4,725,634 common shares and 750,000 options, exercisable within 60 days of December 31, 2021, held personally by Mr. Horne.

(4)	Represents Mr. Yurkowsky’s 50% ownership in YPH, LLC which entitles him to 1,451,151 common shares, 1,825,343 Series A Preferred Shares, and 932,486 warrants which are exercisable within 60 days of December 31, 2021. It also included 2,000,000 options, exercisable within 60 days, personally held by Mr. Yurkowsky.

(5)	Represents 15,518,111 common shares, 351,416,470 Series A Preferred Stock shares, and 288,026,433 warrants which are exercisable within 60 days of December 31, 2021 held by FWHC Holdings, LLC, FWHC Bridge, LLC, and FWHC Bridge Friends, LLC.

41

Equity Compensation Plan Information

In the Merger, the Company assumed the 2013 Stock Incentive Plan (the “Plan”).

The Plan is intended to secure for us and our stockholders the benefits arising from ownership of our Common Stock by individuals we employ or retain who will be responsible for the future growth of the enterprise. The Plan is also designed to help attract and retain superior personnel for positions of substantial responsibility, including advisory relationships where appropriate, and to provide individuals with an additional incentive to contribute to our success.

The “Administrator” of the Plan is the CEO; however, the Administrator may also delegate to one or more officers of the Company the authority to make most determinations otherwise reserved for decision by the Administrator. Under the Plan, the Administrator has the flexibility to determine eligible participants and the type and amount of awards to grant to eligible participants.

The Administrator may make the following types of grants under the Plan, each of which will be an “Award”:

●	qualified incentive stock options (“QISOs”);

●	nonqualified stock options; and

●	awards of restricted stock and/or restricted stock units.

Our officers, key employees, directors, consultants and other independent contractors or agents who are responsible for or contribute to our management, growth or profitability will be eligible for selection by the Administrator to participate in the Plan, provided, however, that QISOs may be granted only to our employees.

We authorized and reserved for issuance under the Plan an aggregate of 2,650,000 shares of our Common Stock. The Company’s only stock option grant in 2019 was a fully vested option to purchase 250,000 shares of the Company’s common stock that was issued to the Company’s CEO pursuant to his employment agreement, which stated that this option grant would be fully vested if it was not issued within fifteen days of the Merger. The option was not granted within that time frame and was fully vested when issued.

As of September 30, 2021, we have outstanding an aggregate of 385,000 options to purchase common stock at a weighted average price of $1.39 per share. In 2019 we granted an aggregate of 280,085 common stock shares from the Plan to certain outside consultants at the market price on the day of grant. If any of the awards granted under the Plan expire, terminate or are forfeited for any reason before they have been exercised, vested or issued in full, the unused shares allocable to or subject to those expired, terminated or forfeited awards will become available for further grants under the Plan.

On April 1, 2021, the Board of Directors of the Company approved a non-qualified stock option agreement and granted an aggregate of 54,750,000 stock options to certain directors and officers of the Company having an exercise price of $0.07 per share and an expiration date of ten years from the date of grant (The “Options). The Director’s Options vest over a period of three years, and the Chief Executive Officer and Chief Financial Officer’s Options vest over a period of four years. These options were granted outside of the Plan. The Board of Directors decided not to renew the former CEO’s (Robert Greif) employment contract, therefore, 25,500,000 unvested shares were forfeited.

42

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our CEO. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction.

If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

●	the related person’s interest in the related person transaction;

●	the approximate dollar value of the amount involved in the related person transaction;

●	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

●	whether the transaction was undertaken in the ordinary course of our business;

●	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party; and

●	the purpose of, and the potential benefits to us of, the transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all circumstances, the transaction is in our best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

●	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (i) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (ii) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and (iii) the amount involved in the transaction is less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

●	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

We did not have a written policy regarding the review and approval of related person transactions. Nevertheless, with respect to such transactions, it was our policy for our board of directors to consider the nature of and business reason for such transactions, how the terms of such transactions compared to those which might be obtained from unaffiliated third parties and whether such transactions were otherwise fair to and in the best interests of, or not contrary to, our best interests.

In addition, all related person transactions required prior approval, or later ratification, by our board of directors.

43

Stock Option Grants to Executive Officers and Directors

We authorized and reserved for issuance under the Plan an aggregate of 2,650,000 shares of our Common Stock. The Company did not grant stock options under the plan in 2020. The Company’s only stock option grant in 2019 was a fully vested option to purchase 250,000 shares of the Company’s common stock that was issued to the Company’s CEO pursuant to his employment agreement, which stated that this option grant would be fully vested if it was not issued within fifteen days of the Merger. The option was not granted within that time frame and was fully vested when issued. If any of the Awards granted under the Plan expire, terminate or are forfeited for any reason before they have been exercised, vested or issued in full, the unused shares allocable to or subject to those expired, terminated or forfeited awards will become available for further grants under the Plan.

On April 1, 2021, the Board of Directors of the Company approved a non-qualified stock option agreement and granted an aggregate of 54,750,000 stock options to certain directors and officers of the Company having an exercise price of $0.07 per share and an expiration date of ten years from the date of grant (The “Options). The Director’s Options vest over a period of three years, and the Chief Executive Officer and Chief Financial Officer’s Options vest over a period of four years. These options were granted outside of the Plan. The Board of Directors decided not to renew the former CEO’s (Robert Greif) employment contract, therefore, 25,500,000 unvested shares were forfeited.

Policies and Procedures for Approving Related Person Transactions

Our policy and procedure with respect to any related person transaction between the Company and any related person requiring disclosure under Item 404(a) of regulation S-K under the Exchange Act, is that the Company’s audit committee reviews all such transactions.

This review covers any material transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company was and is to be a participant, and a related party had or will have a direct or indirect material interest, including, purchases of goods or services by or from the related party or entities in which the related party has a material interest, indebtedness, guarantees of indebtedness and employment by the Company of a related party. The board of directors has adopted a written policy reflecting the policy and procedure identified above.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

As of the date of this prospectus, our authorized capital stock consists of 1,600,000,000 shares of common stock, $0.001 par value, and 1,000,000,000 shares of preferred stock, $0.001 par value.

As of the date of this prospectus, there were 167,857,522 shares of common stock issued and outstanding, 498,229,802 shares of Series A preferred stock issued and outstanding, 0 shares of Series B preferred stock issued and outstanding, and 0 shares of Series D preferred stock issued and outstanding. As of the date of this prospectus, there were approximately 240 holders of record of our common stock.

Common Stock

Holders of common stock are entitled to one vote for each share owned as of record on all matters on which stockholders may vote. Holders of common stock do not have cumulative voting rights in the election of directors. The holders of common stock are entitled, upon liquidation or dissolution of the Company, to receive pro rata all remaining assets available for distribution to stockholders after payment to any preferred stockholders who may have preferential rights. The common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption provisions. All outstanding shares of common stock are validly issued, fully paid, and nonassessable.

Preferred Stock

Our Second Amended Charter authorizes our Board to issue preferred stock from time to time with such designations, preferences, conversion or other rights, voting powers, restrictions, dividends or limitations as to dividends or other distributions, qualifications or terms or conditions of redemption as shall be determined by the Board for each class or series of stock. Preferred stock is available for possible future financings or acquisitions and for general corporate purposes without further authorization of stockholders unless such authorization is required by applicable law, or the rules of any securities exchange or market on which our stock is then listed or admitted to trading.

44

Our Second Amended Charter permits our Board of Directors to designate new series of preferred stock and issue those shares without any vote or action by our stockholders, subject to certain approval rights by the holders of Series A Preferred Shares. Such newly authorized and issued shares of preferred stock could contain terms that grant special voting rights to the holders of such shares that make it more difficult to obtain stockholder approval for an acquisition of our business or increase the cost of any such acquisition.

As of the date of this prospectus, there were 498,229,802 shares of Series A preferred stock, 0 shares of Series B preferred stock and 0 shares of Series D preferred stock, issued and outstanding.

The Second Amended Charter, among other things, authorizes the Company to issue up to 1,000,000,000 shares of preferred stock, among which 800,000,000 shares shall be designated as the new Series A preferred stock. The following is a summary of the rights, preferences, powers, privileges and restrictions, qualifications and limitations as described in the Second Amended Charter:

1. Dividends.

From and after the date of the issuance of any shares of Series A preferred stock, dividends at the rate of eight percent (8%) per annum of Base Amount (as defined below) shall accrue on such shares of Series A preferred stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A preferred stock) (the “Series A Accruing Dividends”). “Base Amount” means, with respect to each share of Series A preferred stock at any time, the Series A Original Issue Price for such share plus all previously compounded Series A Accruing Dividends with respect to such share at such time. The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of common stock payable in shares of common stock) unless the holders of the Series A preferred stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A preferred stock in an amount at least equal to the sum of (i) the amount of the aggregate Series A Accruing Dividends then accrued on such share of Series A preferred stock and not previously paid and (ii) (A) in the case of a dividend on common stock or any class or series that is convertible into common stock, that dividend per share of Series A preferred stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into common stock and (2) the number of shares of common stock issuable upon conversion of a share of Series A preferred stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into common stock, at a rate per share of Series A preferred stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series A Original Issue Price (as defined in the Second Amended Charter); provided that, if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Company, the dividend payable to the holders of Series A preferred stock pursuant to this section shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A preferred stock dividend.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

Preferential Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series A preferred stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders and, in the event of a Deemed Liquidation Event (as defined in the Second Amended Charter), the holders of shares of Series A preferred stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the consideration received by the Company for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Company), together with any other assets of the Company available for distribution to its stockholders, all to the extent permitted by Nevada law governing distributions to stockholders, as applicable, before any payment shall be made to the holders of common stock by reason of their ownership thereof, an amount per share equal to one (1) times the Series A Original Issue Price for such share of Series A preferred stock, plus any Series A Accruing Dividends accrued but unpaid thereon, whether or not declared. If upon any such liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A preferred stock the full amount to which they shall be entitled under subsection 2.1 of the Second Amended and Restated Articles of Incorporation, the holders of shares of Series A preferred stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

45

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the payment in full of all Series A Liquidation Amounts (as defined in the Second Amended and Restated Articles of Incorporation) required to be paid to the holders of shares of Series A preferred stock the remaining assets of the Company available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Series A preferred stock shall be distributed among the holders of the shares of Series A preferred stock and common stock, pro rata based on the number of shares held by each such holder, treating for this purpose all shares of Series A preferred stock as if they had been converted to common stock pursuant to the terms of the Second Amended and Restated Articles of Incorporation immediately prior to such liquidation, dissolution or winding up of the Company.

3. Voting.

On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A preferred stock shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series A preferred stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Second Amended and Restated Articles of Incorporation, holders of Series A preferred stock shall vote together with the holders of common stock as a single class and on an as-converted to common stock basis.

The holders of record of the shares of Series A preferred stock, exclusively and as a separate class, shall be entitled to elect up to two (2) directors of the Company. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the majority of the outstanding shares of Series A preferred stock (the “Requisite Holders”), given either at a special meeting of such holders of Series A preferred stock duly called for that purpose or pursuant to a written consent of the Requisite Holders. If the holders of shares of Series A preferred stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, then any directorship not so filled shall remain vacant until such time as the holders of the Series A preferred stock elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Company other than by the stockholders of the Company that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class.

4. Conversion.

The holders of the Series A preferred stock shall have conversion rights (the “Conversion Rights”) as follows:

Each share of Series A preferred stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of common stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” shall initially be equal to the Series A Original Issue Price. The Series A Conversion Price, and the rate at which shares of Series A preferred stock may be converted into shares of common stock, shall be subject to adjustment as provided in the Second Amended and Restated Articles of Incorporation.

46

In the event of a notice of redemption of any shares of Series A preferred stock, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A preferred stock.

Upon the vote or written consent of the Requisite Holders, all of the outstanding Series A preferred stock shall convert into shares of common stock of the Company in accordance with the Second Amended and Restated Articles of Incorporation.

5. Redemption.

Unless prohibited by Nevada law governing distributions to stockholders, each share of Series A preferred stock shall be redeemed by the Company at a price equal to at a price equal to the greater of (A) 100% of the Series A Original Issue Price per such share of Series A preferred stock, plus any Series A Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon and (B) the fair market value of such share of Series A preferred stock (as determined in accordance with the Second Amended and Restated Articles of Incorporation) as of the date of the Company’s receipt of a request for redemption (the “Redemption Price”), in three (3) annual installments commencing not more than sixty (60) days after receipt by the Company at any time on or after the second (2nd) anniversary of the date on which the first share of Series A preferred stock was issued from the Requisite Holders of written notice requesting redemption of all shares of Series A preferred stock (the “Redemption Request”). Upon receipt of a Redemption Request, the Company shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Nevada law governing distributions to stockholders.

We do not plan to list the Series A preferred stock or the subscription rights on any stock exchange or the over-the-counter stock exchange market.

Warrants and Options

As of the date of this prospectus, the Company had outstanding warrants exercisable to purchase 350,996,043 shares of common stock at an exercise price of $0.014 per share, subject to certain adjustments as described below, and outstanding options exercisable to purchase 15,385,000 shares of common stock at an exercise price of $0.07 per share. The exercise prices of such warrants are subject to adjustment based on varying anti-dilution provisions contained in such warrants but in no event will the exercise price of such warrants be below the offering price in the rights offering.

Anti-Takeover Provisions of Nevada State Law

Certain anti-takeover provisions of Nevada law could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition arguably could benefit our stockholders. Nevada’s “combinations with interested stockholders” statutes, NRS 78.411 through 78.444, inclusive, prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination, or the transaction by which such person becomes an “interested stockholder”, in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Further, in the absence of prior approval certain restrictions may apply even after such two-year period. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These statutes generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We have made such an election in our original articles of incorporation.

47

Nevada’s “acquisition of controlling interest” statutes, NRS 78.378 through 78.379, inclusive, contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. Absent such provision in our bylaws, these laws would apply to us as of a particular date if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one fifth or more, but less than one third, (2) one third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

Nevada law also provides that directors may resist a change or potential change in control if the directors determine that the change is opposed to, or not in the best interests of, the corporation. The existence of the foregoing provisions and other potential anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our Company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Issuer Direct Corporation. with its principal address at 1981 Murray Holladay Road, Suite 100, SLC UT, 84117. Its telephone number is 801.272.9294.

Stock Quotation

Our common stock is currently quoted on OTCQB and under the symbols “HCYT”.

Indemnification of Directors and Officers

Our Articles of Incorporation provide that to the fullest extent permitted under Nevada law, our directors will not be personally liable to the Company or its stockholders for monetary damages for breach of the duty of care, breach of fiduciary duty or breach of any other duties as directors. Our Articles of Incorporation also provide for indemnification of our directors and officers by the Company to the fullest extent permitted by law. The Company maintains D&O insurance coverage.

48

PRIVATE PLACEMENT OF WARRANTS

On April 17, 2020 (the “Signing Date”), we entered into a securities purchase agreement (the “Purchase Agreement”) with several institutional and accredited investors pursuant to which we sold to the investors in a private placement an aggregate of 363,146,765 warrants to purchase up to an aggregate of 363,146,765 shares of common stock for gross proceeds to the Company of approximately $5,084,000.

We intend to use the net proceeds primarily for working capital and general corporate purposes.

The Warrants are exercisable for a period of ten (10) years from the date of issuance and has an exercise price of $0.014 per share, subject to adjustment as set forth in the Warrant for stock splits, stock dividends, recapitalizations and similar customary adjustments. The investor may exercise the warrant on a cashless basis if the shares of common stock underlying the warrant (the “Warrant Shares”) are not then registered pursuant to an effective registration statement.

The Investors have contractually agreed to restrict their ability to exercise the Warrants such that the number of shares of the Company’s common stock held by the Investors and their respective affiliates after such exercise does not exceed the Beneficial Ownership Limitation set forth in the Warrant which may not exceed 4.99% (or 9.99%, at the election of each Investor) of the Company’s then issued and outstanding shares of common stock.

SELLING STOCKHOLDERS

The common stock being offered by the selling stockholders are those issuable to the investor upon exercise of the warrants. For additional information regarding the issuances of those warrants see “Private Placement of Warrants” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock and warrants, unless otherwise indicated the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by the selling stockholders. The second column lists the number of shares of common stock beneficially owned each of the by the selling stockholders, based on its ownership of the shares of common stock, preferred stock and warrants, as of January 25, 2022 assuming exercise of the warrants and preferred stock held by the selling stockholders on that date, without regard to any limitations on exercises. As of January 25, 2022, 167,857,522 shares of the Company’s common stock were issued and outstanding.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

This prospectus generally covers the resale of the maximum number of shares of common stock issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

49

Unless indicated otherwise as set forth in the footnotes below, under the terms of the warrants the investors may not exercise the warrants to the extent such exercise would cause such investor, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised (the “Beneficial Ownership Limitation”).

Name of Selling Stockholder	Ownereship before the Offering		Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Ownership after the Offering
FWHC Bridge, LLC	602,654,164	(1)	150,324,857	452,329,307
FWHC Bridge Friends, LLC	22,118,983	(2)	7,488,063	14,630,920
CTS Equities, L.P. (f/ka/ Blue Zone Med)	57,984,955	(3)	18,720,156	39,264,799
CFRS Investments, LLC	77,416,438	(4)	26,208,219	51,208,219
Grammen Holdings, LLC	11,059,491	(5)	3,744,031	7,315,460
JEK SEP/Property, LP	5,529,746	(6)	1,872,016	3,657,730
EFO Breathe Easy, LP	1,105,949	(7)	374,403	731,546
Bronx Sox Partners, LP	3,317,847	(8)	1,123,209	2,194,638
Eminence Interests, LP	3,317,847	(9)	1,123,209	2,194,638
WPE Kids Partners, LP	11,059,491	(10)	3,744,031	7,315,460
James R. Tipps	829,461	(11)	280,802	548,659
Richard Molinsky	561,076		561,076	0
John Vaughn Deasy	2,863,385	(12)	842,407	2,020,978
Lance McNeill	2,761,937	(13)	934,540	1,827,397
Tim Erensen	928,933	(14)	280,538	648,395
Julie Krupala	1,658,924	(15)	561,605	1,097,319
DB-BZ, LLC	31,398,729	(16)	9,360,079	22,038,650
Ralph Cioffi	953,757	(17)	280,450	673,307
Edward G. Gongola, Jr.	552,973	(18)	187,201	365,772
Rellie, LLC	1,105,949	(19)	374,403	731,546
Lee R. Weeks	828,757	(20)	280,450	548,307
Chaac Capital Group, LLC	828,757	(21)	280,450	548,307
G Capital Investments LLC	11,036,007	(22)	3,732,289	7,303,718
Curt J. Miller	1,859,524	(23)	561,605	1,297,919
NADG (US) Investments LLLP	11,803,418	(24)	3,740,509	8,062,909
Gregg Gagliardi	476,967	(25)	140,269	336,698
S. Adele Jones	1,907,514	(26)	560,900	1,346,614
Alexandra H. Jones	1,907,514	(27)	560,900	1,346,614
Uyona Management II, LLC*	16,575,147	(28)	5,609,002	10,966,145
Peter Jacobsen	3,814,325	(29)	1,121,448	2,692,877
Virginia E. Dadey	372,289		372,289	0
John Lemak	1,160,260	(30)	392,630	767,630
YPH, LLC*	5,515,656	(31)	1,864,971	3,650,685

*	Individual or entity is controlled by an officer and/or director of the Company.

(1)	Comprised of 336,785,551 shares of preferred stock;
(2)	Comprised of 14,630,920 shares of preferred stock;
(3)	Comprised of 2,687,500 shares of common stock held under the name Blue Zone Med and 36,577,299 shares of preferred stock under the name CTD Equity;
(4)	Comprised of 51,208,219 shares of preferred stock;
(5)	Comprised of 7,315,460 shares of common stock;

50

(6)	Comprised of 3,657,730 shares of common stock;
(7)	Comprised of 7,315,546 shares of common stock;
(8)	Comprised of 2,194,638 shares of common stock;
(9)	Comprised of 2,194,638 shares of common stock;
(10)	Comprised of 7,315,460 shares of common stock;
(11)	Comprised of 548,659 shares of preferred stock;
(12)	Comprised of 2,020,978 shares of common stock;
(13)	Comprised of 1,827,397 shares of preferred stock;
(14)	Comprised of 100,000 shares of common stock and 548,395 shares of preferred stock;
(15)	Comprised of 1,097,319 shares of common stock;
(16)	Comprised of 3,750,000 shares of common stock and 18,288,650 shares of preferred stock;
(17)	Comprised of 125,000 shares of common stock and 548,307 shares of preferred stock;
(18)	Comprised of 365,772 shares of common stock;
(19)	Comprised of 731,546 shares of common stock;
(20)	Comprised of 548,307 shares of preferred stock;
(21)	Comprised of 548,307 shares of preferred stock;
(22)	Comprised of 7,303,718 shares of preferred stock;
(23)	Comprised of 200,000 shares of common stock held jointly with his wife and 1,097,919 shares of preferred stock held individually;
(24)	Comprised of 8,062,909 shares of common stock;
(25)	Comprised of 62,500 shares of common stock and 274,198 shares of preferred stock;
(26)	Comprised of 250,000 shares of common stock and 1,096,614 shares of preferred stock;
(27)	Comprised of 250,000 shares of common stock and 1,096,614 shares of preferred stock;
(28)	Comprised of 10,966,145 shares of preferred stock;
(29)	Comprised of 500,000 shares of common stock and 2,192,877 shares of preferred stock;
(30)	Comprised of 767,630 shares of common stock;
(31)	Comprised of 3,650,685 shares of preferred stock;

51

PLAN OF DISTRIBUTION

The Selling Stockholders (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTCQB or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. The selling stockholders may offer their shares at fixed or negotiated prices. Each Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each of the Selling Stockholders have informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

52

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Sichenzia Ross Ference LLP, New York, New York. Sichenzia Ross Ference LLP or certain members or employees of Sichenzia Ross Ference LLP have been issued common stock of the Company.

EXPERTS

The consolidated financial statements of H-CYTE, Inc. as of and for the years ended December 31, 2020 and 2019 have been audited by Frazier & Deeter, LLC, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in this prospectus and registration statement in reliance upon the report (which report includes an explanatory paragraph relating to our ability to continue as a going concern) of Frazier & Deeter, LLC, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Federal securities laws require us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, and other information with the Commission. The SEC maintains a web site (http://www.sec.gov) at which you can read or download our reports and other information.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the registration statement, and such exhibits and schedules. The registration statement may be accessed at the SEC’s web site.

53

F-1

H-Cyte, Inc

Consolidated Balance Sheets

(Expressed in U.S. Dollars)

(Unaudited)

	(Unaudited)
	Sept 30, 2021	December 31, 2020
Assets

Current Assets
Cash	$307,213	$1,640,645
Accounts receivable	9,200	-
Patient financing receivable, current portion	35,080	-
Other receivables	551	22,123
Prepaid expenses	106,228	94,434
Total Current Assets	458,272	1,757,202

Right-of-use asset	162,207	278,552
Property and equipment, net	40,344	139,175
Patient financing receivable, net of current portion	61,547	-
Other assets	18,412	29,239
Total assets	$740,782	$2,204,168

Liabilities and Stockholders’ Deficit

Current Liabilities
Accounts payable	$1,044,727	$1,006,968
Accrued liabilities	187,119	276,415
Other current liabilities	141,330	154,812
Notes payable, current portion	67,444	67,444
Convertible notes payable, related parties	1,584,665	-
Convertible notes payable	1,091,080	-
PPP Loan, current portion	105,878	606,811
Deferred revenue	410,031	634,149
Lease liability, current portion	92,589	139,189
Interest payable	4,385	6,898
Total Current Liabilities	4,729,248	2,892,686

Long-term Liabilities
Lease liability, net of current portion	87,304	157,050
PPP Loan, net of current portion	-	202,271
Total Long-term Liabilities	87,304	359,321

Total Liabilities	4,816,552	3,252,007

Stockholders’ Equity (Deficit)
Preferred Stock - $.001 par value: 1,000,000,000 shares authorized; Series A Preferred Stock - $.001 par value: 800,000,000 shares authorized, 515,874,354 and 538,109,409 shares issued and outstanding at September 30, 2021 and, December 31, 2020, respectively	515,874	538,109
Common stock - $.001 par value: 1,600,000,000 shares authorized, 149,394,519 and 127,159,464 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	149,394	127,159
Additional paid-in capital	43,540,358	42,515,999
Accumulated deficit	(47,911,264)	(43,858,974)
Non-controlling interest	(370,132)	(370,132)
Total Stockholders’ Deficit	(4,075,770)	(1,047,839)

Total Liabilities and Stockholders’ Deficit	$740,782	$2,204,168

The accompanying notes are an integral part of these consolidated financial statements

F-2

H-Cyte, Inc

Consolidated Statement of Operations

(Expressed in U.S Dollars)

(Unaudited)

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2021	2020	2021	2020

Revenues	$460,216	$649,892	$1,286,841	$1,686,168
Cost of Sales	(138,786)	(161,252)	(553,454)	(608,079)
Gross Profit	321,430	488,640	733,387	1,078,089

Operating Expenses
Salaries and related costs	534,752	606,294	1,782,646	2,425,094
Share based compensation	162,359	-	1,024,359	643
Loss on disposal of property and equipment	-	-	92,804	-
Other general and administrative	789,365	542,317	2,229,120	2,806,707
Research and development	3,285	201,658	3,285	1,151,658
Advertising	58,643	51,643	223,871	222,196
Depreciation and amortization	300	30,095	13,859	69,447
Total Operating Expenses	1,548,704	1,432,007	5,369,944	6,675,745

Operating Loss	(1,227,274)	(943,367)	(4,636,557)	(5,597,656)

Other Income (Expense)
Forgiveness of PPP loan	698,820	-	698,820	-
Gain on extinguishment of debt	-	-	-	1,300,088
Interest expense	(50,516)	(1,039,349)	(110,446)	(1,458,521)
Other income (expense)	(7,641)	(34,504)	(4,107)	(25,182)
Change in fair value of redemption put liability	-	97,997	-	272,705
Loss on derivative instrument	-	-	-	(2,306,121)
Warrant modification expense	-	-	-	(70,851)
Change in fair value of derivative liability - warrants	-	5,869,102	-	2,986,853
Total Other Income (Expense)	640,663	4,893,246	584,267	698,971

Net Income (Loss)	$(586,611)	$3,949,879	$(4,052,290)	$(4,898,685)

Accrued dividends on outstanding Series B Convertible Preferred Stock	-	7,856	-	44,456
Deemed dividend on Series D Convertible Preferred Stock	-	36,450	-	277,719
Net Income (Loss) attributable to common stockholders	$(586,611)	$3,905,573	$(4,052,290)	$(5,220,860)

Net Income (Loss) per share
Basic	$(0.00)	$0.03	$(0.03)	$(0.05)
Diluted	$(0.00)	$0.01	$(0.03)	$(0.05)

Weighted average outstanding shares - basic	142,407,798	116,970,322	140,074,271	106,691,185
Weighted average outstanding shares - diluted	142,407,798	664,244,972	140,074,271	106,691,185

The accompanying notes are an integral part of these consolidated financial statements

F-3

H-Cyte, Inc

Statements of Stockholders’ Equity (Deficit)

(Expressed in U. S. Dollars)

(Unaudited)

Three months ended	Preferred Series A Stock		Preferred Series B Stock		Common Stock		Additional Paid-in	Accumulated	Non-controlling	Total Stockholders’
September 30, 2020 and 2021	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Interest	Deficit
Balances - June 30, 2020	-	$-	6,100	$6	104,246,357	$104,246	$27,761,076	$(46,248,302)	$(370,132)	$(18,753,106)

Conversion of Series B Preferred Stock to Common Stock	-	-	(6,100)	(6)	2,119,713	2,120	150,983	-	-	153,097
Accrued dividends on Series B Preferred Stock	-	-	-	-	-	-	(7,856)	-	-	(7,856)
Deemed dividend on Series D Preferred Stock	-	-	-	-	-	-	(36,450)	-	-	(36,450)
Conversion of Short-term convertible notes to Preferred Stock	287,984,337	287,984	-	-	-	-	4,751,484	-	-	5,039,468
Conversion of related party warrants to equity	-	-	-	-	-	-	107,123	-	-	107,123
Conversion of Series D Preferred Stock to Common Stock	-	-	-	-	15,773,363	15,773	6,422,441	-	-	6,438,214
Reclassification of Series B warrants to Common Stock	-	-	-	-	-	-	73,805	-	-	73,805
Reclassification of Series D warrants to Common Stock	-	-	-	-	-	-	337,400	-	-	337,400
Issuance of Series A Preferred Stock in Rights Offering	218,285,024	218,285	-	-	-	-	2,517,451	-	-	2,735,736
Conversion of Short-term related party convertible notes to Preferred Stock	35,860,079	35,860	-	-	-	-	412,541	-	-	448,401
Net loss	-	-	-	-	-	-	-	3,949,879	-	3,949,879
Balances – September 30, 2020	542,129,440	$542,129	-	$-	122,139,433	$122,139	$42,489,998	$(42,298,423)	$(370,132)	$485,711

	Preferred Series A Stock		Preferred Series B Stock		Common Stock		Additional Paid-in	Accumulated	Non-controlling	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Interest	Deficit
Balances - June 30, 2021	520,305,884	$520,305	-	-	144,962,989	$144,963	$43,377,999	$(47,324,653)	$(370,132)	$(3,651,518)
Share based compensation	-	-	-	-	-	-	162,359	-	-	162,359
Conversion of Series A Preferred Stock to common stock	(4,431,530)	(4,431)	-	-	4,431,530	4,431	-	-	-	-
Net Loss	-	-	-	-	-	-	-	(586,611)	-	(586,611)
Balances – September 30, 2021	515,874,354	$515,874	-	-	149,394,519	$149,394	$43,540,358	$(47,911,264)	$(370,132)	$(4,075,770)

F-4

Nine months ended	Preferred Series A Stock		Preferred Series B Stock		Common Stock		Additional Paid-in	Accumulated	Non-controlling	Total Stockholders’
September 30, 2020 and 2021	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Interest	Deficit
Balances - December 31, 2019	-	$-	6,100	$6	99,768,704	$99,769	$28,172,146	$(37,362,531)	$(370,132)	$(9,460,742)
Accrued dividends on Series B Preferred Stock	-	-	-	-	-	-	(44,456)	-	-	(44,456)
Adjustment of exercise price on certain warrants	-	-	-	-	-	-	(438,913)	-	-	(438,913)
Reclassification of Series B warrants to equity	-	-	-	-	-	-	73,805	-	-	73,805
Reclassification of Series D warrants to equity	-	-	-	-	-	-	337,400	-	-	337,400
Conversion of Series B Preferred Stock	-	-	(6,100)	(6)	2,119,713	2,120	150,983	-	-	153,097
Conversion of Series D Preferred Stock to Common Stock	-	-	-	-	15,773,363	15,773	6,422,441	-	-	6,438,214
Conversion of Short-term related party convertible notes to Preferred Stock	35,860,079	35,860	-	-	-	-	412,541	-	-	448,401
Issuance of Common Stock in connection with extinguishment of short term notes, related parties	-	-	-	-	4,368,278	4,368	214,046	-	-	218,414
Deemed dividend on Series D Preferred Stock	-	-	-	-	-	-	(277,719)	-	-	(277,719)
Deemed dividend on Series D Preferred Stock at issuance	-	-	-	-	-	-	-	(37,207)	-	(37,207)
Conversion of related party warrants to equity	-	-	-	-	-	-	107,123	-	-	107,123
Issuance of Common Stock in exchange for consulting fees incurred	-	-	-	-	109,375	109	34,891	-	-	35,000
Issuance of warrants pursuant to private placement of Series D Convertible Preferred Stock	-	-	-	-	-	-	31,902	-	-	31,902
Conversion of short-term convertible notes to Preferred Stock	287,984,337	287,984	-	-	-	-	4,751,484	-	-	5,039,468
Issuance of warrants pursuant to extension of convertible short-term notes	-	-	-	-	-	-	17,636	-	-	17,636
Issuance of warrants pursuant to extension of maturity date on convertible debt	-	-	-	-	-	-	6,595	-	-	6,595
Issuance of Series A Preferred Stock in Rights Offering	218,285,024	218,285	-	-	-	-	2,517,451	-	-	2,735,736
Share based compensation	-	-	-	-	-	-	643	-	-	643
Net loss	-	-	-	-	-	-	-	(4,898,685)	-	(4,898,685)
Balances – September 30, 2020	542,129,440	$542,129	-	$-	122,139,433	$122,139	$42,489,998	$(42,298,423)	$(370,132)	$485,711

	Preferred Series A Stock		Preferred Series B Stock		Common Stock		Additional Paid-in	Accumulated	Non-controlling	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Interest	Deficit
Balances - December 31, 2020	538,109,409	$538,109	-	$-	127,159,464	$127,159	$42,515,999	$(43,858,974)	$(370,132)	$(1,047,839)
Conversion of Series A Preferred Stock to common stock	(22,235,055)	(22,235)	-	-	22,235,055	22,235	-	-	-	-
Share based compensation	-	-	-	-	-	-	1,024,359	-	-	1,024,359
Net loss	-	-	-	-	-	-	-	(4,052,290)	-	(4,052,290)
Balances – September 30, 2021	515,874,354	$515,874	-	$-	149,394,519	$149,394	$43,540,358	$(47,911,264)	$(370,132)	$(4,075,770)

The accompanying notes are an integral part of these financial statements

F-5

H-Cyte, Inc

Consolidated Statements of Cash Flows

(Expressed in U.S Dollars)

(Unaudited)

	Nine Months Ended Sept 30,
	2021	2020
Cash Flows from Operating Activities
Net loss	$(4,052,290)	$(4,898,685)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	13,859	69,447
Amortization of debt discount	-	1,395,007
Forgiveness of PPP loan	(698,820)	-
Issuance of warrants to extend convertible debt	-	17,636
Issuance of warrants pursuant to short-term notes, related party	-	(1,300,088)
Issuance of warrants to extend short-term debt	-	6,595
Share based compensation expense	1,024,359	643
Common stock issued for consulting services	-	35,000
Change in fair value of derivative liability - warrants	-	(2,986,853)
Change in fair value of derivative liability - warrants	-	(272,705)
Change in fair value of derivative liability - Day one derivative loss	-	2,306,121
Warrant modification expense	-	70,851
Loss on disposal of property and equipment	92,804	-
Changes in operating assets and liabilities:
Accounts receivable	(9,200)	20,167
Patient financing receivable, current portion	(35,080)	-
Other receivables	21,572	16,372
Patient financing receivable, net of current portion	(61,547)	-
Prepaid expenses and other assets	(968)	707,457
Interest payable	6,333	35,565
Accounts Payable	37,759	(237,409)
Accrued liabilities	(89,296)	(21,206)
Other current liabilities	(13,482)	(15,680)
Deferred revenue	(224,118)	(409,375)

Net Cash Used in Operating Activities	(3,988,115)	(5,461,140)

Cash Flows from Investing Activities
Purchase of property and equipment	(7,832)	(2,285)
Net Cash Used in Investing Activities	(7,832)	(2,285)

Cash Flows from Financing Activities
Proceeds from convertible notes payable, related parties	1,584,665	-
Proceeds from convertible notes payable	1,091,080	-
Proceeds from PPP loan	-	809,082
Payments on PPP Loan	(13,230)	(10,937)
Proceeds from warrants, net of issuance costs	-	3,842,695
Proceeds from issuance of Preferred Stock Series A, net of issuance costs	-	2,735,736
Proceeds from issuance of Series D Convertible Preferred Stock	-	100,000
Net Cash Provided by Financing Activities	2,662,515	7,476,576

Net Change in Cash	(1,333,432)	2,013,151

Cash - Beginning of period	1,640,645	1,424,096

Cash - End of period	$307,213	$3,437,247

Supplementary Cash Flow Information
Cash paid for interest	$3,367	$17,066

Non-cash investing and financing activities
Deemed Dividend on Series D Convertible Preferred Stock	$-	$314,926
Conversion of Series D Preferred Stock to Common Stock	-	6,438,214
Conversion of related party (Horne) warrants to equity	-	107,123
Reclassification of Series B warrants to equity	-	73,805
Reclassification of Series D warrants to equity	-	337,400
Issuance of Common Stock in exchange for consulting fees	-	35,000
Issuance of warrants to extend short-term debt	-	6,595
Issuance of warrants pursuant to extension of convertible short-term notes	-	17,636
Conversion of Series B Preferred Stock to Common Stock	-	153,097
Conversion of short-term related party convertible notes to Preferred Stock	-	412,541
Conversion of short-term convertible notes to Preferred Stock	-	4,751,484
Dividends accrued on Series B Preferred Stock	-	44,456
Adjustment of exercise price on convertible debt	-	438,913
Issuance of Common Stock in connection with extinguishment of short-term notes, related parties	-	218,414
Issuance of Warrants in connection with Series D Convertible Preferred Stock	-	31,902

The accompanying notes are an integral part of these consolidated financial statements

F-6

H-Cyte, Inc

Notes to the Consolidated Financial Statements

(expressed in U.S. dollars)

(Unaudited)

Note 1 - Description of the Company

H-CYTE, Inc (“the Company”) is a hybrid-biopharmaceutical company dedicated to developing and delivering new treatments for patients with chronic respiratory and pulmonary disorders. During the last two years, the Company has evolved into two separate divisions with its entrance into the biologics development space (“Biologics Division”). This new division is complementary to the Company’s current Lung Health Institute (LHI) autologous infusion therapy business (“Infusion Division”) and is focused on underserved disease states. On September 8, 2021, the Company announced that its Lung Health Institute facilities changed its name to Centers for Respiratory Health as the clinics continue to deliver treatments for patients with chronic respiratory and pulmonary disorders.

The consolidated results for H-CYTE include the following wholly-owned subsidiaries: H-CYTE Management, LLC, Medovex Corp, Cognitive Health Institute, LLC, and Lung Institute Tampa, LLC and the results include Lung Institute Dallas, PLLC (“LI Dallas”), Lung Institute Nashville, PLLC (“LI Nashville”), Lung Institute Pittsburgh, PLLC (“LI Pittsburgh”), and Lung Institute Scottsdale, LLC (“LI Scottsdale”), as Variable Interest Entities (“VIEs”). Additionally, H-CYTE Management, LLC is the operator and manager of the various Lung Health Institute (LHI) clinics: LI Dallas, LI Nashville, LI Pittsburgh, and LI Scottsdale. The LI Dallas and LI Pittsburgh clinics did not reopen in 2020 after the temporary closure of all LI clinics due to COVID-19. These two clinics will remain permanently closed.

On September 11, 2020, with the closing of the Rights Offering, FWHC, LLC, FWHC Bridge, LLC, and FWHC Bridge Friends, LLC (collectively known as “FWHC”) gained control of the Company by subsequently owning approximately 61% of the fully diluted shares of the Company (for further discussion, see Notes 8 and 9-”Equity Transactions” to the consolidated financial statements in the Company’s 2020 Annual Report on Form 10-K).

Autologous Infusion Therapy (“Infusion Division”)

The Infusion Division develops and implements innovative treatment options in autologous cellular therapy (PRP-PBMC) to treat chronic lung disorders. Committed to an individualized patient-centric approach, this division provides oversight and management of the highest quality to the LHI clinics, while producing positive medical outcomes following the strictest Centers for Disease Control and Prevention (the “CDC”) guidelines.

Biotech Development (“Biologics Division”)

On June 21, 2019, H-CYTE entered into an exclusive product supply agreement with Rion, LLC (“Rion”) to develop and distribute (post U.S. Food & Drug Administration, the “FDA”, approval) a biologic combining its PRP-PBMC technology with Rion’s exosomes (“EV”) technology for the treatment of chronic obstructive pulmonary disease (“COPD”), the fourth leading cause of death in the U.S. Rion has established a novel EV technology to harness the healing power of the body. Rion’s innovative technology, based on science developed at Mayo Clinic, provides an off-the-shelf platform to enhance healing in soft tissue, musculoskeletal, cardiovascular, and neurological organ systems. This agreement provides for a 10-year exclusive and extendable supply agreement with Rion to enable H-CYTE to develop combined proprietary biologics. The Company is evaluating alternate EV technologies to determine the most favorable path forward.

On October 9, 2019, the Company entered into a services agreement with Rion which provides the Company the benefit of Rion’s resources and expertise for the limited purpose of (i) consulting with and assisting H-CYTE in the further research and development for the generation of a new biologic and (ii) subsequently assisting H-CYTE in seeking and obtaining FDA Phase 1 IND clearance for this biologic as necessary. Rion has completed the research and development work which is under review by the Company. The Company is assessing if the Rion combined proprietary biologic is a more viable solution than potentially progressing with a single entity biologic from an alternative commercial source.

F-7

On April 2, 2021, the Company entered into a series of agreements with Medovex, LLC to pursue a joint venture regarding the continued development and commercialization of the DenerveX device for business outside of the U.S. The Company has determined that the transactions resulting from the series of agreements with Medovex, LLC are immaterial. The Company will assess the progress of the joint venture on a quarterly basis for materiality.

Note 2 – Basis of presentation

The accompanying interim consolidated financial statements have been prepared based upon U.S. Securities and Exchange Commission rules that permit reduced disclosure for interim periods. Therefore, they do not include all information and footnote disclosures necessary for a complete presentation of the Company’s financial position, results of operations, and cash flows in conformity with generally accepted accounting principles. The Company filed audited consolidated financial statements as of and for the fiscal years ended December 31, 2020 and 2019, which included all information and notes necessary for such complete presentation in conjunction with its 2020 Annual Report on Form 10-K.

The results of operations for the interim period ended September 30, 2021 are not necessarily indicative of the results to be expected for any future period or the entire fiscal year. These interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2020, which are contained in the Company’s 2020 Annual Report on Form 10-K. For further discussion refer to Note 2 – “Basis Of Presentation And Summary of Significant Accounting Policies” to the consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Critical Accounting Policies and Estimates” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Note 3 - Liquidity, Going Concern and Management’s Plans

The Company incurred net losses of approximately $587,000 and $4,052,000 for the three and nine months ended September 30, 2021. The Company has historically incurred losses from operations and expects to continue to generate negative cash flows as it implements its plan around the Biosciences Division. The interim consolidated financial statements are prepared using accounting principles generally accepted in the United States (“U.S. GAAP”) as applicable to a going concern.

COVID-19 has adversely affected the Company’s financial condition and results of operations. The impact of the outbreak of COVID-19 on the economy in the U.S. and the rest of the world is expected to continue to be significant. The extent to which the COVID-19 outbreak will continue to impact the economy is highly uncertain and cannot be predicted. Accordingly, the Company cannot predict the extent to which its financial condition and results of operations will be affected.

F-8

Convertible Notes Payable

On April 1, 2021, the Company, entered into a Secured Convertible Note Purchase Agreement (the “April 2021 Note Purchase Agreement”) with five (5) investors (the “Holders”). Pursuant to the terms of the April 2021 Note Purchase Agreement, the Company sold promissory notes in the aggregate principal amount of $2,575,000 maturing on March 31, 2022 with an annual interest rate of 8%. The Notes, plus accrued interest, are convertible into shares of Common Stock at a discount of 20% to the price paid for such New Securities in the next round of financing that meets the definition of Qualified Financing as defined in the April 2021 Note Purchase Agreement. The Notes are secured by the assets of the Company under a security agreement with the Holders. The lead investor of the April 2021 Note Purchase Agreement, FWHC Bridge, LLC, advanced $1,500,000 of the total amount to the Company. FWHC Bridge, LLC is an affiliated entity of FWHC, LLC, which is a principal stockholder and related party of the Company. An additional affiliate of FWHC, LLC provided an additional $25,000 as part of the April 2021 Note Purchase Agreement.

On October 14, 2021, H-Cyte, Inc. (the “Company”) entered into the Second Closing Bring Down Agreement (the “October 2021 Note Purchase Agreement”) whereby the five (5) investors who had entered into the April 2021 Note Purchase Agreement purchased new notes in the Company in the aggregate principal amount of $750,000. The Notes are due and payable on March 31, 2022 and bear interest at an annual rate of 8%. The Notes are convertible into shares of Common Stock at a discount of 20% to the price paid for such New Securities in the next financing that meets the definition of a Qualified Financing as defined in the April 2021 Note Purchase Agreement. The Notes are secured by all of the assets of the Company under a security agreement with the Holders. The lead investor of the October 2021 Note Purchase Agreement, FWHC Bridge, LLC, advanced $437,000 of the total amount to the Company. FWHC Bridge, LLC is an affiliated entity of FWHC, LLC, which is a principal stockholder and related party of the Company. An additional affiliate of FWHC, LLC provided an additional $7,500 as part of the October 2021 Note Purchase Agreement. The Company chose early adoption of ASU 2020-06 Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity effective January 1, 2021 related to the April 2021 and October 2021 Note Purchase Agreements.

The Company had cash on hand of approximately $307,000 as of September 30, 2021 and approximately $644,000 as of November 9, 2021. The Company’s cash is insufficient to fund its operations over the next year and the Company is currently working to obtain additional debt or equity financing to help support the Biosciences Division’s business model.

There can be no assurance that the Company will be able to raise additional funds or that the terms and conditions of any future financings will be workable or acceptable to the Company or its shareholders. If the Company is unable to fund its operations from existing cash on hand, operating cash flows, additional borrowings, or raising equity capital, the Company may be forced to discontinue operations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 – Right-of-use Asset And Lease Liability

The components of lease expense, which are included in other general and administrative expense, for the three and nine months ended September 30, 2021 and 2020, respectively, are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating lease expense	$69,582	140,381	253,233	442,409

Cash paid for amounts included in the measurement of lease liabilities for the three and nine months ended September 30, 2021 and 2020, respectively, are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating cash flows from operating leases	$69,582	140,381	253,233	442,409

Supplemental balance sheet and other information related to operating leases are as follows:

	September 30, 2021	December 31, 2020

Operating leases right-of-use assets	$162,207	278,552
Lease liability, current portion	92,589	139,189
Lease liability, net of current portion	87,304	157,050
Total operating lease liabilities	$179,893	296,239
Weighted average remaining lease term	1.92 years	2.32 years
Weighted average discount rate	9.96%	10.31%

F-9

Future maturities of operating lease liabilities as of September 30, 2021 are as follows:

Operating leases

Remainder of 2021	$25,584
2022	102,891
2023	69,333
Total lease payments	197,808
Less: Interest	17,915
Total lease liability	$179,893

The Company did not renew its corporate office space lease in Tampa, FL which expired on March 31, 2021. The Company leases medical clinic space in Tampa, FL, Nashville, TN, and Scottsdale, AZ. These clinic locations have various expiration dates through August 31, 2023. The leasing arrangements contain various renewal options that are adjusted for increases in the consumer price index or agreed upon rates. The Company entered into a twelve-month lease extension for its Tampa location beginning April 1, 2021 totaling $71,775. The Company also entered into a twelve-month lease extension for its Nashville location beginning November 1, 2021 totaling $94,500. The Dallas, TX lease expired on July 31, 2020 and the Pittsburgh, PA lease expired on October 31, 2020, neither of which were renewed as these clinic locations were permanently closed. The Company decided that its corporate staff will continue working remotely but the Company will have a small corporate meeting room in the Tampa LHI clinic.

Note 5 - Property And Equipment

Property and equipment, net, consists of the following:

	Useful Life	September 30, 2021	December 31, 2020
Furniture and fixtures	5-7 years	$96,185	$231,222
Computers and software	3-7 years	213,660	246,323
Leasehold improvements	15 years	40,130	155,583
		349,975	633,128
Less: accumulated depreciation		(309,631)	(493,953)

Total		$40,344	$139,175

Depreciation expense was approximately $300 and $14,000 for the three and nine months ended September 30, 2021, respectively. Depreciation expense was approximately $30,000 and $69,000 for the three and nine months ended September 30, 2020, respectively. The Company uses the straight-line depreciation method to calculate depreciation expense. The Company recorded a loss on disposal of approximately $0 and $93,000 for the three and nine months ended September 30, 2021, respectively.

Note 6 – Related Party Transactions

Board Members and Officers and Related Expenses

Effective February 1, 2019, the Company entered into an oral consulting agreement with Mr. Raymond Monteleone, Board Member and Chairman of the Audit Committee in which Mr. Monteleone received $10,000 per month for advisory services and $5,000 per quarter as Audit Committee Chair in addition to regular quarterly board meeting fees. Effective March 25, 2020, the Company reduced the advisory services to $5,000 per month and the fees per quarter as the Audit Committee Chair to $2,500 per quarter. On January 12, 2021, Mr. Monteleone was appointed as Chairman of the Board and Compensation Committee Chair. There are understandings between the Company and Mr. Monteleone for him to receive $5,000 per month to serve on the Board of Directors and an additional $2,500 per quarter to serve as Chairman of the Board, Audit Committee Chair, and Compensation Committee Chair. The Company expensed approximately $18,000 and $53,000 in compensation to Mr. Monteleone for the three and nine months ended September 30, 2021, respectively. The Company expensed approximately $18,000 and $65,000 in compensation to Mr. Monteleone for the three and nine months ended September 30, 2020, respectively.

F-10

Effective October 1, 2020, the Company entered into an oral agreement with Mr. Michael Yurkowsky in which Mr. Yurkowsky will receive $4,167 per month to serve on the Board of Directors. The Company expensed approximately $13,000 and $38,000 in compensation to Mr. Yurkowsky for the three and nine months ended September 30, 2021, respectively. For the three and nine months ended September 30, 2020, the Company expensed $0.

On January 12, 2021, Mr. William Horne stepped down as Chairman of the Board. Mr. Horne will remain a member of the Board. Effective March 1, 2021, the Company entered into an oral agreement with Mr. Horne in which Mr. Horne will receive $4,167 per month to serve on the Board of Directors. The Company expensed approximately $13,000 and $29,000 in Board fee compensation to Mr. Horne for the three and nine months ended September 30, 2021. For the three and nine months ended September 30, 2020, the Company expensed $0.

Debt and Other Obligations

The convertible notes payable and convertible notes payable, related parties are detailed in Note 3 - “Liquidity, Going Concern and Management’s Plans” in this Form 10-Q.

Change in Control

On September 11, 2020, with the closing of the Rights Offering, FWHC, LLC, FWHC Bridge, LLC, and FWHC Bridge Friends, LLC (collectively known as “FWHC”) gained control of the Company by subsequently owning approximately 61% of the fully diluted shares of the Company. On July 28, 2020, the Company issued an aggregate of 15,518,111 shares of its common stock to FWHC upon the conversion of its issued Series D Convertible Preferred Stock. The Preferred Stock was converted pursuant to a mandatory conversion triggered by the majority holder of the Series D Convertible Preferred Stock as set forth in the Certificate of Designations for the Series D Convertible Preferred Stock. On September 11, 2020, with the closing of the Rights Offering, FWHC was issued 123,031,819 shares of Preferred A Stock for conversion of the outstanding promissory notes from April 2020, 75,162,429 shares of Preferred A Stock for conversion of the April Secured Note, 35,860,079 shares of Preferred A Stock for conversion of the Hawes Notes, and 117,362,143 shares of Preferred A Stock issued upon the closing of the Rights Offering. FWHC was also issued 273,356,676 10-year warrants at $0.014 upon the closing of the Rights Offering.

Convertible Notes Payable

On April 1, 2021, the Company, entered into a Secured Convertible Note Purchase Agreement (the “April 2021 Note Purchase Agreement”) with five (5) investors (the “Holders”). Pursuant to the terms of the April 2021 Note Purchase Agreement, the Company sold promissory notes in the aggregate principal amount of $2,575,000 maturing on March 31, 2022 with an annual interest rate of 8%. The Notes are convertible into shares of Common Stock at a discount of 20% to the price paid for such New Securities in the next round of financing that meets the definition of Qualified Financing as defined in the April 2021 Note Purchase Agreement. The Notes are secured by the assets of the Company under a security agreement with the Holders. The lead investor of the April 2021 Note Purchase Agreement, FWHC Bridge, LLC, advanced $1,500,000 of the total amount to the Company. FWHC Bridge, LLC is an affiliated entity of FWHC, LLC, which is a principal stockholder and related party of the Company. An additional affiliate of FWHC, LLC provided an additional $25,000 as part of the April 2021 Note Purchase Agreement.

On October 14, 2021, H-Cyte, Inc. (the “Company”) entered into the Second Closing Bring Down Agreement (the “October 2021 Note Purchase Agreement”) whereby the five (5) investors who had entered into the April 2021 Note Purchase Agreement purchased new notes in the Company in the aggregate principal amount of $750,000. The Notes are due and payable on March 31, 2022 and bear interest at an annual rate of 8%. The Notes are convertible into shares of Common Stock at a discount of 20% to the price paid for such New Securities in the next financing that meets the definition of a Qualified Financing as defined in the Note Purchase Agreement. The Notes are secured by all of the assets of the Company under a security agreement with the Holders. The lead investor of the October 2021 Note Purchase Agreement, FWHC Bridge, LLC, advanced $437,000 of the total amount to the Company. FWHC Bridge, LLC is an affiliated entity of FWHC, LLC, which is a principal stockholder and related party of the Company. An additional affiliate of FWHC, LLC provided an additional $7,500 as part of the October 2021 Note Purchase Agreement.

Note 7 - Equity Transactions

Common Stock Issuance

In February 2020, the Company issued LilyCon Investments $35,000 in shares of the Company’s common stock at a weighted average share price of $0.32 per share for a total of 109,375 shares per the terms of the consulting agreement executed in February 2019.

F-11

On April 23, 2020, Horne Management, LLC agreed to convert the related notes plus accrued interest into (i) 4,368,278 shares of common stock of the Company and (ii) a ten-year warrant to purchase up to an equivalent number of shares of the Company’s common stock with such conversion to be effective as of April 17, 2020. This warrant will have an exercise price equal to the price per share at which securities were offered to investors for purchase at the Qualified Financing, which was $0.014, and is exercisable beginning on the day immediately following the closing of the Rights Offering, which occurred on September 11, 2020.

On July 28, 2020, the Company issued an aggregate of 17,893,076 shares of its common stock upon the conversion of all of its issued and outstanding Series B and Series D Preferred Stock (the “Preferred Stock”) and accumulated dividends. The Preferred Stock was converted pursuant to a mandatory conversion triggered by the majority holder of the Series D Preferred Stock as set forth in the Certificate of Designations for the Series D Preferred Stock.

On July 29, 2020, the Company filed its Second Amended and Restated Certificate of Incorporation (the “Amended COI”). The Amended COI provides for the issuance of up to 1,600,000,000 shares of Common Stock and 1,000,000,000 shares of Preferred Stock, of which 800,000,000 shares are designated as Series A Preferred Stock and eliminates the previously authorized classes of preferred stock. The Amended COI also delineates the rights of the Series A Preferred Stock.

Series A Preferred Stock

On September 11, 2020, the registered Rights Offering (Registration No. 333-239629) of the Company expired. Pursuant to the Rights Offering, on September 24, 2020, the Company issued (i) 15,235,381 shares of its Series A preferred stock at a price of $0.014 per share to holders of its common stock who validly exercised their subscription rights prior to the expiration time and (ii) 203,049,643 shares of its Series A preferred stock to the standby purchasers as part of the standby commitment. The Rights Offering, including the standby component, resulted in gross proceeds to the Company of $3,055,985.

Additionally, on September 24, 2020, the Company issued an aggregate of 323,844,416 shares of its Series A Preferred Stock to the holders of outstanding promissory notes, issued in April 2020, in the aggregate principal amount and accrued interest of $4,483,617. The notes were converted pursuant to a mandatory conversion triggered by the completion of the Rights Offering (for further discussion, see Note 9 - “Equity Transactions” to the consolidated financial statements in the Company’s 2020 Annual Report on Form 10-K).

During the three and nine months ended September 30, 2021, 4,431,530 and 22,235,055 shares of Series A Preferred Stock were converted to Common Stock at the request of certain Series A Preferred Shareholders.

Voting Rights

Holders of Series A Preferred Stock (“Series A Holders”) have the right to receive notice of any meeting of holders of common stock and to vote upon any matter submitted to a vote of the holders of common stock. Each Series A Holder shall vote on each matter on an as converted basis submitted to them with the holders of common stock.

Conversion

Series A Preferred Stock converts to common stock at a 1:1 ratio immediately upon request of the Series A Holder.

Liquidation

Series A Preferred Stock does not have preferential treatment over common stock shareholders if the Company liquidates or dissolves.

F-12

Share-Based Compensation

The Company utilizes the Black-Scholes valuation method to recognize share-based compensation expense over the vesting period. The expected life represents the period that the stock-based compensation awards are expected to be outstanding.

Stock Option Activity

On April 1, 2021, the Board of Directors of the Company approved and granted to certain directors and officers of the Company an aggregate of 54,750,000 stock options of which 4,750,000 were immediately vested on the date of grant. Each option granted has an exercise price of $0.07 per share and an expiration date of ten years from the date of grant. These options are not included in the Company’s current stock option plan as they were granted outside of the plan.

The Board of Directors decided not to renew the former CEO’s (Robert Greif) employment contract; therefore, the unvested shares were forfeited resulting in a reduction of share-based compensation of approximately $205,000 for the period ending September 30, 2021 that was recognized during the period ending June 30, 2021.

For the nine months ended September 30, 2020, all outstanding stock options were fully vested, and related compensation expense recognized. For the nine months ended September 30, 2021, 29,635,000 options were outstanding and 14,801,667 were vested. For the three and nine months ended September 30, 2021 the Company recognized approximately $162,000 and $1,024,000 in stock-based compensation expense, respectively. The Company has approximately $574,000 of unrecognized compensation costs related to non-vested stock options, which is expected to be recognized over a weighted average period of approximately 3.12 years.

Inputs used in the valuation models are as follows:

2021 Grants
Option value	$0.054	to	0.056
Risk Free Rate	0.90%	to	1.37%
Expected Dividend- yield	-	to	-
Expected Volatility	173.99%	to	176.04%
Expected term (years)	5	to	7

The following is a summary of stock option activity for the nine months ended September 30, 2020 and 2021:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Term (Years)
Outstanding at December 31, 2019	425,000	$1.38	7.71
Granted	-	-	-
Expired/Cancelled	(15,000)	1.35	-
Outstanding and exercisable at September 30, 2020	410,000	$1.39	7.23

Outstanding at December 31, 2020	410,000	$1.39	6.72
Granted	54,750,000	0.07	9.50
Expired/Cancelled	(25,525,000)	0.07	-
Outstanding at September 30, 2021	29,635,000	$0.10	9.41

Exercisable at September 30, 2021	14,801,667	$0.10	9.41

The following is a summary of the Company’s non-vested shares for the nine months ended September 30, 2021:

	Shares	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2020	-	-
Granted	54,750,000	0.03
Vested	(14,416,667)	0.05
Forfeited	(25,500,000)	0.07
Non-vested at September 30, 2021	14,833,333	0.11

Non-Controlling Interest

For the nine months ended September 30, 2021 and 2020, the Company consolidated the results for LI Dallas, LI Nashville, LI Pittsburgh, and LI Scottsdale as VIEs. The Company owns no portion of any of these four entities, however, the Company maintains control through their management role for each of the clinics, in accordance with each clinic’s respective management services agreement. Based on these agreements, the Company has the responsibility to run and make decisions on behalf of the clinics, except for medical care and procedures. Beginning in January 2018, the Company adopted the policy, for all of the VIEs, that the management fee charged by the Company would equal the amount of net income from each VIE on a monthly basis, bringing the amount of the net income to $0 each month for the VIEs. Due to this change in policy, there was no change in the non-controlling interest for the nine months ended September 30, 2021 or 2020 related to the net income (loss) as it was $0 each month through the management fee charged by the Company. The LI Dallas and LI Pittsburgh clinics did not reopen in 2020 after the temporary closure of all LI clinics due to COVID-19. These two clinics will remain permanently closed.

Net Loss Per Share

Basic loss per share is computed on the basis of the weighted average number of shares outstanding for the reporting period. Diluted loss per share is computed on the basis of the weighted average number of common shares plus dilutive potential common shares outstanding using the treasury stock method. Any potentially dilutive securities are antidilutive due to the Company’s net losses.

The Company excluded the following securities from the calculation of basic and diluted net loss per share as the effect would have been antidilutive:

	For the Nine Months Ended September 30,
	2021	2020
Warrants to purchase common stock (in the money)	385,033,082	367,515,043
Series A Preferred Stock convertible to common stock	515,874,354	542,129,440
Total	900,907,436	909,644,483

Excluded from the above table are 22,607,701 warrants and 29,635,000 stock options for the nine months ended September 30, 2021 as they are out of the money (exercise price greater than $0.04). Inclusion of such would be anti-dilutive.

F-13

Note 8 – Commitments & Contingencies

Litigation

From time to time, the Company may be involved in routine legal proceedings, as well as demands, claims and threatened litigation that arise in the normal course of our business. The ultimate amount of liability, if any, for any claims of any type (either alone or in the aggregate) may materially and adversely affect the Company’s financial condition, results of operations, and liquidity. In addition, the ultimate outcome of any litigation is uncertain. Any outcome, whether favorable or unfavorable, may materially and adversely affect the Company due to legal costs and expenses, diversion of management attention, and other factors. The Company expenses legal costs in the period incurred. The Company cannot assure that additional contingencies of a legal nature or contingencies having legal aspects will not be asserted against the Company in the future, and these matters could relate to prior, current, or future transactions or events. As of September 30, 2021, the Company had no litigation matters which required any accrual or disclosure.

Rion Agreements

On June 21, 2019, H-CYTE entered into an exclusive product supply agreement with Rion, LLC (“Rion”) to develop and distribute (post FDA approval) a biologic for chronic obstructive pulmonary disease (“COPD”), the fourth leading cause of death in the U.S. Rion has established a novel biologics technology to harness the healing power of the body. Rion’s innovative technology, based on science developed at Mayo Clinic, provides an off-the-shelf platform to enhance healing in soft tissue, musculoskeletal, cardiovascular and neurological organ systems. This agreement provides for a 10-year exclusive and extendable supply agreement with Rion to enable H-CYTE to develop proprietary biologics. The Company is currently evaluating the potential of a combined biologic and the utilization of this agreement.

On October 9, 2019, the Company entered into a services agreement with Rion which provides the Company the benefit of Rion’s resources and expertise for the limited purpose of (i) consulting with and assisting H-CYTE in the further research and development for the generation of a new biologic and (ii) subsequently assisting H-CYTE in seeking and obtaining FDA Phase 1 IND clearance for this biologic as necessary. Rion also agrees to consult with H-CYTE in its arrangement for services from third parties unaffiliated with Rion to support research, development, regulatory approval, and commercialization of the biologic. For the three and nine months ended September 30, 2021 the Company expensed $0. For the three and nine months ended September 30, 2020 the Company expensed $202,000 and $1,152,000, respectively. The Company is currently evaluating the potential of a combined biologic and the utilization of this agreement.

F-14

Note 9 – Short-term Debt

Convertible Notes Payable

Convertible Notes payable represents a securities purchase agreement with select accredited investors, which was assumed in the Asset Purchase Agreement between Medovex Corp and Regenerative Medicine Solutions, LLC (“Merger”) in 2019 (see Note 1 – “Description of the Company” to the consolidated financial statements in the Company’s 2020 Annual Report on Form 10-K). The debt assumed by the Company, as part of the merger, consisted of $750,000 of units (the “Units”) with a purchase price of $50,000 per Unit. Each Unit consists of (i) a 12% senior secured convertible note, initially convertible into shares of the Company’s common stock, par value $0.001 per share, at a conversion price equal to the lesser of $0.40 or ninety percent (90%) of the per share purchase price of any shares of common stock or common stock equivalents issued in future private placements of equity and/or debt securities completed by the Company following this offering, and (ii) a three-year warrant to purchase such number of shares of the Company’s common stock equal to one hundred percent (100%) of the number of shares of common stock issuable upon conversion of the notes at $0.40. The Convertible Notes were secured by all of the assets of the Company.

In 2019, $100,000 of the Convertible Notes were converted into shares of common stock, and $350,000 of the Convertible Notes were redeemed by the Company. The Company reached an extension with the remaining noteholder which extended the maturity date of the Hawes Notes for one year, until September 30, 2020. The notes had a principal balance of $300,000 plus penalties of approximately $85,000 and accrued interest of approximately $40,000 for a total adjusted principal balance upon renewal of $424,615 as of March 31, 2020. In connection with the April Offering, the Company entered into an amendment with the Investor with respect to the outstanding 12% Senior Secured Convertible Note due September 30, 2020, which was originally issued in 2018 and assumed in the Merger and which was purchased by the Investor from its original holder, George Hawes, on March 27, 2020 (see Note 11 –“Debt” to the consolidated financial statements in the Company’s 2020 Annual Report on Form 10-K).

On April 1, 2021, the Company, entered into a Secured Convertible Note Purchase Agreement (the “April 2021 Note Purchase Agreement”) with five (5) investors (the “Holders”). Pursuant to the terms of the April 2021 Note Purchase Agreement, the Company sold promissory notes in the aggregate principal amount of $2,575,000 maturing on March 31, 2022 with an annual interest rate of 8%. The Notes are convertible into shares of Common Stock at a discount of 20% to the price paid for such New Securities in the next round of financing that meets the definition of Qualified Financing as defined in the April 2021 Note Purchase Agreement. The Notes are secured by the assets of the Company under a security agreement with the Holders. The lead investor of the April 2021 Note Purchase Agreement, FWHC Bridge, LLC, advanced $1,500,000 of the total amount to the Company. FWHC Bridge, LLC is an affiliated entity of FWHC, LLC, which is a principal stockholder and related party of the Company. An additional affiliate of FWHC, LLC provided an additional $25,000 as part of the April 2021 Note Purchase Agreement.

Interest expense is being accreted to the principal balance using the effective interest method. For the three months and nine months ended September 30, 2021, the Company recorded interest expense of $30,445 for related party convertible notes payable and $20,962 for convertible notes payable and $59,665 for related party convertible notes payable and $41,080 for convertible notes payable, respectively.

Notes Payable

Notes payable were assumed in the Merger and are due in aggregate monthly installments of approximately $5,800 and carry an interest rate of 5%. Each note originally had a maturity date of August 1, 2019. The Company finalized an eighteen-month extension to March 1, 2021. The Company is working with the lender for an additional extension of the promissory notes. The promissory notes have an aggregate outstanding balance of approximately $67,000 at September 30, 2021 and December 31, 2020. The Company has not made payments on this note since February 10, 2020, due to COVID-19, resulting in accrued interest of approximately $5,000.

On March 27, 2020, the Company issued a demand note in the principal amount of $500,000 to FWHC Bridge, LLC (the “Investor”) in exchange for a loan made by the Investor in such amount to cover the Company’s working capital needs. Subsequently on April 9, 2020, in exchange for an additional loan of $500,000 made by the Investor to the Company, the Company amended and restated the demand note to reflect a new principal amount of $1,000,000, which became the A&R Note (see Note 11-”Debt” to the consolidated financial statements in the Company’s 2020 Annual Report on Form 10-K).

F-15

Paycheck Protection Program

On April 29, 2020, the Company issued a promissory note in the principal amount of $809,082 to the Bank of Tampa in connection with a loan in such amount made under the Paycheck Protection Program (“PPP Loan”). The PPP Loan bears an interest rate of 1% per annum and matures on April 29, 2022. The Company elected to use a 24-week Covered Period, per the SBA Paycheck Protection Program guidelines, which ended on October 14, 2020.

The Company could apply for loan forgiveness in an amount equal to the sum of the following costs incurred by the Company:

1) payroll costs;

2) any payment of interest on covered mortgage obligations;

3) any payment on a covered rent obligation; and

4) any covered utility payment

The Company received notification from the Small Business Administration (“SBA”), dated August 17, 2021, notifying it that $689,974 in principal and $8,847 in interest was forgiven under the guidelines of the Paycheck Protection Program. As of September 30, 2021, the current balance is $105,878 with $405 in interest payable.

Note 10 – Derivative Liabilities

The Company’s derivative liabilities are classified within Level 3 of the fair value hierarchy because certain unobservable inputs were used in the valuation models. These assumptions included estimated future stock prices, potential down-round financings for the Warrants, and potential redemptions for the Redemption Put Liability.

The following are rollforwards of the liabilities during the nine months ended September 30, 2020:

Derivative Liability - Warrants

Balance at December 31, 2019	$315,855
Series D Warrant reclass from equity to liability classification	509,762
Warrants issued with modification of Horne Note	198,994
Warrants issued with April 17, 2020 financing	6,148,816
Fair value adjustments	(2,986,853)
Warrant reclassification from liability to equity classification	(4,186,574)
Balance at September 30, 2020	$—

F-16

Redemption Put Liability

Balance at December 31, 2019	$267,399
Issuance of Series D Convertible Preferred Stock	5,306
Fair value adjustments	(272,705)
Balance at September 30, 2020	$—

(1)	The Company did not have any assets or liabilities measured at fair value using Level 1 or 2 of the fair value hierarchy as of September 30, 2020.

(2)	Upon the closing of a Qualified Financing on September 11, 2020, the Derivative Liability- Warrants were reclassed to stockholder’s equity.

(3)	The Series D Preferred Stock was converted into common stock on July 28, 2020 at which time the Derivative Put Liability was no longer applicable, and its fair value as adjusted to zero and the extinguishment was recorded to income.

Derivative Liability- Warrants

Series B Warrants

As part of the April 2020 Offering, the holders of the Series B Warrants agreed to terminate anti-dilution price protection in their warrants and adjusted the exercise price to equal the price per share at which shares of preferred stock are offered for purchase in a Qualified Financing. The modification resulted in an increase of approximately $75,000 to the fair value of the derivative liability related to the Series B Warrants. In addition, the Company recorded a change in fair market value of approximately $317,000 to the fair value of the derivative liability before the reclass to equity.

Upon the closing of a Qualified Financing, which occurred on September 11, 2020, the exercise price of the Series B Warrants became fixed at $0.014 and the warrants then met the conditions for equity classification. Consequently, they were revalued as of the date of the Qualified Financing using a Black Scholes valuation technique with the following assumptions: Trading market price - $0.027, estimated exercise price - $0.014, volatility - 260%, risk free rate - 0.13% and an estimated remaining term of 1.33 years. The fair value of the Series B Warrants totaling $73,805 was then reclassed from a derivative liability to stockholders’ equity.

Series D Warrants

In conjunction with the Series D Preferred Financing, the Company originally issued Series D warrants to purchase 14,669,757 shares of Common Stock with an exercise price of $0.75 per share. At inception, the Series D warrants met all the criteria to be classified as equity. As part of the April 2020 Offering, the exercise price of the Series D Warrants was reduced to the price per share at which shares of preferred stock are offered for purchase in a Qualified Financing. The modification of the exercise price resulted in the warrants requiring liability classification. The Series D Warrants were measured at fair value before and after the modification, resulting in a fair market value of approximately $510,000 when the warrants were reclassified to a liability on July 28, 2020.

Upon the closing of a Qualified Financing, which occurred on September 11, 2020, the exercise price of the Series D Warrants became fixed at $0.014 and the warrants then met the conditions for equity classification. Consequently, the Series D Warrants were revalued as of the date of the Qualified Financing using a Black Scholes valuation technique with the following assumptions: Trading market price - $0.027, estimated exercise price - $0.014, volatility - 111%, risk free rate - 0.67% and an estimated term of 9.2 years. The fair value of the Series D Warrants totaling $337,400 was then reclassed from a derivative liability to stockholders’ equity.

Horne Warrants

On April 23, 2020, Horne Management, LLC agreed to convert the related notes plus accrued interest into (i) 4,368,278 shares of common stock of the Company and (ii) a ten-year warrant to purchase up to an equivalent number of shares of the Company’s common stock with such conversion to be effective as of April 17, 2020. The warrant will have an exercise price equal to the price per share at which securities are offered to investors for purchase at the Qualified Financing. The revised exercise price caused the warrants to require liability classification at fair value and the warrants were valued using a Lattice model with the following assumptions: Trading market price- $0.05, estimated exercise price- $0.014, volatility- 101%, risk free rate- 0.65% and an estimated term of 10 years. At inception, the estimated fair value of the Horne Warrants was approximately $199,000.

Upon the closing of a Qualified Financing, which occurred on September 11, 2020, the exercise price of the Series D Warrants became fixed at $0.014 and the warrants then met the conditions for equity classification. Consequently, the Horne Warrants were revalued as of the date of the Qualified Financing using a Lattice valuation technique with the following assumptions: Trading market price- $0.027, estimated exercise price- $0.014, volatility- 103%, risk free rate- 0.67% and an estimated term of 10 years. The fair value of the Horne Warrants totaling $107,123 was then reclassed from a derivative liability to stockholders’ equity.

April Bridge Loan and Converted Advance Warrants

The April 2020 Offering entitled the investors to warrants with the right to purchase up to 100% of the aggregate number of shares of Common Stock into which the Purchaser’s Note may ultimately be converted. The Company also received a $1,000,000 advance which was converted into a Converted Advance Note and Converted Advance Warrants in April 2020. The Converted Advance Warrants entitle the holder to purchase up to 200% of the aggregate number of shares of Common Stock into which the Converted Advanced Note may ultimately be converted.

The Company received an aggregate of $2,842,695 in gross proceeds through the April Offering and an advance of $1,000,000 (A&R Note) which was converted into an Advance Note on April 17, 2020. The Company expected the price per share at which securities would be offered for purchase in the Qualified Financing to be $0.014 resulting in the assumption there would be approximately 203,050,000 and 142,857,000 shares issuable upon exercise of the Purchaser Warrants and the Converted Advance Warrants, respectively. The warrants were valued using a Lattice model with the following assumptions: Trading market price - $0.05, estimated exercise price - $0.014, volatility - 103%, risk free rate- 0.65% and an estimated term of 10 years. At inception, the estimated fair value of the Purchaser Warrants and the Converted Advance Warrants was approximately $3,279,000 and $2,869,000, respectively for a total of approximately $6,149,000.

Upon the closing of a Qualified Financing, which occurred on September 11, 2020, the exercise price of the Purchaser and Converted Advance Warrants became fixed at $0.014 and the Company then had sufficient authorized and unissued shares available to satisfy all their commitments under their equity-linked contracts. There are 212,821,929 and 150,324,857 shares issuable upon exercise of the Purchaser and the Converted Advance Warrants, respectively. The Warrants were revalued as of the date of the Qualified Financing using a Lattice valuation technique with the following assumptions: Trading market price - $0.027, estimated exercise price - $0.014, volatility - 107%, risk free rate - 0.67% and an estimated term of 10 years. The fair value of the Warrants of $3,668,247 was then reclassed from a derivative liability to stockholders’ equity.

When the Company entered into the April Offering and revised the exercise price of their warrants to the price per share at which shares of preferred stock are offered for purchase in a Qualified Financing, they no longer had sufficient authorized and unissued shares available to satisfy all their commitments to issue shares under their equity-linked contracts. The Company adopted the sequencing approach based on the earliest issuance date. Therefore, warrants issued before the April Offering did not require liability classification, while Warrants issued with the April financing, or subsequently, were classified as liabilities until such time the Company had sufficient authorized shares.

At December 31, 2019, due to the down round provision contained in the warrants, which could provide for the issuance of additional warrant shares as well as a reduction in the exercise price, the model also considered subjective assumptions related to the shares that would be issued in a down-round financing and the potential adjustment to the exercise price. On April 17, 2020, the holders of the warrants agreed to terminate all anti-dilution price protections in their warrants.

F-17

The derivative liability has been remeasured to fair value at the end of each reporting period and the change in fair value, of approximately $5,869,102 and ($2,986,853), has been recorded as a component of other income (expense) in the Company’s consolidated statement of operations for the three and nine months ended September 30, 2020, respectively. For the three month period ended September 30, 2020, the derivative liability has been remeasured to fair value at September 11, 2020 and then converted to equity due to the Qualified Financing and fixed as all derivative liabilities were converted.

The fair value of the derivative liability included on the consolidated balance sheet was approximately $0 and $316,000 as of September 30, 2020 and December 31, 2019, respectively.

In conjunction with the Series D Preferred financing (See Note 12), the Company offered the Series B warrant holders the option to exchange their warrants on the basis of 1 warrant for 0.40 common shares. Warrant holders chose to exchange 1,007,813 warrants with a fair value of approximately $75,000 for 403,125 shares of common stock with a fair value of approximately $73,000. On the date of the exchange, the Series B Warrants were first adjusted to fair value with the change in fair value being recorded in earnings.

Redemption Put Liability

As described in Note 12, the redemption put provision embedded in the Series D financing required bifurcation and measurement at fair value as a derivative. If the redemption put provision is triggered, it allows either payment in cash or the issuance of “Trigger Event Warrants”. Accordingly, the fair value of the Redemption put liability considered management’s estimate of the probability of cash payment versus payment in Trigger Event Warrants and was valued using a Monte Carlo Simulation which uses randomly generated stock-price paths obtained through a Geometric Brownian Motion stock price simulation. The fair value of the redemption provision was significantly influenced by the fair value of the Company’s stock price, stock price volatility, changes in interest rates and management’s assumptions related to the redemption factor. On July 28, 2020, the Series D Preferred Stock was converted into Common Stock, at which time the redemption put was no longer applicable and the fair value of the redemption put was adjusted to zero.

The fair market value of the redemption put liability at inception was approximately $614,000 which was recorded as a liability and remeasured to fair value at the end of each reporting period. The change in fair value of approximately $98,000 and $273,000 has been recorded as a component of other income (expense) in the Company’s consolidated statement of operations for the three and nine months ended September 30, 2020, respectively. The fair value of the redemption put liability included on the consolidated balance sheet was approximately $0 and $267,000 as of September 30, 2020 and December 31, 2019, respectively.

The Company did not have any assets or liabilities measured at fair value using Level 1 or 2 of the fair value hierarchy as of December 31, 2020 (see Note 12- “Derivative Liability-Warrants and Redemption Put” to the consolidated financial statements in the Company’s 2020 Annual Report on Form 10-K).

Note 11 - Common Stock Warrants

A summary of the Company’s warrant issuance activity and related information for the period ended September 30, 2021 and 2020 is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Outstanding and exercisable at December 31, 2019	44,806,076	$0.78	4.59
Issued	368,325,486	0.015	10.30
Total outstanding at September 30, 2020	413,131,562	0.09	9.79

Outstanding and exercisable at December 31, 2020	413,423,972	$0.015	10.30
Expired	(5,783,189)	$0.33	—
Issued	—	—	—
Total outstanding and exercisable at September 30, 2021	407,640,783	$0.58	8.42

F-18

The fair value of all warrants issued are determined by using the Black-Scholes valuation technique and were assigned based on the relative fair value of both the common stock and the warrants issued. The inputs used in the Black-Scholes valuation technique to value each of the warrants as of their respective issue dates are as follows:

Event Description	Date	Number of Warrants	H-CYTE Stock Price	Exercise Price of Warrant	Grant Date Fair Value	Life of Warrant	Risk Free Rate of Return (%)	Annualized Volatility Rate (%)
Short-term note, related party	1/13/2020	268,571	$0.12	$0.75	$0.07	3 years	1.60	145.76
Private placement of Series D Convertible Preferred Stock	1/17/2020	244,996	$0.15	$0.75	$0.13	10 years	1.84	144.30
Granted for bridge financing	4/8/2020	296,875	$0.05	$0.40	$0.04	3 years	0.34	131.82
Short-term note, related party conversion	4/17/2020	4,368,278	$0.05	$0.014	$0.05	10 years	0.65	100.64
Granted for bridge financing	9/11/2020	364,439,176	$0.05	$0.014	$0.017	10 years	0.65	96.97

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Note 12 - Series D Convertible Preferred Stock

On November 15, 2019, the Company entered into a securities purchase agreement with selected accredited investors whereby the Company offered (i) up to 238,871 shares of Series D Convertible Preferred Stock the (“Series D Shares”) at a price of $40.817 per share and (ii) a ten-year warrant (the “Series D Warrant”) to purchase 14,669,757 shares of common stock. The Series D Warrants are exercisable for a period of 10 years from issuance at an initial exercise price of $0.75 per share, subject to adjustment for traditional equity restructurings and reorganizations.

On November 21, 2019, the Company entered into a securities purchase agreement with FWHC Holdings, LLC (“FWHC”) an accredited investor for the purchase of 146,998 shares of Series D Convertible Preferred Stock, par value $0.001 per share and the Series D Warrant (the “FWHC Investment”; see note 14 - “Mezzanine Equity and Series D Convertible Preferred Stock” to the consolidated financial statements in the Company’s 2020 Annual Report on Form 10-K).

For the nine months ended September 30, 2021 and 2020, the Company recorded $0 and $278,476, respectively, in deemed dividends on the Series D Convertible Preferred Stock in accordance with the 8% stated dividend resulting in a total balance of Series D Convertible Preferred stock of $6,281,433 at September 30, 2020. All outstanding shares of Series D Convertible Preferred Stock were converted into 15,773,363 shares of Common Stock on July 28, 2020. The conversion was pursuant to a mandatory conversion triggered by the majority holder of the Series D Convertible Preferred Stock as set forth in the Certificate of Designations.

As of December 31, 2020, the Company does not have any Series D Convertible Preferred Stock outstanding (see Note 9 - “Equity Transactions” to the consolidated financial statements in the Company’s 2020 Annual Report on Form 10-K).

Note 13 – Income Taxes

The Company utilizes the liability method of accounting for income taxes as set forth in FASB ASC Topic 740, “Income Taxes”. Under the liability method, deferred taxes are determined based on temporary differences between the financial statement and tax bases of assets and liabilities using tax rates expected to be in effect during the years in which the difference turns around. The Company accounts for interest and penalties on income taxes as income tax expense. A valuation allowance is recorded when it is more likely than not that a tax benefit will not be realized. In determining the need for valuation allowances the Company considers projected future taxable income and the availability of tax planning strategies.

From inception to September 30, 2021, the Company has incurred net losses and, therefore, has no current income tax liability. The net deferred tax asset generated by these losses is fully offset by a valuation allowance as of September 30, 2021 and December 31, 2020. Management of the Company evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets and determined that it is more likely than not that the Company will not recognize the full benefits of the deferred tax assets.

The Company’s policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. There are no uncertain tax positions at September 30, 2021 and December 31, 2020. The Company has not undergone any tax examinations since inception.

Note 14 - Subsequent Events

The Company has evaluated subsequent events through November 11, 2021 and has determined that there have been no events that would require adjustments to or disclosure in the September 30, 2021 interim Consolidated Financial Statements other than those disclosed in this Form 10-Q.

On October 14, 2021, H-Cyte, Inc. (the “Company”) entered into the Second Closing Bring Down Agreement (the “October 2021 Note Purchase Agreement”) whereby the five (5) investors who had entered into the April 2021 Note Purchase Agreement purchased new notes in the Company in the aggregate principal amount of $750,000. The Notes bear an annual interest rate of 8% and are due and payable on March 31, 2022. The Notes are convertible into shares of Common Stock at a discount of 20% of the price paid for such New Securities in the next financing that meets the definition of a Qualified Financing as defined in the April 2021 Note Purchase Agreement. The Notes are secured by all the assets of the Company under a security agreement with the Holders. The lead investor of the October 2021 Note Purchase Agreement, FWHC Bridge, LLC, advanced $437,000 of the total amount to the Company. FWHC Bridge, LLC is an affiliated entity of FWHC, LLC, which is a principal stockholder and related party of the Company. An additional affiliate of FWHC, LLC provided an additional $7,500 as part of the October 2021 Note Purchase Agreement.

F-19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of H-CYTE, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of H-CYTE, Inc. (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of their operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has negative working capital, has an accumulated deficit, has a history of significant operating losses, and has a history of negative operating cash flow. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding this matter are also discussed in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Debt and equity accounting considerations

As described in Notes 9, 12 and 14 to the consolidated financial statements, the Company had various debt and equity transactions that required accounting considerations, significant estimates and judgements around certain features and the possibility of conversion or redemption, the valuation of certain components of the financings, including the valuation around certain freestanding and embedded derivatives.

The Company determined that warrants issued in connection with certain financings required derivative liability classification. These warrants were initially measured at fair value and subsequently have been remeasured to fair value at each reporting period, prior to their reclassification to equity in September 2020 at the close of the Company’s Series A Preferred Stock Rights Offering.

The Company determined that due to the nature of the financing features, mezzanine equity classification was appropriate for the Series D Convertible preferred stock itself and the redemption put required derivative liability classification. The redemption put liability was initially measured at fair value and subsequently has been remeasured at fair value at each reporting period, prior to their reclassification to equity in July 2020 when the Series D Convertible Preferred Stock was called and converted to common stock.

There is no current observable market for these types of derivatives and, as such, the Company determined the fair value of the freestanding instruments or embedded derivatives using the Black-Scholes-Merton option pricing model or a binomial lattice model to measure the fair value of the debt and/or equity instrument both with and without the embedded feature.

We identified the accounting considerations and related valuations, including the related fair value determinations of the various debt and equity financings and classification of such as a critical audit matter. The principal considerations for our determination were: (1) the accounting consideration in determining the nature of the various features and weighting of evidence (2) the evaluation of the potential derivatives and potential bifurcation in the instruments, and (3) considerations related to the determination of the fair value of the various debt and equity instruments and the conversion and redemption features that include complex valuation models and assumptions utilized by management. Auditing these elements is especially challenging and requires auditor judgement due to the nature and extent of audit effort required to address these matters, including the extent of specialized skill or knowledge needed.

Changes in the accounting determinations and the related valuation assumptions can have a significant impact on the valuation of the embedded and freestanding derivative liabilities. For example, all other things being equal, generally, an increase in the Company’s stock price, change of control probability, risk-adjusted yields term to maturity/conversion or stock price volatility increases the value of the derivative liability.

Our audit procedures related to management’s conclusion on the evaluation and related valuation of freestanding and embedded derivatives, included the following, among others: (1) Utilized personnel with specialized knowledge and skill in technical accounting to assist in: (i) evaluating the relevant terms and conditions of the various financings, and (ii) assessing the appropriateness of conclusions reached by the Company with respect to the accounting for the convertible debt/equity, and the assessment and accounting for potential derivatives. (2) We used a valuation specialist to assist us in evaluating the Company’s models, valuation methodology, and significant assumptions used in the fair value estimates.

/s/ Frazier & Deeter, LLC

Tampa, Florida

March 25, 2021

We have served as the Company’s auditor since 2018.

F-20

H-Cyte, Inc

Consolidated Balance Sheets

(Audited)

	December 31,
	2020	2019
Assets

Current Assets
Cash	$1,640,645	$1,424,096
Accounts receivable	-	22,667
Other receivables	22,123	18,673
Prepaid expenses	94,434	810,143
Total Current Assets	1,757,202	2,275,579

Right -of-use asset	278,552	738,453
Property and equipment, net	139,175	219,703
Other assets	29,239	36,877
Total Assets	$2,204,168	$3,270,612

Liabilities, Mezzanine Equity, and Stockholders’ Deficit

Current Liabilities
Interest payable	$6,898	$53,198
Accounts payable	1,006,968	1,485,542
Accrued liabilities	276,415	324,984
Other current liabilities	154,812	175,181
Short-term notes, related party	-	1,635,000
Short-term convertible notes payable	-	424,615
Notes payable, current portion	67,444	66,836
Dividend payable	-	108,641
PPP Loan, current portion	606,811	-
Deferred revenue	634,149	1,046,156
Lease liability, current portion	139,189	453,734
Total Current Liabilities	2,892,686	5,773,887

Long-term Liabilities
Lease liability, net of current portion	157,050	302,175
Notes payable, net of current portion	-	11,545
Derivative liability - warrants	-	315,855
Redemption put liability	-	267,399
PPP Loan, net of current portion	202,271	-
Total Long-term Liabilities	359,321	896,974

Total Liabilities	3,252,007	6,670,861

Commitments and Contingencies (Note 10)

Mezzanine Equity
Series D Convertible Preferred Stock - $.001 par value: 238,871 shares authorized, 0 shares and 146,998 shares issued and outstanding at December 31, 2020 and 2019, respectively	-	6,060,493
Total Mezzanine Equity

Stockholders’ Equity (Deficit)
Series A Preferred Stock - $.001 par value: 1,000,000,000 shares authorized, 538,109,409 and 0 shares issued and outstanding at December 31, 2020 and, 2019, respectively	538,109	-
Series B Convertible Preferred Stock - $.001 par value: 10,000 shares authorized; 0 and 6,100 shares issued and outstanding at December 31, 2020 and 2019, respectively	-	6
Common stock - $.001 par value: 1,600,000,000 shares authorized, 127,159,464 and 99,768,704 shares issued and outstanding at December 31, 2020 and 2019, respectively	127,159	99,769
Additional paid-in capital	42,515,999	28,172,146
Accumulated deficit	(43,858,974)	(37,362,531)
Non-controlling interest	(370,132)	(370,132)
Total Stockholders’ Deficit	(1,047,839)	(9,460,742)

Total Liabilities, Mezzanine Equity and Stockholders’ Deficit	$2,204,168	$3,270,612

The accompanying notes are an integral part of these financial statements.

F-21

H-Cyte, Inc

Consolidated Statements of Operations

	December 31,
	2020	2019
Revenues	$2,150,672	$8,346,858
Cost of Sales	(766,957)	(2,052,807)
Gross Profit	1,383,715	6,294,051

Operating Expenses
Salaries and related costs	$3,198,867	$8,646,471
Other general and administrative	3,746,784	6,847,335
Research and development	1,152,065	106,214
Advertising	296,873	4,909,724
Loss on impairment	-	15,508,401
Depreciation and amortization	81,470	834,291
Total Operating Expenses	8,476,059	36,852,436

Operating Loss	(7,092,344)	(30,558,385)

Other Income (Expense)
Other expense	(86,816)	(124,118)
Interest expense	(1,462,750)	(299,331)
Change in fair value of redemption put liability	272,704	346,696
Change in fair value of derivative liability - warrants	2,986,854	827,260
Gain on extinguishment of short-term notes, related party	1,300,088	-
Warrant modification expense	(70,851)	-
Loss on derivative instrument	(2,306,121)	-
Total Other Income (Expense)	633,108	750,507

Net Loss	$(6,459,236)	$(29,807,878)

Accrued dividends on Series B Convertible Preferred Stock	44,456	84,939
Finance costs on issuance of Series D Convertible Preferred Stock	-	66,265
Deemed dividend on adjustment to exercise price on convertible debt and certain warrants	-	287,542
Deemed dividend on Series D Convertible Preferred Stock	277,719	2,916,813
Deemed dividend on beneficial conversion features	-	32,592
Net Loss attributable to common stockholders	$(6,781,411)	$(33,196,029)

Loss per share - Basic and diluted	$(0.06)	$(0.34)
Weighted average outstanding shares - basic and diluted	111,491,261	96,370,562

The accompanying notes are an integral part of these financial statements.

F-22

H-Cyte, Inc

Consolidated Statements of Stockholders’ Deficit

For the years ended December 31, 2020 and 2019

	Preferred Series A Stock		Preferred Series B Stock		Common Stock		Additional Paid-in	Accumulated	Non-Controlling	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Interest	Deficit
Balances - December 31, 2018	—	$—	—	$—	33,661,388	$33,661	$3,566,339	$(9,296,408)	$(370,132)	$(6,066,540)
Purchase accounting adjustments	—	—	9,250	9	24,717,270	24,717	12,657,182	—	—	12,681,908
Adjustment for assets and liabilities not included in Merger	—	—	—	—	—	—	—	5,258,300	—	5,258,300
Issuance of common stock in connection with private placement offering	—	—	—	—	17,700,000	17,700	4,402,087	—	—	4,419,787
Issuance of warrants in connection with private placement offering	—	—	—	—	—	—	2,663,797	—	—	2,663,797
Finance costs on issuance of Series B Convertible Preferred Stock and related warrants	—	—	—	—	—	—	(132,513)	—	—	(132,513)
Issuance of common stock pursuant to conversion of short-term debt	—	—	—	—	500,000	500	125,437	—	—	125,937
Issuance of warrants pursuant to conversion of short-term debt	—	—	—	—	—	—	74,063	—	—	74,063
Issuance of additional exchange shares	—	—	—	—	17,263,889	17,264	(17,264)	—	—	—
Issuance of common stock pursuant to conversion of convertible short-term debt	—	—	—	—	250,000	250	99,750	—	—	100,000
Issuance of common stock pursuant to warrant exchange	—	—	—	—	403,125	403	72,160	—	—	72,563
Conversion of Series B Convertible Preferred Stock	—	—	(2,650)	(2)	715,279	716	(714)	—	—	—
Repurchase of Series B Convertible Preferred Stock	—	—	(500)	(1)	—	—	(49,999)	—	—	(50,000)
Issuance of common stock to pay accrued dividends on Series B Convertible Preferred Stock	—	—	—	—	50,367	50	19,376	—	—	19,426
Issuance of common stock to pay accrued interest on convertible short-term debt	—	—	—	—	1,667	2	665	—	—	667
Issuance of common stock in exchange for consulting fees incurred	—	—	—	—	280,085	280	95,253	—	—	95,533
Deemed dividend on adjustment to exercise price on convertible debt and certain warrants	—	—	—	—	—	—	287,542	(287,542)	—	—
Deemed dividend on beneficial conversion features	—	—	—	—	—	—	32,592	(32,592)	—	—
Issuance of common stock per restricted stock award to executive	—	—	—	—	4,225,634	4,226	1,686,028	—	—	1,690,254
Issuance of warrants pursuant to short-term notes, related party	—	—	—	—	—	—	56,378	—	—	56,378
Issuance of warrants pursuant to extension of maturity date on convertible debt	—	—	—	—	—	—	106,158	—	—	106,158
Deemed dividend on Series D Convertible Preferred Stock	—	—	—	—	—	—	(60,493)	(3,130,146)	—	(3,190,639)
Beneficial conversion of Series D Convertible Preferred Stock	—	—	—	—	—	—	623,045	—	—	623,045
Finance costs on issuance of Series D Convertible Preferred Stock and related warrants	—	—	—	—	—	—	(37,618)	(66,265)	—	(103,883)
Issuance of warrants pursuant to private placement of Series D Convertible Preferred Stock	—	—	—	—	—	—	1,893,006	—	—	1,893,006
Stock based compensation	—	—	—	—	—	—	94,828	—	—	94,828
Accrued dividends on Series B Convertible Preferred Stock	—	—	—	—	—	—	(84,939)	—	—	(84,939)
Net loss	—	—	—	—	—	—	—	(29,807,878)	—	(29,807,878)
Balances – December 31, 2019	—	$-	6,100	$6	99,768,704	$99,769	$28,172,146	$(37,362,531)	$(370,132)	$(9,460,742)

	Preferred Series A Stock		Preferred Series B Stock		Common Stock		Additional Paid-in	Accumulated	Non-Controlling	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Interest	Deficit
Balances - December 31, 2019	—	$-	6,100	$6	99,768,704	$99,769	$28,172,146	$(37,362,531)	$(370,132)	$(9,460,742)
Accrued dividends on Series B Convertible Preferred Stock	—	—	—	—	—	—	(44,456)	—	—	(44,456)
Adjustment of exercise price on certain warrants	—	—	—	—	—	—	(438,913)	—	—	(438,913)
Reclassification of Series B warrants to equity	—	—	—	—	—	—	73,805	—		73,805
Reclassification of Series D warrants to equity	—	—	—	—	—	—	337,400	—	—	337,400
Conversion of Series B Convertible Preferred Stock to Common Stock	—	—	(6,100)	(6)	2,119,713	2,120	150,983	—	—	153,097
Conversion of Series D Convertible Preferred Stock to Common Stock	—	—	—	—	15,773,363	15,773	6,422,441	—	—	6,438,214
Conversion of Short-term convertible notes payable - related party	35,860,079	35,860	—	—	—	—	412,541	—	—	448,401
Conversion of April Advance notes - related parties	198,194,248	198,194	—	—	—	—	2,579,961	—	—	2,778,155
Conversion of Short-term convertible notes to Preferred Stock	89,790,089	89,790	—	—	—	—	1,167,271	—	—	1,257,061
Issuance of warrants pursuant to conversion of Short-term convertible notes	—	—	—	—	—	—	1,004,252	—	—	1,004,252
Issuance of common stock in connection with extinguishment of short-term notes, related party	—	—	—	—	4,368,278	4,368	214,046	—	—	218,414
Deemed dividend on Series D Convertible Preferred Stock	—	—	—	—	—	—	(277,719)	—	—	(277,719)
Deemed dividend on Series D Convertible Preferred Stock at issuance	—	—	—	—	—	—	—	(37,207)	—	(37,207)
Reclassification of related party warrants to equity	—	—	—	—	—	—	107,123	—	—	107,123
Issuance of Common Stock in exchange for consulting fees incurred	—	—	—	—	109,375	109	34,891	—	—	35,000
Issuance of warrants pursuant to private placement of Series D Convertible Preferred Stock			—	—	—	—	31,902	—	—	31,902
Issuance of warrants pursuant to extension of convertible short-term notes, related party	—	—	—	—	—	—	17,636	—	—	17,636
Issuance of warrants pursuant to extension of maturity date on convertible debt	—	—	—	—	—	—	6,595	—	—	6,595
Issuance of Series A Preferred Stock in Rights Offering, net of issuance costs	218,285,024	218,285	—	—	—	—	2,517,451	—	—	2,735,736
Stock based compensation	—	—	—	—	—	—	643	—	—	643
Conversion of Series A Preferred Stock to Common Stock	(4,020,031)	(4,020)	—	—	4,020,031	4,020	—	—	—	—
Conversion of warrants to Common Stock	—	—	—	—	1,000,000	1,000	26,000	—	—	27,000
Net loss	—	—	—	—	—	—	—	(6,459,236)	—	(6,459,236)
Balances - December 31, 2020	538,109,409	$538,109	—	$-	127,159,464	$127,159	$42,515,999	$(43,858,974)	$(370,132)	$(1,047,839)

The accompanying notes are an integral part of these financial statements.

F-23

H-Cyte, Inc

Consolidated Statements of Cash Flows

	December 31,
	2020	2019
Cash Flows from Operating Activities
Net loss	$(6,459,236)	$(29,807,878)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	81,470	834,291
Loss on impairment	—	15,508,401
Loss on asset disposal	1,342	—
Amortization of debt discount	1,395,007	152,342
Interest and penalties on extension of short-term convertible notes	—	85,365
Stock-based compensation	643	1,785,082
Loss on write-off of inventory	—	131,455
Common stock issued for consulting services	35,000	95,533
Income from change in fair value adjustment of derivative liability - warrants	(2,986,854)	(827,260)
Change in fair value of redemption put liability	(272,704)	(346,696)
Change in fair value of Derivative Liability - Day one derivative loss	2,306,121	—
Issuance of warrants to extend short-term debt, related party	17,636	—
Bad debt expense	6,000	90,137
Issuance of warrants pursuant to extension of maturity date on convertible debt	6,595	106,158
Issuance of Common Stock pursuant to warrant exchange	27,000	—
Gain on extinguishment of short-term notes, related party	(1,300,088)	—
Warrant modification expense	70,851	—
Changes in operating assets and liabilities, net of purchase transaction:
Accounts receivable	16,667	48,195
Other receivables	(3,450)	(13,529)
Prepaid expenses and other assets	723,578	(697,529)
Interest payable	36,196	(10,592)
Accounts payable	(478,572)	121,907
Accrued liabilities	(48,569)	(263,874)
Other current liabilities	(20,369)	(2,875)
Deferred revenue	(412,007)	720,092

Net Cash Used in Operating Activities	(7,257,743)	(12,291,275)

Cash Flows from Investing Activities
Purchase of property and equipment	(2,284)	(20,686)
Purchase of business, net of cash acquired	—	(302,710)
Net assets not included in purchase transaction	—	(69,629)
Net Cash Used in Investing Activities	(2,284)	(393,025)

Cash Flows from Financing Activities
Proceeds from short-term related party notes	—	1,635,000
Payment of dividends	—	(14,684)
Proceeds from Paycheck Protection Plan	809,082	—
Payment on debt obligations	(10,937)	(370,636)
Proceeds from common stock, net of issuance costs	—	4,337,106
Proceeds from Secured Convertible Promissory Notes	3,842,695	2,613,965
Proceeds from issuance of Series D Convertible Preferred Stock, net of issuance costs	100,000	5,888,017
Proceeds from Preferred stock Series A, net of issuance costs	2,735,736	—
Payment on Preferred stock Series B Convertible Preferred Stock redemption	—	(50,000)
Net Cash Provided by Financing Activities	7,476,576	14,038,768

Net Increase in Cash	216,549	1,354,468

Cash - Beginning of period	1,424,096	69,628

Cash - End of period	$1,640,645	$1,424,096

Supplementary Cash Flow Information
Cash paid for interest	$33,136	$197,500

Non-cash investing and financing activities
Common stock issued to pay accrued dividends	—	19,426
Deemed dividend on adjustment to exercise price on convertible debt and certain warrants	—	287,542
Deemed dividend on beneficial conversion feature	—	32,592
Deemed dividend on Series D Convertible Preferred Stock	314,926	3,190,639
Conversion of debt obligations to Common Stock	—	225,937
Conversion of Series D Convertible Preferred Stock and accrued dividends to Common Stock	6,438,214	623,045
Reclassification of related party warrants to equity	107,123	—
Reclassification of Series B warrants to equity	73,805	—
Reclassification of Series D warrants to equity	337,400	—
Conversion of debt obligations to warrants	—	74,063
Issuance of warrants pursuant to note payable, related party	—	56,378
Conversion of Series B Convertible Preferred Stock and accrued dividends to Common Stock	153,097	—
Conversion of Short-term convertible notes payable, related party	448,401	—
Conversion of April Advance notes-related parties	2,778,155	—
Conversion of Short-term convertible notes to Preferred Stock	1,257,061	—
Issuance of warrants pursuant to conversion of short-term convertible notes	1,004,252	—
Dividends accrued on Series B Convertible Preferred Stock	44,456	65,512
Adjustment of exercise price on certain warrants	438,913	—
Issuance of Common Stock in connection with extinguishment of short-term notes, related party	218,414	—
Issuance of warrants pursuant to private placement of Series D Convertible Preferred Stock	31,902	1,893,006
Right-of-use asset additions	—	1,165,785
Right-of-use liability	—	1,187,991

The accompanying notes are an integral part of these financial statements.

F-24

H-Cyte, Inc

Notes to Consolidated Financial Statements

Note 1 – Description of the Company

H-CYTE, Inc is a hybrid-biopharmaceutical company dedicated to developing and delivering new treatments for patients with chronic respiratory and pulmonary disorders. During the last 18 months, the Company has evolved into two separate verticals under its Healthcare Medical Biosciences Division with its entrance into the biologics development space (“Biologics Vertical”). This new vertical is complementary to the Company’s current Lung Health Institute (LHI) autologous infusion therapy business (“Infusion Vertical”) and is focused on underserved disease states.

On July 11, 2019, MedoveX Corp. (“MedoveX”) changed its name to H-CYTE, Inc. (“H-CYTE” or the “Company”) by filing a Certificate of Amendment (the “Amendment”) to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) with the Secretary of the State of Nevada. The name change and the Company’s new symbol, HCYT, became effective with FINRA on July 15, 2019. H-CYTE was incorporated in Nevada on July 30, 2013 as SpineZ Corp.

On October 18, 2018, H-CYTE (formerly named MedoveX) entered into an Asset Purchase Agreement (“APA”) with Regenerative Medicine Solutions, LLC, RMS Shareholder, LLC (“Shareholder”), Lung Institute LLC (“LI”), RMS Lung Institute Management LLC (“RMS LI Management”) and Cognitive Health Institute Tampa, LLC (“CHIT”), (collectively “RMS”). On January 8, 2019, the APA was amended, and the Company acquired certain assets and assumed certain liabilities of RMS as reported in the 8-K/A filed in March of 2019. Based on the terms of the APA and its amendment (collectively the “APA”), the former RMS members had voting control of the combined company as of the closing of the RMS acquisition. For accounting purposes, the acquisition transaction has been treated as a reverse acquisition whereby the Company is deemed to have been acquired by RMS and the historical financial statements prior to the acquisition date of January 8, 2019 now reflect the historical financial statements of RMS.

As of the merger, the consolidated results for H-CYTE include the following wholly-owned subsidiaries: H-CYTE Management, LLC (formerly Blue Zone Health Management, LLC), MedoveX Corp, Cognitive Health Institute, LLC, and Lung Institute Tampa, LLC (formerly Blue Zone Lung Tampa, LLC) and the results included Lung Institute Dallas, PLLC (“LI Dallas”), Lung Institute Nashville, PLLC (“LI Nashville”), Lung Institute Pittsburgh, PLLC (“LI Pittsburgh”), and Lung Institute Scottsdale, LLC (“LI Scottsdale”), as Variable Interest Entities (“VIEs”). H-CYTE Management, LLC is the operator and manager of the various Lung Health Institute (LHI) clinics: LI Dallas, LI Nashville, LI Pittsburgh, and LI Scottsdale.

On September 11, 2020, with the closing of the Rights Offering, FWHC, LLC, FWHC, Bridge, LLC, and FWHC Bridge Friends, LLC (collectively known as “FWHC”) gained control of the Company by subsequently owning approximately 61% of the fully diluted shares of the Company (see Notes 8 and 9).

Company’s Two Operating Divisions

The Company has two divisions: the Healthcare Medical Biosciences Division (“which includes the Infusion Vertical and the Biologics Vertical”) and the DenerveX medical device division (“DenerveX”). The Company has decided to focus its available resources on the Medical Biosciences Division as it represents a significantly greater opportunity than the DenerveX division. The Company is no longer manufacturing or selling the DenerveX device but continues to explore possible opportunities to monetize such technology.

Healthcare Medical Biosciences Division (Biosciences Division)

Autologous Infusion Therapy (“Infusion Vertical”)

The Company’s Biosciences includes the Infusion Business that develops and implements innovative treatment options in autologous cellular therapy (PRP-PBMC) to treat chronic lung disorders. Committed to an individualized patient-centric approach, this division consistently provides oversight and management of the highest quality care to the LHI clinics located in Tampa, Nashville, and Scottsdale, while producing positive medical outcomes following the strictest CDC guidelines.

Biotech Development Division (“Biologics Vertical”)

On June 21, 2019, H-CYTE entered into an exclusive product supply agreement with Rion, LLC (“Rion”) to develop and distribute (post FDA approval) a biologic for chronic obstructive pulmonary disease (“COPD”), the fourth leading cause of death in the U.S. Rion has established a novel biologics technology to harness the healing power of the body. Rion’s innovative technology, based on science developed at Mayo Clinic, provides an off-the-shelf platform to enhance healing in soft tissue, musculoskeletal, cardiovascular and neurological organ systems. This agreement provides for a 10-year exclusive and extendable supply agreement with Rion to enable H-CYTE to develop proprietary biologics.

On October 9, 2019, the Company entered into a services agreement with Rion which provides the Company the benefit of Rion’s resources and expertise for the limited purpose of (i) consulting with and assisting H-CYTE in the further research and development for the generation of a new biologic and (ii) subsequently assisting H-CYTE in seeking and obtaining FDA Phase 1 IND clearance for this biologic as necessary. Rion also agrees to consult with H-CYTE in its arrangement for services from third parties unaffiliated with Rion to support research, development, regulatory approval, and commercialization of the biologic.

With these agreements, Rion will serve as the product supplier and contracted preclinical development arm of the biologic. H-CYTE will control the commercial development and the clinical trial investigation. After conducting the clinical efficacy trials of this biologic, H-CYTE intends to pursue submission of a Biologics License Application (“BLA”) for review by the FDA for treatment of COPD.

F-25

Proprietary Medical Device Business (DenerveX division)

In the first quarter of 2020, the Company made the decision to stop any further efforts to source alternative manufacturing and distributor options or other product relationships for the DenerveX product. Although the Company believes the DenerveX technology has value, the Company did not believe it would realize value in the foreseeable future. The Company recorded an impairment charge for intangibles associated with the DenerveX intellectual property and wrote off related inventory balances as of December 31, 2019. The Company is no longer manufacturing or selling the DenerveX device but continues to explore possible opportunities to monetize such technology.

Note 2 – Basis Of Presentation and Summary of Significant Accounting Policies

Based on the terms of the APA, the former RMS members had voting control of the combined company as of the closing of the Merger. RMS is deemed to be the acquiring company for accounting purposes and the transaction is accounted for as a reverse acquisition under the acquisition method of accounting for business combinations in accordance with U.S. GAAP. The assets acquired and the liabilities assumed of RMS included as part of the purchase transaction are recorded at historical cost. Accordingly, the assets and liabilities of H-CYTE are recorded as of the Merger closing date at their estimated fair values.

The consolidated balance sheets, consolidated statements of operations, consolidated statements of stockholders’ deficit, and the consolidated statements of cash flows do not reflect the historical financial information related to H-CYTE prior to the Merger as they only reflect the historical financial information related to RMS. For the consolidated statements of stockholders’ deficit, the common stock, preferred stock, and additional paid in capital reflect the accounting for the stock received by the RMS members as of the Merger as if it was received at the beginning of the periods presented.

Principles of Consolidation

U.S. GAAP requires that a related entity be consolidated with a company when certain conditions exist. An entity is considered to be a VIE when it has equity investors who lack the characteristics of having a controlling financial interest, or its capital is insufficient to permit it to finance its activities without additional subordinated financial support. Consolidation of a VIE by the Parent would be required if it is determined that the Parent will absorb a majority of the VIE’s expected losses or residual returns if they occur, retain the power to direct or control the VIE’s activities, or both.

The accompanying audited consolidated financial statements include the accounts of the Parent, its wholly owned subsidiaries, and its VIEs. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

In preparing the financial statements, U.S. GAAP requires disclosure regarding estimates and assumptions used by management that affect the amounts reported in financial statements and accompanying notes. Significant estimates were made around the valuation of embedded derivatives, which impacts gains or losses on such derivatives, the carrying value of debt, interest expense, and deemed dividends. Actual results could differ from those estimates.

F-26

Cash

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company’s cash balances at December 31, 2020 and 2019 consists of funds deposited in checking accounts with commercial banks.

Accounts Receivable

Accounts receivable represent amounts due from customers for which revenue has been recognized. Generally, the Company does not require collateral or any other security to support its receivables. Trade accounts receivable are stated net of an estimate made for doubtful accounts, if any. Management evaluates the adequacy of the allowance for doubtful accounts regularly to determine if any account balances will potentially be uncollectible. Customer account balances are considered past due or delinquent based on the contractual agreement with each customer. Accounts are written off when, in management’s judgment, they are considered uncollectible. At December 31, 2020 and 2019, management believes no allowance is necessary. For the year ended December 31, 2020 and 2019, the Company recorded bad debt expense of approximately $6,000 and $90,000, respectively.

Impairment of Long-Lived Assets

The Company reviews the values assigned to long-lived assets, including property and equipment and certain intangible assets, to determine whether events and circumstances have occurred which indicate that the remaining estimated useful lives may warrant revision or that the remaining balances may not be recoverable. The evaluation of asset impairment requires management to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment, and actual results may differ from estimated amounts. In such reviews, undiscounted cash flows associated with these assets are compared with their carrying value to determine if a write-down to fair value is required (see Note 7).

Goodwill

Goodwill represents the excess of purchase price over fair value of net identified tangible and intangible assets and liabilities acquired. The Company does not amortize goodwill; it tests goodwill for impairment on at least an annual basis. An impairment loss, if any, is measured as the excess of the carrying value of the reporting unit over the fair value of the reporting unit (see Note 7).

Leases

In February 2016, the Financial Accounting Standard Board (“FASB”) established Topic 842, Leases, by issuing Accounting Standards Update (ASU) No. 2016-02 (as amended), which requires lessees to recognize leases on the balance sheet and disclose key information about leasing arrangements. The new standard establishes a right-of-use (“ROU”) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than twelve months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the statement of operations.

The Company has not entered into significant lease agreements in which it is the lessor. For the lease agreements in which the Company is the lessee, under Topic 842, lessees are required to recognize a lease liability and right-of-use asset for all leases (except for short-term leases) at the lease commencement date. Effective January 1, 2019, the Company adopted this guidance, applied the modified retrospective transition method and elected the transition option to use the effective date as the date of initial application. The Company recognized the cumulative effect of the transition adjustment on the consolidated balance sheet as of the effective date and did not provide any new lease disclosures for periods before the effective date. With respect to the practical expedients, the Company elected the package of transitional-related practical expedients and the practical expedient not to separate lease and non-lease components.

F-27

Other Receivables

Other receivables totaling approximately $22,000 and $19,000 at December 31, 2020 and 2019, respectively include receivables from the non-acquired Lung Institute, LLC due to Lung Institute Tampa, LLC for approximately $3,000 and $10,000. Other receivables totaling approximately $19,000 and $9,000 include reimbursement receivables for expenses from RMS at December 31, 2020 and 2019, respectively.

Revenue Recognition

The Company recognizes revenue in accordance with U.S. GAAP as outlined in the FASB ASC 606, Revenue From Contracts with Customers, which requires that five steps be completed to determine when revenue can be recognized: (i) identify the contract with the customer; (ii) identity the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price; and (v) recognize revenue when or as the entity satisfies a performance obligation. The Company records revenue under ASC 606 as services are performed for the customer.

The Company uses a standard pricing model for the types of cellular therapy treatments that is offered to its patients. The transaction price accounts for medical, surgical, facility, and office services rendered by the Company for consented procedures and is recorded as revenue. The Company recognizes revenue when the terms of a contract with a patient are satisfied.

The Company offers two types of cellular therapy treatments to their patients.

1)	The first type of treatment includes medical services rendered typically over a two-day period in which the patient receives cellular therapy. For this treatment type, revenue is recognized in full at time of service.

2)	The Company also offers a four-day treatment in which medical services are rendered typically over a two-day period and then again, approximately three months later, medical services are rendered for an additional two days of treatment. Payment is collected in full for both service periods at the time the first treatment is rendered. Revenue is recognized when services are performed based on the estimated standalone selling price of each service. The Company has deferred recognition of revenue amounting to approximately $634,000 and $1,046,000 at December 31, 2020 and 2019, respectively.

The Company’s policy is to not offer refunds to patients. However, in limited instances the Company may make exceptions to this policy for extenuating circumstances. These instances are evaluated on a case-by-case basis and may result in a patient refund. Management performed an analysis of its customer refund history for refunds issued related to prior year’s revenue. Management used the results of this historical refund analysis to record a reserve for anticipated future refunds related to recognized revenue. At December 31, 2020 and 2019, the estimated allowance for refunds was approximately $77,000 and $63,000, respectively and is recorded in a contra revenue account.

Research and development costs

Research and development expenses are recorded in operating expenses in the period in which they are incurred.

Advertising

Advertising costs are recorded in operating expenses in the period in which they are incurred.

Stock-Based Compensation

The Company maintains a stock option incentive plan and accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation. The Company recognizes share-based compensation expense, net of an estimated forfeiture rate, over the requisite service period of the award to employees and directors. As required by fair value provisions of share-based compensation, employee and non-employee share-based compensation expense recognized is calculated over the requisite service period of the awards and reduced for estimated forfeitures.

F-28

Income Taxes

The Company utilizes the liability method of accounting for income taxes as set forth in FASB ASC Topic 740, “Income Taxes”. Under the liability method, deferred taxes are determined based on temporary differences between the financial statement and tax bases of assets and liabilities using tax rates expected to be in effect during the years in which the difference turns around. The Company accounts for interest and penalties on income taxes as income tax expense. A valuation allowance is recorded when it is more likely than not that a tax benefit will not be realized. In determining the need for valuation allowances the Company considers projected future taxable income and the availability of tax planning strategies.

From inception to December 31, 2020, the Company has incurred net losses and, therefore, has no current income tax liability. The net deferred tax asset generated by these losses is fully offset by a valuation allowance as of December 31, 2020 and 2019 since it is currently likely that the benefit will not be realized in future periods.

There are no uncertain tax positions at December 31, 2020 and 2019. The Company has not undergone any tax examinations since inception.

Net Loss Per Share

Basic loss per share is computed on the basis of the weighted average number of shares outstanding for the reporting period. Diluted loss per share is computed on the basis of the weighted average number of common shares plus potentially dilutive common shares outstanding using the treasury stock method. Any potentially dilutive securities are antidilutive due to the Company’s net losses.

Fair Value Measurements

The Company measures certain non-financial assets, liabilities, and equity issuances at fair value on a non-recurring basis. These non-recurring valuations include evaluating assets such as long-lived assets and non-amortizing intangible assets for impairment; allocating value to assets in an acquired asset group; and applying accounting for business combinations.

The Company classifies its stock warrants as either liability or equity instruments in accordance with ASC 480, “Distinguishing Liabilities from Equity” (ASC 480) and ASC 815, “Derivatives and Hedging” (ASC 815), depending on the specific terms of the warrant agreement.

The Company uses the fair value measurement framework to value these assets and report the fair values in the periods in which they are recorded, adjusted above, or written down.

The fair value measurement framework includes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair values in their broad levels. These levels from highest to lowest priority are as follows:

●	Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities;

●	Level 2: Quoted prices in active markets for similar assets or liabilities or observable prices that are based on inputs not quoted on active markets, but corroborated by market data; and

●	Level 3: Unobservable inputs or valuation techniques that are used when little or no market data is available.

F-29

The determination of fair value and the assessment of a measurement’s placement within the hierarchy requires judgment. Level 3 valuations often involve a higher degree of judgment and complexity. Level 3 valuations may require the use of various cost, market, or income valuation methodologies applied to unobservable management estimates and assumptions. Management’s assumptions could vary depending on the asset or liability valued and the valuation method used. Such assumptions could include estimates of prices, earnings, costs, actions of market participants, market factors, or the weighting of various valuation methods. The Company may also engage external advisors to assist us in determining fair value, as appropriate.

The Company evaluates its financial liabilities subject to fair value measurements on a recurring basis to determine the appropriate level in which to classify them for each reporting period. This determination requires significant judgments to be made. Although the Company believes that the recorded fair value of our financial instruments is appropriate at December 31, 2020, these fair values may not be indicative of net realizable value or reflective of future fair values.

Note 3 - Liquidity, Going Concern and Management’s Plans

The Company incurred net losses of approximately $6,459,000 for the year ending December 31, 2020. The Company used approximately $7,258,000 in net cash from operating activities for the year ending December 31, 2020 and has historically incurred losses from operations and expects to continue to generate negative cash flows as the Company implements its business plan. The consolidated financial statements are prepared using generally accepted accounting principles in the United States (“U.S. GAAP”) as applicable to a going concern.

COVID-19 has adversely affected the Company’s financial condition and results of operations. The impact of the outbreak of COVID-19 on the economy in the U.S. and the rest of the world is expected to continue to be significant. The extent to which the COVID-19 outbreak will continue to impact the economy is highly uncertain and cannot be predicted. Accordingly, the Company cannot predict the extent to which its financial condition and results of operations will be affected.

The Company has updated its business model to decrease corporate overhead and marketing expense to significantly reduce expenses. The Company believes that as COVID-19 begins to dissipate due to vaccinations being administered nationwide, patients will again feel comfortable traveling to one of the LHI clinics for treatment. The Company’s Biologics Vertical has commenced preclinical work in support of filing an Investigational New Drug Application (“IND”) with the U.S. Food and Drug Administration (“FDA”). The Company is anticipating an initial submission during the second half of 2021.

The Company had cash on hand of approximately $1,641,000 as of December 31, 2020 and approximately $436,000, as of March 24, 2021. The Company’s cash is insufficient to fund its operations over the next year and the Company is currently working to obtain additional debt or equity financing to help support short-term working capital needs.

F-30

There can be no assurance that the Company will be able to raise additional funds or that the terms and conditions of any future financings will be workable or acceptable to the Company or its shareholders. If the Company is unable to fund its operations from existing cash on hand, operating cash flows, additional borrowings, or raising equity capital, the Company may be forced to discontinue operations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4– Business Acquisition

On January 8, 2019, MedoveX completed its business combination with RMS under which MedoveX purchased certain assets and assumed certain liabilities of RMS, otherwise referred to as the Merger. Pursuant to the terms of the APA, MedoveX issued to the shareholders of RMS 33,661 shares plus 6,111 additional Exchange Shares (based on closing the sale of $2 million of new securities) for a total of 39,772 shares of Series C Preferred Stock where each share of Series C Preferred stock automatically converted into 1,000 shares of common stock and represent approximately 55% of the outstanding voting shares of the Company.

Under the terms of the APA, the Company issued additional “Exchange Shares” to the shareholders of RMS to maintain the 55% ownership and not be diluted by the sale of convertible securities (“New Shares Sold”) until MedoveX raised an additional $5.65 million via the issuance of new securities. On the date of closing the Company issued 6,111 additional Exchange Shares to RMS Shareholders as a result of the issuance of additional securities, which are included in the 39,772 shares above. Subsequent to the closing of the purchase transaction, an incremental 11,153 additional Exchange Shares were issued, for a total of 17,264 additional Exchange Shares. All additional Exchange Shares have been issued to the shareholders of RMS and these Series C Preferred shares converted to 17,263,889 shares of common stock; no additional equity will be issued to RMS.

Because RMS shareholders owned approximately 55% of the voting stock of MedoveX after the transaction, RMS was deemed to be the acquiring company for accounting purposes (the “Acquirer”) and the transaction is accounted for as a reverse acquisition under the acquisition method of accounting for business combinations in accordance with U.S. GAAP. The assets acquired and the liabilities assumed of RMS included as part of the purchase transaction are recorded at historical cost. Accordingly, the assets and liabilities of MedoveX (the “Acquiree”) are recorded as of the Merger closing date at their estimated fair values.

Under the terms of the APA, MedoveX purchased certain assets and assumed certain liabilities of RMS. The assets of RMS reported on the MedoveX consolidated balance sheet as of December 31, 2018 that were excluded in the Merger on January 8, 2019 included the following: cash of approximately $70,000 convertible debt to a related party of approximately $4,300,000, interest payable of approximately $158,000, short-term notes, related party of approximately $180,000, accounts payable of approximately $398,000 and other current liabilities of approximately $285,000. Additionally, there were certain on-going litigation matters that were not assumed as part of the January 8, 2019 Merger.

Purchase Price Allocation

The purchase price for the acquisition of the Acquiree has been allocated to the assets acquired and liabilities assumed based on their estimated fair values.

The acquisition-date fair value of the consideration transferred is as follows:

Common shares issued and outstanding	24,717,270
Common shares reserved for issuance upon conversion of the outstanding Series B Preferred Stock	2,312,500
Total Common shares	27,029,770
Closing price per share of MedoveX Common stock on January 8, 2019	$0.40
10,811,908
Fair value of outstanding warrants and options	2,220,000
Cash consideration to RMS	(350,000)
Total consideration	$12,681,908

F-31

Prior to the transaction, MedoveX had 24.5 million shares of common stock outstanding at a market capitalization of $9.8 million. The estimated fair value of the net assets of MedoveX was $8.4 million as of January 8, 2019. Measuring the fair value of the net assets to be received by RMS was readily determinable based upon the underlying nature of the net assets. The fair value of the MedoveX common stock is above the fair value of its net assets. The MedoveX net asset value is primarily comprised of definite-lived intangibles as of the closing and the RMS interest in the merger is significantly related to obtaining access to the public market. Therefore, the fair value of the MedoveX stock price and market capitalization as of the closing date is considered to be the best indicator of the fair value and, therefore, the estimated purchase price consideration.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition on January 8, 2019:

Cash	$(302,710)
Accounts receivable	145,757
Inventory	131,455
Prepaid expenses	46,153
Property and equipment	30,393
Other	2,751
Intangibles	3,680,000
Goodwill	12,564,401
Total assets acquired	$16,298,200
Accounts payable and other accrued liabilities	1,645,399
Derivative liability	1,215,677
Interest-bearing liabilities and other	755,216
Net assets acquired	$12,681,908

Intangible assets are recorded as definite-lived assets and amortized over the estimated period of economic benefit. Intangible assets represent the fair value of patents and related proprietary technology for the DenerveX System. During the fourth quarter of 2019 the Company recorded an impairment charge of $2,944,000 related to the carrying value of its intangible assets (see Note 7).

Goodwill is calculated as the difference between the acquisition-date fair value of the consideration transferred and the fair values of the assets acquired and liabilities assumed. Goodwill is not expected to be deductible for income tax purposes. Goodwill is recorded as an indefinite-lived asset and is not amortized but tested for impairment on an annual basis or when indications of impairment exist. During the fourth quarter of 2019 the Company recorded an impairment charge of approximately $12,564,000 related to the carrying value of goodwill (see Note 7).

The derivative liability relates to the liability associated with warrants issued with the securities purchase agreements executed in May 2018, which liability was assumed in the Merger (see Note 12).

Total interest-bearing liabilities and other liabilities assumed are as follows:

Notes payable	$99,017
Short-term convertible notes payable	598,119
Dividend payable	57,813
Deferred rent	267
Total interest-bearing and other liabilities	$755,216

Notes payable relate to promissory notes assumed by Acquiree in a 2015 acquisition, which was later divested in 2016, with the assumed promissory notes being retained by Acquiree. The Company finalized an eighteen-month extension on the notes extending the maturity date to March 1, 2021. Payments on both notes are due in aggregate monthly installments of approximately $5,800 and carry an interest rate of 5%. The promissory notes had outstanding balances of approximately $99,000 plus accrued interest of approximately $3,000 at January 8, 2019 (see Note 11) and promissory notes had outstanding balances of approximately $67,000 and $78,000 at December 31, 2020 and 2019. The Company has not made payments on this note since February 10, 2020, due to COVID-19, resulting in accrued interest of approximately $1,900.

F-32

In the third quarter of 2018, convertible notes were issued pursuant to a securities purchase agreement with select accredited investors, whereby the Acquiree offered up to 1,000,000 units (the “Units”) at a purchase price of $50,000 per Unit. Each Unit consisted of (i) a 12% senior secured convertible note, initially convertible into shares of the Company’s common stock, par value $0.001 per share, at a conversion price equal to the lesser of $0.40 or ninety percent (90%) of the per share purchase price of any shares of common stock or common stock equivalents issued in future private placements of equity and/or debt securities completed by the Company following this offering of Units, and (ii) a three-year warrant to purchase such number of shares of the Company’s common stock equal to one hundred percent (100%) of the number of shares of common stock issuable upon conversion of the notes at $0.40. The warrants are exercisable at a price equal to the lesser of $0.75 or ninety percent (90%) of the per share purchase price of any shares of common stock or common stock equivalents issued in future private placements of the debt and/or equity securities completed by the Company following the issuance of warrants. As a result of the price adjustment feature, the conversion price of the convertible notes was adjusted to $0.36 per share.

In the offering, the Acquiree sold an aggregate of 15 Units and issued to investors an aggregate of $750,000 in principal amount of convertible notes and 1,875,000 warrants to purchase common stock, resulting in total gross proceeds of $750,000 to the Company. If converted at $0.40 the convertible notes sold in the offering are convertible into an aggregate of 1,875,000 shares of common stock. The Acquiree recorded the proceeds from the notes and the accompanying warrants, which accrete over the period the notes are outstanding, on a relative fair value basis of approximately $505,000 and $245,000, respectively. At acquisition date, the value of the notes was approximately $598,000. Due to the notes maturing in 2019, the warrants have fully accreted as of December 31, 2019.

The convertible notes had maturity dates between August and September 2019 and were renegotiated or repaid during the third and fourth quarters of 2019 (see Note 11).

The following schedule represents the amount of revenue and net loss attributable to the MedoveX acquisition which have been included in the consolidated statements of operations for the periods subsequent to the acquisition date:

For the Year Ended
December 31, 2019
Revenues	$67,631
Net loss attributable to MedoveX	$(4,754,680)

Note 5 – Right-of-use Asset And Lease Liability

Upon adoption of ASU No. 2016-02 (as amended), additional current liabilities of approximately $475,000 and long-term liabilities of approximately $713,000 with corresponding ROU assets of approximately $1,167,000 were recognized, based on the present value of the remaining minimum rental payments under the new leasing standard for existing operating leases.

The consolidated balance sheet at December 31, 2020 reflects current lease liabilities of approximately $139,000 and long-term liabilities of $157,000, with corresponding ROU assets of $279,000.

The components of lease expense, included in other general and administrative expense, for the years ended December 31, 2020 and 2019, respectively, are as follows:

	December 31, 2020	December 31, 2019
Operating lease expense	$548,622	$579,770

F-33

Cash paid for amounts included in the measurement of lease liabilities for the years ended December 31, 2020 and 2019, respectively, are as follows:

	December 31, 2020	December 31, 2019
Operating cash flows from operating leases	$548,622	$579,770

Supplemental balance sheet and other information related to operating leases are as follows:

	December 31, 2020	December 31, 2019
Operating leases:
Operating leases right-of-use assets	$278,552	$738,453
Lease liability, current	139,189	453,734
Lease liability, net of current portion	157,050	302,175
Total operating lease liabilities	$296,239	755,909
Weighted average remaining lease term	2.32 years	2.2 years
Weighted average discount rate	10.31%	7.75%

Maturities of operating lease liabilities as of December 31, 2020 are as follows:

December 31, 2020
Due in one year or less	$154,559
Due after one year through two years	102,891
Due after two years through three years	69,333
Total lease payments	326,783
Less interest	(30,544)
Total	$296,239

Operating lease expense and cash flows from operating leases and short-term leases for years ended December 31, 2020 and 2019 totaled approximately $570,000 and $580,000, respectively, and are included in the “Other general and administrative” section of the consolidated statement of operations. Additionally, the Company entered into a short-term lease for its Nashville location beginning November 1, 2020 totaling $73,750 a with maturity date of October 31, 2021, and will be entering into a short-term lease for its Tampa location beginning April 1, 2021 totaling $71,775 with a maturity date of March 31, 2022.

The Company leases corporate office space in Tampa, FL and Atlanta, GA. The Company also leases medical clinic space in Tampa, FL, Nashville, TN, Scottsdale, AZ, Pittsburgh, PA, and Dallas, TX. The leasing arrangements contain various renewal options that are adjusted for increases in the consumer price index or agreed upon rates. Each location has its own expiration date ranging from April 30, 2020 to August 31, 2023. The Company did not renew the leases in Dallas, TX, Pittsburgh, PA, and Atlanta, GA as those leases all expired in 2020. The Company does not intend on renewing its corporate office space lease in Tampa, FL which expires on March 31, 2021 but will renew the Tampa, FL lease for the LHI clinic. The Company has decided that its corporate staff will continue working remotely but the Company will have a small corporate meeting room in the Tampa LHI clinic.

F-34

Note 6 - Property and Equipment

Property and equipment, net, consists of the following:

	Useful Life	December 31, 2020	December 31, 2019
Furniture and fixtures	5-7 years	$231,222	$231,222
Computers and software	3-7 years	246,323	244,039
Leasehold improvements	15 years	155,583	157,107
		633,128	632,368
Less accumulated depreciation		(493,953)	(412,665)

Total		$139,175	$219,703

Depreciation expense was approximately $81,000 and $98,000, respectively, for the years ended December 31, 2020 and 2019. The Company uses the straight-line depreciation method to calculate depreciation expense.

Note 7 - Intangible Assets and Goodwill

The Company’s intangible assets are patents and related proprietary technology for the DenerveX System. For the year ended December 31, 2019, total amortization expense related to acquisition-related intangible assets was $736,000 and included in operating expense in the accompanying consolidated statement of operations.

The Company decided to suspend the manufacturing and sale of the DenerveX product as it has been unsuccessful in its attempts to source cost effective alternative manufacturing and distributor options for the product. The Company has no future plans to commit any additional resources related to the future development or sales efforts for the product, as it has determined that the cost to relaunch the product back to market to be significant and indeterminable due to issues with the manufacturing and sterilization of the product. The DenerveX System no longer represents part of the Company’s core strategic plans for the future. The Company believes that it is more likely than not, that the carrying value will not be recoverable. As a result, during the fourth quarter of 2019 the Company recorded a charge of $2,944,000 to impair the carrying value of the technology related intangible. This charge was recorded within the caption, “Loss on impairment” in the accompanying consolidated statements of operations.

The Company’s goodwill balance was determined to be impaired as of the balance sheet date due to the adverse financial results for 2019, the negative projected cash results for 2020 and a significant decline in its market capitalization. The Company concluded that the fair value of the reporting unit was less than the carrying amount in excess of goodwill. As a result, during the fourth quarter of 2019 the Company recorded a $12,564,000 impairment charge, which is presented within the caption, “Loss on impairment” in the accompanying consolidated statements of operations. The Company is no longer manufacturing or selling the DenerveX device but continues to explore possible opportunities to monetize such technology.

Note 8 – Related Party Transactions

Consulting Expense

The Company entered into an oral consulting arrangement with St. Louis Family Office, LLC, controlled by Jimmy St. Louis, former CEO of RMS, in January 2019 in the amount of $10,000 per month plus benefits reimbursement for advisory services. The Company terminated this agreement effective June 30, 2019. For the year ended December 31, 2020 and December 31, 2019, the Company expensed approximately $0 and $68,000 respectively in consulting fees to St. Louis Family Office.

The Company entered into a consulting agreement with Strategos Public Affairs, LLC (Strategos) on February 15, 2019 for a period of twelve months, unless otherwise terminated by giving thirty days prior written notice. A close family member of the Company’s prior CEO is a partner in Strategos. The monthly fee started at $4,500 and increased to approximately $7,500 per month. Strategos provided information to key policymakers in the legislature and executive branches of government on the benefits of the cellular therapies offered by LHI, advocated for legislation that supports policies beneficial to patient access and opposed any legislation that negatively impacts the Company’s ability to expand treatment opportunities, and position the Company and its related entities as the expert for information and testimony. The Company terminated this agreement in March 2020. For years ended December 31, 2020 and December 31, 2019 the Company expensed approximately $15,000 and $71,000, respectively.

F-35

Officers and Board Members and Related Expenses

On July 29, 2019, the Board appointed Dr. Andre Terzic to the Board. Dr. Andre Terzic served as a director at the Center for Regenerative Medicine of Mayo Clinic in Rochester, Minnesota for the last five years. Dr. Andre Terzic is the Chair of the Pharmaceutical Science and Clinical Pharmacology Advisory Committee of Food and Drug Administration, the President of the American Society for Clinical Pharmacology & Therapeutics, and one of the co-founders of Rion. Rion is a Minnesota Bio-tech Company focused on cutting-edge regenerative technologies. Dr. Terzic received his M.D. at University of Belgrade in Paris, France in 1985 and his Ph.D. from the Department of Pharmacology of University of Illinois in 1991.

On July 30, 2019, the Board appointed Dr. Atta Behfar as a member of the Board. Dr. Atta Behfar has worked as a cardiologist at the Department of Cardiovascular Medicine of Mayo Clinic for the last five years. Dr. Atta Behfar is a Director of the Van Cleve Cardiac Regenerative Medicine program at Mayo Clinic and one of the founders of Rion. Dr. Behfar received a Bachelor of Science degree in Biochemistry from Marquette University in 1998 and a M.D. and Ph.D. from Mayo Clinic College of Medicine, Mayo Graduate School in 2006.

On November 18, 2019, Dr. Andre Terzic and Dr. Atta Behfar resigned from the Company’s Board of Directors to avoid any potential conflicts that could arise from the Company’s Service Agreement with Rion, pursuant to which Rion will supply exosomes to and support FDA-regulated clinical research for the Company. Drs. Terzic and Behfar are co-founders of Rion.

In connection with the April Offering, the Company’s former CEO, William Horne, entered into an amendment letter to his employment agreement which provides that his salary will be reduced to $0 per month. This agreement was amended on July 29, 2020 to provide that Mr. Horne will receive a monthly base salary of $12,500 effective on June 1, 2020 and that his base salary will increase to $20,833 per month upon the first day of the month when the Company completes a Qualified Financing. Mr. Horne agreed to continue to defer the $108,000 in base salary deferred by him in 2018 (the “Deferred Salary”) until such time as there is a positive cash flow to meet the Company’s financial obligations and then the Company and Mr. Horne will work together in good faith to negotiate a payment plan for such Deferred Salary. On September 29, 2020, Mr. William Horne resigned as the Company’s CEO and President but will remain on the Board of Directors.

Effective February 1, 2019, the Company entered into an oral consulting agreement with Mr. Raymond Monteleone, Board Member and Chairman of the Audit Committee, in which Mr. Monteleone received $10,000 per month for advisory services and $5,000 per quarter as Audit Committee Chair in addition to regular quarterly board meeting fees. Effective March 25, 2020, the Company reduced the advisory services to $5,000 per month and the fees per quarter as the Audit Committee Chair and the Compensation Committee Chair to $2,500. For the year ended December 31, 2020 and December 31, 2019, the Company expensed approximately $93,000 and $125,000 in compensation and Board of Director fees to Mr. Monteleone, respectively.

For the year ended December 31, 2020 and December 31, 2019, the Company expensed $12,500 and $5,000 for Board of Director fees to Michael Yurkowsky, respectively. Mr. Yurkowsky entered into an oral agreement with the Company on October 1, 2020 in which Mr. Yurkowsky will receive $4,167 per month to serve on the Board of Directors.

Debt and Other Obligations

The short-term related party notes as of December 31, 2019 of $1,635,000 is comprised of four loans made to the Company during 2019, by Horne Management, LLC, controlled by former CEO, William E. Horne. These were advanced for working capital purposes and had the terms as indicated below.

A loan for $900,000 was made on July 25, 2019. This loan accrues interest at 5.5% and is due and payable upon demand of the creditor.

A loan for $350,000 was made on September 26, 2019 with the following terms:

●	12% interest rate with a maturity date of March 26, 2020.
●	The Company was unable to pay back the principal and interest by November 26, 2019; therefore, it issued to Lender a three-year warrant to purchase 400,000 shares of the Company’s common stock with a purchase price of $0.75 per share in accordance with the terms of the note.
●	The Company was unable to pay back the loan on March 26, 2020, therefore, the interest rate increased to 15%.

A loan for $150,000 was made on October 28, 2019 with the following terms:

●	12% interest rate with a maturity date of April 28, 2020.
●	The Company was unable to pay back the principal and interest by December 28, 2019; therefore, it issued to Lender a three-year warrant to purchase 171,429 shares of the Company’s common stock with a purchase price of $0.75 per share in accordance with the terms of the note.
●	If the Company is unable to pay the loan as of April 28, 2020, the interest rate increases to 15%.

A loan for $235,000 was made on November 13, 2019 with the following terms:

●	12% interest rate with a maturity date of May 13, 2020.
●	The Company was unable to pay back the principal and interest by January 13, 2020; therefore in January 2020 it issued to Lender a three-year warrant to purchase 268,571 shares of the Company’s common stock with a purchase price of $0.75 per share in accordance with the terms of the note.
●	If the Company is unable to pay the loan as of May 13, 2020, the interest rate increases to 15%.

F-36

In connection with the April Offering, Mr. Horne’s notes were extinguished for 4,368,278 common shares and 4,368,278 warrants resulting in a gain on extinguishment of approximately $1,300,000.

Change in Control

On September 11, 2020, with the closing of the Rights Offering, FWHC, LLC, FWHC, Bridge, LLC, and FWHC Bridge Friends, LLC (collectively known as “FWHC”) gained control of the Company by subsequently owning approximately 61% of the fully diluted shares of the Company. On July 28, 2020, the Company issued an aggregate of 15,518,111 shares of its common stock to FWHC upon the conversion of its issued Series D Convertible Preferred Stock. The Preferred Stock was converted pursuant to a mandatory conversion triggered by the majority holder of the Series D Convertible Preferred Stock as set forth in the Certificate of Designations for the Series D Convertible Preferred Stock. On September 11, 2020, with the closing of the Rights Offering, FWHC was issued 123,031,819 shares of Preferred A for conversion of the outstanding promissory notes from April 2020, 75,162,429 shares of Preferred A Stock for conversion of the April Secured Note, 35,860,079 shares of Preferred A Stock for conversion of the Hawes Notes, and 117,362,143 shares of Preferred A Stock issued at upon the closing Rights Offering. FWHC was also issued 273,356,676 10-year warrants at $0.014 upon the closing of the Rights Offering.

Note 9 - Equity Transactions

For the consolidated statement of stockholders’ deficit as of January 1, 2019, the common stock, preferred stock and additional paid in capital reflect the accounting for the stock received by the RMS members as of the Merger as if it was received as of that date and the historical accumulated deficit of RMS. As of the closing of the Merger, before the contingent additional exchange shares impact from the sale of new securities, the stock received by RMS was 33,661 shares of Series C Preferred Stock, which was later converted into approximately 33,661,000 shares of common stock, with common stock par value of approximately $33,700 and additional paid-in capital of approximately $3,566,000. The historical accumulated deficit and non-controlling interest of RMS as of the closing was approximately $9,296,000 and $370,000, respectively.

Rights Offering

The Company established July 28, 2020 as the Record Date for purposes of establishing a date for the Company’s Rights Offering whereby each holder of the Company’s Common stock on the Record Date will be entitled to three subscription rights, each to purchase one share of Series A Preferred Stock.

As mentioned below, the Company entered into a standby purchase agreement with certain creditors who had previously purchased secured convertible notes and warrants, pursuant to which such creditors agreed (a) not to exercise any subscription rights they may receive as stockholders of the Company in the registered rights offering (described below) and (b) instead to purchase any Series A Preferred Stock corresponding to the unexercised rights in the rights offering up to an aggregate amount of approximately $2.8 million at the same subscription price. The amounts due under the standby purchase agreements became calculable and payable upon the expiration of the rights offering as set forth below.

On September 11, 2020, the registered rights offering (Registration No. 333-239629) of the Company expired. Pursuant to the Rights Offering, on September 24, 2020, the Company issued (i) 15,235,381 shares of its Series A Preferred Stock at a price of $0.014 per share to holders of its common stock who validly exercised their subscription rights prior to the expiration time and (ii) 203,049,643 shares of its Series A Preferred Stock to the standby purchasers as part of the standby commitment. A total of 218,285,024 shares of Series A Preferred Stock were issued during the Rights Offering. The Rights Offering, including the standby component, resulted in gross proceeds to the Company of $3,055,985 excluding issuance costs of approximately $320,000. While the Rights Offering expired on September 11, 2020, it was not consummated until September 24, 2020 while logistical closing conditions including the calculation and clearance of funds were being processed.

Common Stock Issuance

On January 8, 2019, the Company entered into a securities purchase agreement (the “SPA”) with four purchasers (the “Purchasers”) pursuant to which the four Purchasers invested in the Company an aggregate amount of $2,000,000, with $1,800,000 in cash and $200,000 by cancellation of debt as explained below, in exchange for forty units (the “Units”), each consisting of a convertible note (the “Convertible Note”) with the principal amount of $50,000 and a warrant (the “Warrant”) to purchase common stock (the “common stock”) of the Company at a purchase price of $0.75 per share. For further discussion of the SPA, refer to Note 9 - “Equity Transactions” to the consolidated financial statements in the Company’s 2019 Annual Report on Form 10-K is incorporated by reference herein.

The Company entered into other SPA’s with additional purchasers, which brought the aggregate amount of capital raised in all these offerings to $7,000,000, as of April 5, 2019, excluding the shares issued for conversion of short-term debt, discussed below.

As a result of the sales of new securities of at least $5,650,000, the Company issued an additional 17,264 Series C Preferred Stock to RMS members in accordance with the provisions of the APA in the first quarter of 2019. These shares automatically converted to 17,263,889 shares of common stock. All the Convertible Notes from the SPA, as well as the shares of Series C Preferred Stock issued to RMS members, were automatically converted into shares of common stock at closing on January 8, 2019.

In February 2019, 250,000 shares of common stock were issued pursuant to conversion of short-term debt and accrued interest.

In March 2019, the Company issued an aggregate of 130,085 shares of common stock at $0.40 per share for consulting fees in an amount equivalent to $52,033. In August 2019, the Company issued 150,000 shares of common stock to consultants in consideration of consulting services rendered to the Company. At the time of issuance, the fair market value of the shares was $0.29, and, as a result, $43,500 was expensed for the year ending December 31, 2019.

F-37

On April 25, 2019, the Company issued 4,225,634 shares of common stock valued at $0.40 per share to Mr. William E. Horne, the Company’s former CEO, in a restricted stock award which was 100% vested when issued. The Company recognized approximately $1,690,000 of compensation expense during the year ended December 31, 2019 related to the restricted stock award. This restricted stock award was issued pursuant to his employment agreement with the Company, which stated that this restricted stock award (as well as the incentive stock options issued in the quarter ended March 31, 2019) would be fully vested if not issued within fifteen days of the Merger. Neither award was issued within that time frame and both awards became fully vested when issued. The aggregate number of shares of common stock from these two awards is 4,475,634 and was calculated based on 7% of the Company’s issued and outstanding common stock as of the closing of the Merger.

During the year ended December 31, 2019, 715,279 shares were issued pursuant to conversions of 2,650 shares of Series B Convertible Preferred Stock and 50,367 shares for accrued dividends thereunder.

In conjunction with the Series D Preferred financing (See Note 14), the Company offered the Series B warrant holders the option to exchange their warrants on the basis of 1 warrant for 0.40 common shares. Warrant holders chose to exchange 1,007,813 warrants with a fair value of approximately $75,000 for 403,125 shares of common stock in 2019. The Series B Warrants were adjusted to fair value on the date of the exchange with the change in fair value being recorded in earnings. The fair value of the common stock issued was $73,000 which approximated the fair value of the Series B Warrants exchanged.

In February 2020, the Company issued LilyCon Investments $35,000 in shares of the Company’s common stock at a weighted average share price of $0.32 per share for a total of 109,375 shares per the terms of the consulting agreement executed in February 2019.

On April 23, 2020, Horne Management, LLC agreed to convert its notes plus accrued interest into (i) 4,368,278 shares of common stock of the Company and (ii) a ten-year warrant to purchase up to an equivalent number of shares of the Company’s common stock with such conversion to be effective as of April 17, 2020. This warrant will have an exercise price equal to the price per share at which securities were offered to investors for purchase at the Rights Offering, which was $0.014, and is exercisable beginning on the day immediately following the closing of the Rights Offering.

On July 28, 2020, the Company issued an aggregate of 17,893,076 shares of its common stock upon the conversion of all of its issued and outstanding Series B and Series D Convertible Preferred Stock. The Series B and D Convertible Preferred Stock was converted pursuant to a mandatory conversion triggered by the majority holder of the Series D Convertible Preferred Stock as set forth in the Certificate of Designations for the Series D Convertible Preferred Stock.

On July 29, 2020, the Company filed its Second Amended and Restated Certificate of Incorporation (the “Amended COI”). The Amended COI provides for the issuance of up 1,600,000,000 shares of Common Stock and 1,000,000,000 shares of Preferred Stock, of which 800,000,000 shares are designated as Series A Preferred Stock and eliminates the previously authorized classes of preferred stock. The Amended COI also delineates the rights of the Series A Preferred Stock.

On September 11, 2020, 1,000,000 warrants were converted to common stock upon the closing of the Rights Offering for a certain warrant holder.

For the year ended December 31, 2020, 4,020,031 Series A Preferred Stock were converted to common stock at the request of certain Rights Offering participants.

Series A Preferred Stock

On September 11, 2020, the registered Rights Offering (Registration No. 333-239629) of the Company expired. Pursuant to the Rights Offering, on September 24, 2020, the Company issued (i) 15,235,381 shares of its Series A preferred stock at a price of $0.014 per share to holders of its common stock who validly exercised their subscription rights prior to the expiration time and (ii) 203,049,643 shares of its Series A preferred stock to the standby purchasers as part of the standby commitment. The rights offering, including the standby component, resulted in gross proceeds to the Company of $3,055,985. While the rights offering expired on September 11, 2020, it was not consummated until September 24, 2020 while logistical closing conditions including the calculation and clearance of funds were being processed.

F-38

Additionally, on September 24, 2020, the Company issued an aggregate of 323,844,416 shares of its Series A Preferred Stock to the holders of outstanding promissory notes, issued in April 2020, in the aggregate principal amount and accrued interest of $4,483,617. Included in this issuance, FWHC was issued 123,031,819 shares of Preferred A for conversion of the outstanding promissory notes from April 2020, 75,162,429 shares of Preferred A Stock for conversion of the April Secured Note and 35,860,079 shares of Preferred A Stock for conversion of the Hawes Notes (see Note 11). The notes were converted pursuant to a mandatory conversion triggered by the completion of the rights offering. Such shares were issued under an exemption from registration in reliance on Section 3(a)(9) of the Securities Act. The original notes were issued in reliance on Section 4(a)(2) of the Securities Act.

Voting Rights

Holders of Series A Preferred Stock (“Series A Holders”) have the right to receive notice of any meeting of holders of common stock or Series A Preferred Stock and to vote upon any matter submitted to a vote of the holders of common stock or Series A Preferred Stock. Each Series A Holder shall vote on each matter submitted to them with the holders of common stock.

Conversion

Series A Preferred Stock converts to common stock at a 1:1 ratio immediately upon request of the Series A Holder.

Liquidation

Series A Preferred Stock does not have preferential treatment over common stock shareholders if the Company liquidates or dissolves.

Series B Convertible Preferred Stock

Voting Rights

Holders of Series B Convertible Preferred Stock (“Series B Holders”) have the right to receive notice of any meeting of holders of common stock or Series B Preferred Stock and to vote upon any matter submitted to a vote of the holders of common stock or Series B Preferred Stock. Each Series B Holder shall vote on each matter submitted to them with the holders of common stock.

Liquidation

Upon the liquidation or dissolution of the business of the Company, whether voluntary or involuntary, each Series B Holder shall be entitled to receive, for each share thereof, out of assets of the Company legally available therefore, a preferential amount in cash equal to the stated value plus all accrued and unpaid dividends. All preferential amounts to be paid to the Series B Holders in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Company to the holders of the Company’s common stock but after the Series D Holders receive their respective liquidation value. The Company accrues these dividends as they are earned each period.

On January 8, 2019, the Company completed the issuance of Convertible Notes with a conversion price of $0.40. As a result, the exercise price on all of the warrants issued with the Series B Convertible Preferred Stock was adjusted downward to $0.36.

In the first quarter of 2019, the Company recognized a beneficial conversion feature related to the Series B Preferred Stock of approximately $33,000, which was credited to additional paid-in capital, and reduced the income available to common shareholders. Since the Series B Preferred Stock can immediately be converted by the holder, the beneficial conversion feature was immediately accreted and recognized as a deemed dividend to the preferred shareholders.

F-39

Series B and Series D Convertible Preferred Stock Conversions and Repurchase

During the year ended December 31, 2019, 9,250 shares of Series B Convertible Preferred Stock, par value $0.001, and accrued dividends were assumed with the Merger and an aggregate of 2,650 shares of Series B Convertible Preferred Stock, and accrued dividends, were subsequently converted into an aggregate of 715,279 shares of the Company’s common stock.

On July 28, 2020, the Company issued an aggregate of 17,893,076 shares of its common stock upon the conversion of all of its issued and outstanding Series B and Series D Convertible Preferred Stock (the “Preferred Stock”). The Preferred Stock was converted pursuant to a mandatory conversion triggered by the majority holder of the Series D Convertible Preferred Stock as set forth in the Certificate of Designations for the Series D Convertible Preferred Stock. As of December 31, 2020, the Company does not have any Series B or Series D Convertible Preferred Stock outstanding.

Debt Conversion

Convertible Notes and Promissory Note to Related Party

The $750,000 convertible notes payable assumed in the Merger had a fair value of approximately $598,000 on the acquisition date. Subsequently, on February 6, 2019, $100,000 of the outstanding Convertible Notes was converted into an aggregate of 250,000 shares of common stock, eliminating $100,000 of the Company’s debt obligation. The debt was converted into shares of common stock at $0.40 per share, in accordance with the SPA (see Note 11).

On September 24, 2020, the Company issued an aggregate of 323,844,416 shares of its Series A Preferred Stock to the holders of outstanding promissory notes, issued in April 2020, in the aggregate principal amount and accrued interest of $4,483,617. Included in this issuance, FWHC was issued 123,031,819 shares of Preferred A for conversion of the outstanding promissory notes from April 2020, 75,162,429 shares of Preferred A Stock for conversion of the April Secured Note and 35,860,079 shares of Preferred A Stock for conversion of the Hawes Notes (see Note 11). The notes were converted pursuant to a mandatory conversion triggered by the completion of the Rights Offering.

Stock-Based Compensation Plan

The Company utilizes the Black-Scholes valuation method to recognize stock-based compensation expense over the vesting period. The expected life represents the period that the stock-based compensation awards are expected to be outstanding.

Stock Option Activity

For the years ended December 31, 2020 and 2019, the Company recognized approximately $1,000 and $95,000 of stock option expense, respectively. The expense for the year ended December 31, 2019 is primarily related to an option to purchase 250,000 shares of the Company’s common stock that was issued to the Company’s former CEO, William E. Horne, pursuant to his employment agreement. These options were immediately vested upon issuance.

As of December 31, 2020, all outstanding stock options were fully vested, and related compensation expense recognized.

The following is a summary of stock option activity for the years ending December 31, 2020 and 2019:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Term (Years)
Outstanding at December 31, 2018	—	—	—
Assumed with the RMS merger transaction	557,282	$2.78	6.06
Granted	250,000	0.40	9.02
Expired/Cancelled	(382,282)	2.86	—
Outstanding at December 31, 2019	425,000	$1.38	7.71
Granted	—	—	—
Expired/Cancelled	(15,000)	1.35	—
Outstanding and exercisable at December 31, 2020	410,000	$1.39	6.72

F-40

Non-Controlling Interest

For the years ended December 31, 2020 and 2019, the Company consolidated the results for LI Dallas, LI Nashville, LI Pittsburgh and LI Scottsdale as VIEs. The Company owns no portion of any of these four entities which own their respective clinics; however, the Company maintains control through their management role for each of the clinics, in accordance with each clinic’s respective management agreement. Based on these agreements, the Company has the responsibility to oversee and make decisions on behalf of the clinics, except for medical care and procedures. Beginning in January 2018, the Company adopted the policy for all of the VIEs that the management fee charged by the Company would equal the amount of net income from each VIE on a monthly basis, bringing the amount of the net income each month for each VIE to a net of zero. Due to this policy, there was no change in the non-controlling interest for the years ended December 31, 2020 or 2019 related to the net income (loss) as it was $0 each month through the management fee charged by the Company.

Net Loss Per Share

Basic loss per share is computed on the basis of the weighted average number of shares outstanding for the reporting period. Diluted loss per share is computed on the basis of the weighted average number of common shares plus dilutive potential common shares outstanding using the treasury stock method. Any potentially dilutive securities are antidilutive due to the Company’s net losses.

As of December 31, 2020, the Company had 538,109,409 shares outstanding of Series A Preferred Stock which converts on a 1:1 ratio to common stock and would be considered dilutive upon conversion. There is no difference between the basic and diluted net loss per share when including 23,937,765 warrants (exercise price of $0.016 and higher) and 410,000 common stock options that are outstanding as they are considered anti-dilutive and excluded for the year ended December 31, 2020 due to the net loss. This does not consider 387,126,145 warrants outstanding at December 31, 2020 as their exercise price is below the current stock price. For the year ended December 31, 2019, there was no difference between the basic and diluted net loss per share: 44,806,076 warrants and 425,000 common stock options outstanding were considered anti-dilutive and were excluded.

Note 10 – Commitments & Contingencies

Consulting Agreements

The Company entered into an agreement with Jesse Crowne, a former Director and Co-Chairman of the Board of the Company, to provide business development consulting services for a fee of $5,000 per month. Additionally, 62,500 shares of common stock at $0.29 per share was issued in connection with a separate agreement on August 29, 2019. The Company incurred expense of approximately $10,000 and $83,000 for the years ended December 31, 2020 and 2019, respectively, related to these agreements.

F-41

The Company entered into a consulting agreement with LilyCon Investments, LLC effective February 1, 2019 for services related to evaluation and negotiation of future acquisitions, joint ventures, and site evaluations/lease considerations. The duration of the consulting agreement is for a period of twelve months in the amount of $12,500 per month with a $15,000 signing bonus. Either party may terminate this agreement with or without cause upon 30 days written notice. The agreement also provides LilyCon Investments with $35,000 in stock (to be calculated using an annual variable weighted average price from February 2019 through January 2020) to be granted on the one-year anniversary of this agreement, if the agreement has not been terminated prior to that date. For years ended December 31, 2020 and 2019, the Company expensed a total of approximately $65,000 and $153,000, respectively, in compensation to LilyCon Investments. In February 2020, the Company issued LilyCon Investments $35,000 in shares of H-CYTE stock at an average share price of $0.31 per share for a total of 106,061 shares per the terms of the agreement. In March 2020, this agreement was modified to lower the monthly payment amount to $5,000. This agreement was terminated effective April 1, 2020.

The Company entered into a consulting agreement with Goldin Solutions, effective August 4, 2019, for media engagement and related efforts, including both proactive public relations and crisis management services. The agreement has a minimum term of six months, with a $34,650 monthly fee plus expenses payable each month, with the exception of a first month discount of $12,600. For year ended December 31, 2020 and December 31, 2019, the Company expensed $99,000 and $162,000, respectively. The Company terminated this agreement in March 2020.

The Company entered into a consulting agreement with Tanya Rhodes of Rhodes & Associates, Inc, effective June 15, 2020, to serve as the Chief Technology Officer (Research) of the Company. The agreement has a minimum term of six months with an average fee of $20,000 per month plus expenses which increases 5% per month on January 1 of each calendar year unless an alternative retainer amount is negotiated and agreed upon by both parties. The Company extended the contract on January 1, 2021, resulting in monthly expenses of $22,500 plus expenses for services rendered.

F-42

Litigation

From time to time, the Company may be involved in routine legal proceedings, as well as demands, claims and threatened litigation that arise in the normal course of our business. The ultimate amount of liability, if any, for any claims of any type (either alone or in the aggregate) may materially and adversely affect the Company’s financial condition, results of operations and liquidity. In addition, the ultimate outcome of any litigation is uncertain. Any outcome, whether favorable or unfavorable, may materially and adversely affect the Company due to legal costs and expenses, diversion of management attention and other factors. The Company expenses legal costs in the period incurred. The Company cannot assure that additional contingencies of a legal nature or contingencies having legal aspects will not be asserted against the Company in the future, and these matters could relate to prior, current or future transactions or events. As of December 31, 2020, the Company had no litigation matters in which the Company believes require any accrual or disclosure.

Guarantee

The Company has guaranteed payments based upon the terms found in the management services agreements to affiliated physicians related to LI Dallas, LI Nashville, LI Pittsburgh, LI Scottsdale, and LI Tampa. For the years ending December 31, 2020 and 2019 payments totaling approximately $36,000 and $141,000, respectively, were made to these physicians’ legal entities. Due to the Company ceasing operations effective March 23, 2020 in LI Dallas, LI Pittsburgh, LI Scottsdale, and LI Tampa, the guaranteed payments for these clinics were suspended due to COVID-19 in March 2020. The Company will resume these guaranteed payments in April 2021.

Rion Agreements

On June 21, 2019, H-CYTE entered into an exclusive product supply agreement with Rion, LLC (“Rion”) to develop and distribute (post FDA approval) a biologic for chronic obstructive pulmonary   disease (“COPD”), the fourth leading cause of death in the U.S. Rion has established a novel biologics technology to harness the healing power of the body. Rion’s innovative technology, based on science developed at Mayo Clinic, provides an off-the-shelf platform to enhance healing in soft tissue, musculoskeletal, cardiovascular and neurological organ systems. This agreement provides for a 10-year exclusive and extendable supply agreement with Rion to enable H-CYTE to develop proprietary biologics.

On October 9, 2019, the Company entered into a services agreement with Rion which provides the Company the benefit of Rion’s resources and expertise for the limited purpose of (i) consulting with and assisting H-CYTE in the further research and development for the generation of a new biologic and (ii) subsequently assisting H-CYTE in seeking and obtaining FDA Phase 1 IND clearance for this biologic as necessary. Rion also agrees to consult with H-CYTE in its arrangement for services from third parties unaffiliated with Rion to support research, development, regulatory approval, and commercialization of the biologic.

With these agreements, Rion will serve as the product supplier and contracted preclinical development arm of the biologic. H-CYTE will control the commercial development and the clinical trial investigation. After conducting the clinical efficacy trials of this biologic, H-CYTE intends to pursue submission of a Biologics License Application (“BLA”) for review by the FDA for treatment of COPD.

An additional $350,000 in expense is expected to be incurred per the Rion agreements. At this time, the Company is not able to estimate when this expense will occur. The Company has recorded research and development expense of $1,150,000 and $0 related to Rion, for the years ended December 31, 2020 and 2019, respectively.

Note 11 – Debt

Convertible Note

The Convertible Notes payable represents a securities purchase agreement with select accredited investors, which was assumed in the Merger. The debt assumed by the Company consisted of $750,000 of units (the “Units”) with a purchase price of $50,000 per Unit. Each Unit consists of (i) a 12% senior secured convertible note, initially convertible into shares of the Company’s common stock, par value $0.001 per share, at a conversion price equal to the lesser of $0.40 or ninety percent (90%) of the per share purchase price of any shares of common stock or common stock equivalents issued in future private placements of equity and/or debt securities completed by the Company following this offering, and (ii) a three-year warrant to purchase such number of shares of the Company’s common stock equal to one hundred percent (100%) of the number of shares of common stock issuable upon conversion of the notes at $0.40. The Warrants were initially exercisable at a price equal to the lesser of $0.75 or ninety percent (90%) of the per share purchase price of any shares of common stock or common stock equivalents issued in future private placements of the debt and/or equity securities completed by the Company following the issuance of warrants. The Convertible Notes are secured by all of the assets of the Company.

F-43

The Convertible Notes sold in the offering were initially convertible into an aggregate of 1,875,000 shares of common stock. The down round feature was triggered on January 8, 2019, and the conversion price of the Convertible Notes was adjusted to $0.36. The Company recognized the down round as a deemed dividend of approximately $288,000 which reduced the income available to common stockholders.

On February 6, 2019, $100,000 of the Company’s $750,000 outstanding Convertible Notes, plus accrued interest, was converted into an aggregate of 251,667 shares of common stock, eliminating $100,000 of the Company’s debt obligation. The debt was converted into shares at $0.36 per share, which was the conversion price per the SPA subsequent to the trigger of the down round feature. In 2019, the Company redeemed $350,000 of convertible notes payable in principal and $52,033 in interest payable for three of the noteholders.

The Company reached an extension with the remaining noteholder, George Hawes, which extended the maturity date of the Hawes Notes for one year, until September 30, 2020. The notes had a principal balance of $300,000 plus penalties of approximately $85,000 and accrued interest of approximately $40,000 for a total adjusted principal balance upon the September 30, 2019 extension of $424,615. In connection with the April Offering, the Company entered into an amendment with the Investor with respect to the outstanding 12% Senior Secured Convertible Note due September 30, 2020. The Hawes Notes were purchased by the Investor from its original holder, George Hawes, on March 27, 2020. The Hawes Notes had a principal balance of $424,615 as of December 31, 2019. The amendment to the Hawes Notes among other things, eliminates the requirement that the Company make monthly payments of accrued interest. The Company determined the proper classification of the amendment based on ASC 470-50, Debt Modifications and Extinguishments. Because the change in the present value of cash flows of the modified debt was less than 10% when compared to the present value of the cash flows of the original debt, extinguishment accounting did not apply. The effective interest rate was reassessed resulting in an effective interest rate of 11.90% and interest expense as of September 30, 2020, of approximately $10,000. The Company converted the Hawes Notes plus accrued interest into 35,860,079 shares of Preferred A shares on September 11, 2020, upon the closing of the Rights Offering.

Notes Payable

Notes payable were assumed in the Merger and are due in aggregate monthly installments of approximately $5,800 and carry an interest rate of 5%. Each note originally had a maturity date of August 1, 2019. The Company finalized an eighteen-month extension to March 1, 2021. The promissory notes have an aggregate outstanding balance of approximately $67,000 and $78,000 at December 31, 2020 and December 31, 2019. The Company has not made payments on this note since February 10, 2020, due to COVID-19, resulting in accrued interest of approximately $1,900.

The short-term notes with related party were issued by the Company during 2019, and as of March 31, 2020 consisted of four loans totaling $1,635,000, made to the Company by Horne Management, LLC, controlled by former CEO, William E. Horne for working capital purposes. The loans bore interest rates ranging from 5.5% to 12%, in some cases increasing to 15% if not paid by the respective maturity date ranging from March 26, 2020 to May 13, 2020. Some of these loans provided for the issuance of warrants at 114% warrant coverage if the loan was not repaid within two months. None of these loans were repaid and 840,000 warrants were issued at an exercise price of $0.75 per share in the fourth quarter of 2019 and the first quarter of 2020. On April 23, 2020, Horne Management, LLC agreed to convert the related notes plus accrued interest into (i) 4,368,278 shares of common stock of the Company and (ii) a ten-year warrant to purchase up to an equivalent number of shares of the Company’s common stock with such conversion to be effective as of April 17, 2020. This warrant will have an exercise price equal to the price per share at which securities were offered to investors for purchase at the Rights Offering totaling $0.014 and is exercisable beginning on the day immediately following the earlier to occur of (x) the closing of the Rights Offering and (y) November 1, 2020. The Rights Offering closed on September 11, 2020. On the date of the transaction, the carrying amount of the note and accrued interest was approximately $1,717,000. The fair value of the Common Stock was valued based on the trading market price on the date of the transaction and the warrants were valued using a Lattice model. The fair value of the Common Stock and warrants issued in the transaction was approximately $218,000 and $199,000, respectively. Since the fair value of the common stock and warrants was less than the carrying amount of the note, the Company recorded a gain on extinguishment of the debt of approximately $1,300,000.

F-44

On March 27, 2020, the Company issued a demand note (the “Note”) in the principal amount of $500,000 to FWHC Bridge, LLC (the “Investor”) in exchange for a loan made by the Investor in such amount to cover the Company’s working capital needs. Subsequently on April 9, 2020, in exchange for an additional loan of $500,000 made by the Investor to the Company, the Company amended and restated the Note to reflect a new principal amount of $1,000,000 (the “April Secured Note”). The April Secured Note bears simple interest at a rate of 12% per annum. The Investor is an affiliate of FWHC Holdings, LLC, a pre-existing shareholder of the Company, which served as lead investor in the Company’s recent Series D Convertible Preferred Stock Offering.

On September 24, 2020, the Company issued an aggregate of 323,844,416 shares of its Series A Preferred Stock to the holders of outstanding promissory notes, issued in April 2020, in the aggregate principal amount and accrued interest of $4,483,618. Included in this issuance, FWHC was issued 123,031,819 shares of Preferred A for conversion of the outstanding promissory notes from April 2020, 75,162,429 shares of Preferred A Stock for conversion of the April Secured Note and 35,860,079 shares of Preferred A Stock for conversion of the Hawes Notes (see Note 11). The notes were converted pursuant to a mandatory conversion triggered by the completion of the Rights Offering.

All notes payable, except the promissory note having an outstanding balance of $67,000, were extinguished during the year ended December 31, 2020.

Paycheck Protection Program

On April 29, 2020, the Company issued a promissory note in the principal amount of $809,082 to the Bank of Tampa in connection with a loan in such amount made under the Paycheck Protection Program (“PPP Loan”). The PPP Loan bears interest at a rate of 1% per annum and is payable in eighteen monthly payments of $45,533 beginning on approximately August 14, 2021. The Company elected to use a 24-week Covered Period, per the SBA Paycheck Protection Program guidelines, the Covered Period ended on October 14, 2020.

The Company can apply for loan forgiveness in an amount equal to the sum of the following costs incurred by the Company:

1) payroll costs;

2) any payment of interest on covered mortgage obligations;

3) any payment on a covered rent obligation; and

4) any covered utility payment

The amount forgiven will be calculated (and may be reduced) in accordance with the Paycheck Protection Program criteria set by the SBA. Not more than 40% of the amount forgiven can be attributed to non-payroll costs, as listed above. As long as a borrower submits its loan forgiveness application within ten months of the completion of the Covered Period (as defined below), the borrower is not required to make any payments until the forgiveness amount is remitted to the lender by SBA. If the loan is fully forgiven, the borrower is not responsible for any payments. If only a portion of the loan is forgiven, or if the forgiveness application is denied, any remaining balance due on the loan must be repaid by the borrower on or before the maturity date of the loan. Interest accrues during the time between the disbursement of the loan and SBA remittance of the forgiveness amount. The borrower is responsible for paying the accrued interest on any amount of the loan that is not forgiven. The lender is responsible for notifying the borrower of remittance by SBA of the loan forgiveness amount (or that SBA determined that no amount of the loan is eligible for forgiveness) and the date on which the borrower’s first payment is due, if applicable. The Company plans on filing its forgiveness application in early 2021. The Company believes a majority of the PPP loan will be forgiven.

Note 12 – Derivative Liability – Warrants And Redemption Put

The Company’s derivative liabilities are classified within Level 3 of the fair value hierarchy because certain unobservable inputs were used in the valuation models. These assumptions included estimated future stock prices, potential down-round financings for the Warrants, and potential redemptions for the Redemption Put Liability.

F-45

The following is a reconciliation of the beginning and ending balances for the liability measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2020:

Derivative Liability - Warrants

Beginning balance as of December 31, 2018	$—
January 8, 2019 – date of dilutive financing	1,215,678
Exchange for common stock	(72,563)
Fair value adjustments	(827,260)
Balance at December 31, 2019	315,855
Series D Warrant reclass from equity to liability classification	509,764
Warrants issued with modification of Horne Management Notes	198,994
Warrants issued with April 17, 2020 financing	6,148,816
Fair value adjustments	(2,986,853)
Warrant reclassification from liability to equity classification	(4,186,576)
Balance at December 31, 2020	$—

Redemption Put Liability

Beginning balance as of December 31, 2018	$—
November 15, 2019 – date of issuance	614,095
Fair value adjustments	(346,696)
Balance at December 31, 2019	$267,399
Issuance of Series D Convertible Preferred Stock	5,305
Fair value adjustments	(272,704)
Balance at December 31, 2020	$—

(1)	The Company did not have any assets or liabilities measured at fair value using Level 1 or 2 of the fair value hierarchy as of December 31, 2020 and December 31, 2019.

(2)	Upon the closing of the Rights Offering on September 11, 2020, the Derivative Liability- Warrants was no longer applicable, and its fair value was reclassed to stockholder’s equity.

(3)	The Series D Convertible Preferred Stock was converted into common stock on July 28, 2020 at which time the Redemption Put Liability was no longer applicable, and its fair value was adjusted to zero and the extinguishment was recorded to income.

Derivative Liability- Warrants

Series B Warrants

In connection with the securities purchase agreements executed in May 2018 (which the Company assumed in the Merger), whereby 108,250 shares of the Company’s Series B Convertible Preferred Stock (the “Series B Shares”) and warrants were issued to purchase 2,312,500 shares of the Company’s common stock (“Series B Warrants”). The Series B Warrants had a three-year term at an exercise price of $0.75. The Series B Warrants contain two features such that in the event of a downward price adjustment the Company is required to reduce the strike price of the existing warrants (first feature or “down round”) and issue additional warrants to the award holders such that the aggregate exercise price after taking into account the adjustment, will equal the aggregate exercise price prior to such adjustment (second feature or “anti-dilution”).

On January 8, 2019, the Company issued equity securities which triggered the down round and anti-dilution warrant features. As a result, the exercise price of the warrants was lowered from $0.75 to $0.40 and 2,023,438 additional warrants were issued. The inclusion of the anti-dilution feature caused the warrants to be accounted for as liabilities in accordance with ASC Topic 815. The fair market value of the warrants of approximately $1,200,000 was recorded as a derivative liability as a measurement period adjustment to the purchase price allocation in the third quarter of 2019.

As part of the April 2020 offering, the majority holders of the Series B Warrants agreed to terminate all anti-dilution price protection in their warrants and adjusted the exercise price to equal the price per share at which shares of preferred stock are offered for purchase in the Rights Offering. The Company issued an additional 296,875 warrants to a certain Series B holder as compensation to terminate their anti-dilution price protection. The Company also issued 1,292,411 warrants to a certain Series B holder who was non-responsive in the Company’s request to terminate their anti-dilution price protection. The modification resulted in an increase of approximately $71,000 to the fair value of the derivative liability related to the Series B Warrants. In addition, the Company recorded a change in fair market value of approximately $317,000 to the fair value of the derivative liability before the reclass to equity.

F-46

Upon the closing of the Rights Offering, which occurred on September 11, 2020, the exercise price of the Series B Warrants became fixed at $0.014 and the warrants then met the conditions for equity classification. Consequently, they were revalued as of the date of the Rights Offering using a Lattice valuation technique with the following assumptions: Trading market price- $0.027, estimated exercise price- $0.014, volatility- 222%-260%, risk free rate- 0.12%-0.13% and an estimated remaining term ranging from 0.7 to 1.33 years. The fair value of the Series B Warrants totaling $73,805 was then reclassed from a derivative liability to stockholders’ equity.

Series D Warrants

In conjunction with the Series D Preferred Financing, the Company originally issued Series D warrants to purchase 14,944,753 shares of Common Stock with an exercise price of $0.75 per share. At inception, the Series D warrants met all the criteria to be classified as equity. As part of the April Offering, the exercise price of the Series D Warrants was reduced to the price per share at which shares of preferred stock are offered for purchase in the Offering. The modification of the exercise price resulted in the warrants requiring liability classification. The Series D Warrants were measured at fair value before and after the modification, resulting in a fair market value of approximately $510,000 when the warrants were reclassified to a liability on July 28, 2020.

Upon the closing of the Rights Offering, which occurred on September 11, 2020, the exercise price of the Series D Warrants became fixed at $0.014 and the warrants then met the conditions for equity classification. Consequently, the Series D Warrants were revalued as of the date of the Rights Offering using a Lattice valuation technique with the following assumptions: Trading market price- $0.027, estimated exercise price- $0.014, volatility- 111%, risk free rate- 0.67% and an estimated term of 9.2 years. The fair value of the Series D Warrants totaling $337,400 was then reclassed from a derivative liability to stockholders’ equity.

Horne Warrants

On April 23, 2020, Horne Management, LLC agreed to convert the related notes plus accrued interest into (i) 4,368,278 shares of common stock of the Company and (ii) a ten-year warrant to purchase up to an equivalent number of shares of the Company’s common stock with such conversion to be effective as of April 17, 2020. The warrant will have an exercise price equal to the price per share at which securities are offered to investors for purchase at the Qualified Financing. The revised exercise price caused the warrants to require liability classification at fair value and the warrants were valued using a Lattice model with the following assumptions: Trading market price- $0.05, estimated exercise price- $0.014, volatility- 101%, risk free rate- 0.65% and an estimated term of 10 years. At inception, the estimated fair value of the Horne Warrants was approximately $199,000.

Upon the closing of the Rights Offering, which occurred on September 11, 2020, the exercise price of the Horne Warrants became fixed at $0.014 and the warrants then met the conditions for equity classification. Consequently, the Horne Warrants were revalued as of the date of the Qualified Financing using a Lattice valuation technique with the following assumptions: Trading market price- $0.027, estimated exercise price- $0.014, volatility- 103%, risk free rate- 0.67% and an estimated term of 10 years. The fair value of the Horne Warrants totaling $107,123 was then reclassed from a derivative liability to stockholders’ equity.

April Bridge Loan and Converted Advance Warrants

The April Offering entitled the investors to warrants with the right to purchase up to 100% of the aggregate number of shares of Common Stock into which the Purchaser’s Note may ultimately be converted. The Company also received a $1,000,000 advance which was converted into the April Secured Note and April Secured Note Warrants in April 2020. The April Secured Note Warrants entitle the holder to purchase up to 200% of the aggregate number of shares of Common Stock into which the April Secured Note may ultimately be converted.

The Company received an aggregate of $2,842,695 in gross proceeds through the April Offering and an advance of $1,000,000 from the April Secured Note. The Company expected the price per share at which securities would be offered for purchase in the Rights Offering to be $0.014 resulting in the assumption there would be approximately 203,050,000 and 142,857,000 shares issuable upon exercise of the Purchaser Warrants and the April Secured Note Warrants, respectively. The warrants were valued using a Lattice model with the following assumptions: Trading market price- $0.05, estimated exercise price- $0.014, volatility- 103%, risk free rate- 0.65% and an estimated term of 10 years. At inception, the estimated fair value of the Purchaser Warrants and the April Secured Note Warrants was approximately $3,279,000 and $2,869,000, respectively for a total of approximately $6,149,000.

F-47

Upon the closing of the Rights Offering which occurred on September 11, 2020, the exercise price of the Purchaser and April Secured Note Warrants became fixed at $0.014 and the Company then had sufficient authorized and unissued shares available to satisfy all their commitments under their equity-linked contracts. There are 212,821,929 and 150,324,857 shares issuable upon exercise of the Purchaser and the April Secured Note Warrants, respectively for a total of 363,146,786 warrants. The Warrants were revalued as of the date of the Rights Offering using a Lattice valuation technique with the following assumptions: Trading market price- $0.027, estimated exercise price- $0.014, volatility- 107%, risk free rate- 0.67% and an estimated term of 10 years. The fair value of the Warrants of $3,668,247 was then reclassed from a derivative liability to stockholders’ equity.

When the Company entered into the April Offering and revised the exercise price of the warrants to the price per share at which shares of preferred stock are offered for purchase in the Rights Offering, they no longer had sufficient authorized and unissued shares available to satisfy all their commitments to issue shares under their equity-linked contracts. The Company has adopted the sequencing approach based on the earliest issuance date. Therefore, warrants issued before the April Offering did not require liability classification, while Warrants issued with the April financing, or subsequently, will be classified as liabilities until such time the Company has sufficient authorized shares.

The derivative liability - warrants has been remeasured as a change in fair value, of approximately $2,987,000 and $827,000 has been recorded as a component of other income  in the Company’s consolidated statement of operations for the years ended December 31, 2020 and 2019, respectively.

The fair value of the derivative liability included on the consolidated balance sheets was approximately $0 and $316,000 as of December 31, 2020 and 2019, respectively.

In conjunction with the Series D Preferred financing in 2019 (See Note 14), the Company offered the Series B warrant holders the option to exchange their warrants on the basis of 1 warrant for 0.40 common shares. Warrant holders chose to exchange 1,007,813 warrants with a fair value of approximately $75,000 for 403,125 shares of common stock with a fair value of approximately $73,000. On the date of the exchange, the Series B Warrants were first adjusted to fair value with the change in fair value being recorded in earnings.

Redemption Put Liability

As described in Note 14, the redemption put provision embedded in the Series D financing required bifurcation and measurement at fair value as a derivative. If the redemption put provision is triggered, it allows either payment in cash or the issuance of “Trigger Event Warrants”. Accordingly, the fair value of the Redemption put liability considered management’s estimate of the probability of cash payment versus payment in Trigger Event Warrants and was valued using a Monte Carlo Simulation which uses randomly generated stock-price paths obtained through a Geometric Brownian Motion stock price simulation. The fair value of the redemption provision was significantly influenced by the fair value of the Company’s stock price, stock price volatility, changes in interest rates and management’s assumptions related to the redemption factor. On July 28, 2020, the Series D Preferred Stock was converted into Common Stock, at which time the redemption put was no longer applicable and the fair value of the redemption put was adjusted to $0.

F-48

The fair market value of the redemption put liability at inception was approximately $614,000 which was recorded as a liability and remeasured to fair value at the end of each reporting period. The change in fair value of approximately $273,000 and $347,000 was recorded as a component of other income (expense) in the Company’s consolidated statement of operations for the year ended December 31, 2020 and 2019, respectively. The fair value of the redemption put liability included on the consolidated balance sheet was approximately $0 and $267,000 as of December 31, 2020 and 2019, respectively.

Note 13 - Common Stock Warrants

A summary of the Company’s warrant issuance activity and related information for the years ended December 31, 2020 and December 31, 2019:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Assumed as of the January 8, 2019 merger	12,108,743	$1.38	1.53
Exchanged	(1,007,813)	0.40	—
Expired	(2,183,478)	2.73	—
Issued	35,888,624	$0.73	5.36
Outstanding and exercisable at December 31, 2019	44,806,076	$0.78	4.59

Issued	369,617,896	0.01	10.05
Exercised	(1,000,000)	0.01	—
Total outstanding and exercisable at December 31, 2020	413,423,972	0.015	10.30

F-49

The fair value of all warrants issued are determined by using the Lattice and Black-Scholes valuation techniques (see Note 12) and were assigned based on the relative fair value of both the common stock and the warrants issued. The inputs used in the Lattice and Black-Scholes valuation techniques (see Note 12) to value each of the warrants as of their respective issue dates are as follows:

Event Description	Date	Number of Warrants	H-CYTE Stock Price	Exercise Price of Warrant	Grant Date Fair Value	Life of Warrant	Risk Free Rate of Return (%)	Annualized Volatility Rate (%)
Private placement	1/8/2019	5,000,000	$0.40	$0.75	$0.24	3 years	2.57	115.08
Antidilution provision(1)	1/8/2019	2,023,438	$0.40	$0.40	$0.28	3 years	2.57	115.08
Private placement	1/18/2019	6,000,000	$0.40	$0.75	$0.23	3 years	2.60	114.07
Private placement	1/25/2019	1,250,000	$0.59	$0.75	$0.38	3 years	2.43	113.72
Private placement	1/31/2019	437,500	$0.54	$0.75	$0.34	3 years	2.43	113.47
Private placement	2/7/2019	750,000	$0.57	$0.75	$0.36	3 years	2.46	113.23
Private placement	2/22/2019	375,000	$0.49	$0.75	$0.30	3 years	2.46	113.34
Private placement	3/1/2019	125,000	$0.52	$0.75	$0.33	3 years	2.54	113.42
Private placement	3/8/2019	150,000	$0.59	$0.75	$0.38	3 years	2.43	113.53
Private placement	3/11/2019	2,475,000	$0.61	$0.75	$0.40	3 years	2.45	113.62
Private placement	3/26/2019	500,000	$0.51	$0.75	$0.32	3 years	2.18	113.12
Private placement	3/28/2019	375,000	$0.51	$0.75	$0.31	3 years	2.18	112.79
Private placement	3/29/2019	62,500	$0.51	$0.75	$0.31	3 years	2.21	112.79
Private placement	4/4/2019	500,000	$0.48	$0.75	$0.29	3 years	2.29	112.77
Private placement	7/15/2019	200,000	$0.53	$1.00	$0.31	3 years	1.80	115.50
Convertible debt extension	9/18/2019	424,000	$0.40	$0.75	$0.25	3 years	1.72	122.04
Private placement of Series D Convertible Preferred Stock	11/15/2019	14,669,757	$0.28	$0.75	$0.19	10 years	1.84	89.75
Short-term note related party	11/26/2019	400,000	$0.20	$0.75	$0.13	3 years	1.58	144.36
Short-term note, related party	12/30/2019	171,429	$0.14	$0.75	$0.08	3 years	1.59	145.29
Short-term note, related party	1/13/2020	268,571	$0.12	$0.75	$0.07	3 years	1.60	145.76
Private placement of Series D Convertible Preferred Stock	1/17/2020	244,996	$0.15	$0.75	$0.13	10 years	1.84	144.30
Granted for bridge financing	4/8/2020	296,875	$0.05	$0.40	$0.02	3 years	0.34	131.82
Short-term note, related party conversion	4/17/2020	4,368,278	$0.05	$0.014	$0.05	10 years	0.65	100.64
Granted for bridge financing(2)	9/11/2020	364,439,176	$0.05	$0.014	$0.017	10 years	0.65	96.97

(1) The Company had warrants that triggered the required issuance of an additional 2,023,438 warrants as a result of the Company’s capital raise that gave those new investors a $0.40 per share investment price which required the old warrant holders to receive additional warrants since their price was $0.75 per share.

(2) The Company had estimated on April 17, 2020 that the number of warrants to be granted for the bridge financing would be 354,836,286. The bridge financing closed on September 11, 2020 in which an additional 8,310,479 warrants were issued above the original estimate for a total of 363,146,765. The fair market value associated with the additional warrants issued was recorded to the change in fair value of derivative liability – warrants prior to being reclassed to equity. Upon closing of the Rights Offering on September 11, 2020, the Company issued warrants to one of the Series B Preferred shareholders of 1,292,411 due to an anti-dilution feature embedded in the Series B warrant.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

F-50

Note 14- Mezzanine Equity and Series D Convertible Preferred Stock

Series D Convertible preferred Stock

On November 15, 2019, the Company entered into a securities purchase agreement with selected accredited investors whereby the Company offered (i) up to 238,871 shares of Series D Convertible Preferred Stock the (“Series D Shares”) at a price of $40.817 per share and (ii) a ten-year warrant (the “Series D Warrant”) to purchase 14,669,757 shares of common stock. The Series D Warrants are exercisable for a period of 10 years from issuance at an initial exercise price of $0.75 per share, subject to adjustment for traditional equity restructurings and reorganizations.

On November 21, 2019, the Company entered into a securities purchase agreement with FWHC HOLDINGS, LLC an accredited investor for the purchase of 146,998 shares of Series D Preferred Stock, par value $0.001 per share and the Series D Warrant resulting in $6.0 million in gross proceeds to the Company (the “FWHC Investment”).

The Company determined that the nature of the Series D Shares was more analogous to an equity instrument, and that the economic characteristics and risks of the embedded conversion option was clearly and closely related to the Series D Shares. As such, the conversion option was not required to be bifurcated from the host under ASC 815, Derivatives and Hedging. The Company recognized a beneficial conversion feature related to the Series D Shares of approximately $623,000 for the year ended December 31, 2019, which was credited to additional paid-in capital, and reduced the income available to common shareholders. Because the Series D Shares can immediately be converted by the holder, the beneficial conversion feature was immediately accreted and recognized as a deemed dividend to the preferred shareholders. Since the Series D Shares are redeemable in certain circumstances upon the occurrence of an event that is not solely within the Company’s control, they have been classified as mezzanine equity in the consolidated balance sheets.

The Company determined that the economic characteristics and risks of the embedded redemption provision were not clearly and closely related to the Series D Shares. The Company assessed the embedded redemption provision further, and determined it met the definition of a derivative and required classification as a derivative liability at fair value. On July 28, 2020, the Series D Shares were converted into shares of the Company’s common stock, at which time the redemption put liability was no longer applicable and its fair value was adjusted to $0.

The Company’s approach to the allocation of the proceeds to the financial instruments was to first allocate basis to the redemption put liability at its fair values and the residual value to the Series D Shares and the Series D Warrants. Based upon the amount allocated to the Series D Shares the Company was required to determine if a beneficial conversion feature (“BCF”) was present. A BCF represents the intrinsic value in the convertible instrument, adjusted for amounts allocated to other financial instruments issued in the financing. The effective conversion price is calculated as the amount allocated to the convertible instrument divided by the number of shares to which it is indexed. However, a BCF is limited to the basis initially allocated. After allocating a portion of the proceeds to the other instruments, the effective conversion price was $0.24 compared to the share price of $0.28, resulting in a BCF of $623,045 or $0.04 per share for the year ended December 31, 2019.

F-51

Based upon the above accounting conclusions and the additional information provided below, the allocation of the proceeds arising from the Series D Preferred financing transaction is summarized in the table below:

November 21, 2019 Series D Convertible Preferred and warrant financing:	Proceeds Allocation	Financing Cost Allocation	Total Allocation
Gross proceeds	$6,000,000	$—	$6,000,000
Financing costs paid in cash	—	(111,983)	(111,983)
	$6,000,000	$(111,983)	$5,888,017

Derivative Liability:
Derivative Put Liability	$(614,095)	$—	$(614,095)
Deferred Financing costs	—	8,100	8,100

Redeemable preferred stock:
Series D Convertible Preferred Stock	(2,869,854)	—	(2,869,854)
Financing costs (APIC)	—	1,106	1,106
Financing costs (Retained Earnings)	—	66,265	66,265
Beneficial Conversion Feature	(623,045)	—	(623,045)

Investor Warrants (equity classified):
Proceeds allocation	(1,893,006)	—	(1,893,006)
Financing costs (APIC)	—	36,512	36,512
	$(6,000,000)	$111,983	$(5,888,017)

Since the Series D Convertible Preferred Stock is perpetual and convertible at any time, the resulting discount of $3,130,146 was accreted as a Preferred Stock dividend on the date of issuance to record the Series D Convertible Preferred Stock to its redemption value of $6,000,000.

On January 17, 2020, the Company entered into a securities purchase agreement with an accredited investor for the purchase of 2,450 shares of Series D Convertible Preferred Stock, par value $0.001 per share and a Series D Warrant resulting in $100,000 in gross proceeds to the Company. The Series D Convertible Preferred Stock and Warrants had the same terms as the FWHC Investment. There was no BCF associated with this financing because the effective conversion price after allocating a portion of the proceeds to the other instruments was higher than the share price.

January 17, 2020 Series D Convertible Preferred and warrant financing:	Proceeds Allocation
Gross proceeds	$100,000
Financing costs paid in cash	—
$100,000

Derivative Liability:
Derivative Put Liability	$(5,305)

Redeemable preferred stock:
Series D Convertible Preferred Stock	(62,793)

Investor Warrants (equity classified):
Proceeds allocation	(31,902)

$(100,000)

Since the Series D Convertible Preferred Stock is perpetual and convertible at any time, the resulting discount of $37,207 was accreted as a Preferred Stock dividend on the date of issuance to record the Series D Convertible Preferred Stock to its redemption value of $100,000.

For the year ended December 31, 2020, the Company recorded approximately $278,000 in deemed dividends on the Series D Convertible Preferred Stock in accordance with the 8% stated dividend resulting in a total balance of Series D Convertible Preferred stock of $6,401,762. All outstanding shares of Series D Convertible Preferred Stock were converted into 15,773,363 shares of Common Stock on July 28, 2020. The conversion was pursuant to a mandatory conversion triggered by the majority holder of the Series D Convertible Preferred Stock as set forth in the Certificate of Designations.

F-52

Mezzanine Equity Rollforward (Series D Convertible Preferred Stock)

Balance at January 8, 2019	$-
Issuance of Series D Convertible Preferred Stock	2,869,853
Inception deemed dividend	3,130,147
Deemed dividend (8%)	60,493
Balance at December 31, 2019	6,060,493
Issuance of Series D Convertible Preferred Stock	62,793
Inception deemed dividend	37,207
Deemed dividend (8%)	277,719
Mandatory conversion of Series D Convertible Preferred Stock to Common Stock	(6,438,212)
Balance at December 31, 2020	$-

Series D Convertible Preferred Stock Preferences

Voting Rights

Holders of our Series D Convertible Preferred Stock (“Series D Holders”) have the right to receive notice of any meeting of holders of common stock or Series D Convertible Preferred Stock and to vote upon any matter submitted to a vote of the holders of common stock or Series D Convertible Preferred Stock. Each Series D Holder shall vote on each matter submitted to them with the holders of common stock. There are no shares of Series D Convertible Preferred Stock outstanding as of December 31, 2020.

Liquidation

Upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each Series D Holder shall be entitled to receive, for each share thereof, out of assets of the Company legally available therefore, a preferential amount in cash equal to the stated value plus all accrued and unpaid dividends. All preferential amounts to be paid to the Series D Holders in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Company’s to the holders of the Company’s Series B and common stock. The Company accrues these dividends as they are earned each period.

Note 15 - Income Taxes

The Company utilizes the liability method of accounting for income taxes as set forth in FASB ASC Topic 740, “Income Taxes”. Under the liability method, deferred taxes are determined based on differences between the financial statement and tax bases of assets and liabilities using tax rates expected to be in effect during the years in which the basis difference reverses. The Company accounts for interest and penalties on income taxes as income tax expense. A valuation allowances is recorded when it is more likely than not that a tax benefit will not be realized. In determining the need for valuation allowances the Company considers projected future taxable income and the availability of tax planning strategies.

The Company’s policy is to record interest and penalties on uncertain tax positions as a component of income tax expense. As of December 31, 2020, the Company has not recorded any uncertain tax positions and, therefore, has not incurred any interest or penalties. The Company is not currently under examination by any Federal or State authority and is no longer subject to federal or state examination for years prior to 2017.

A reconciliation of the statutory federal income tax expense (benefit) to the effective tax is as follows for the years ended December 31:

	2020	2019
Statutory rate – federal	21.0%	21.0%
Effect of:
State income tax, net of federal benefit	5.1	3.0
State NOL true-up	(1.1)	(2.0)
Goodwill impairment	-	(9.0)
Prior year true up	2.7	-
Other permanent differences	3.0	(1.0)
Change in valuation allowances	(30.7)	(13.0)
Income taxes	0.0%	0.0%

The Company’s financial statements contain certain deferred tax assets which have arisen primarily as a result of losses incurred that are considered start-up costs for tax purposes, as well as net deferred income tax assets resulting from other temporary differences related to certain reserves and differences between book and tax depreciation and amortization.

The Company assesses the realizability of deferred tax assets based on the available evidence, including a history of taxable income and estimates of future taxable income. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that all or some portion of deferred tax assets will not be realized. Due to the history of losses incurred by the Company, management believes it is not more likely than not that all of the deferred tax assets can be realized. Accordingly, the Company established and recorded a full valuation allowance on its net deferred tax assets of $12.5 million and $10.5 million as of December 31, 2020 and 2019, respectively.

F-53

Deferred tax assets and liabilities consist of the following at December 31:

	2020	2019
Deferred Tax Assets:
Federal and state net operating loss carry forwards	$9,512,596	$7,302,375
Capitalized start-up costs	2,210,392	2,483,736
Capitalized research and development costs	462,768	424,390
Patents	41,842	57,907
Share-based compensation	241,177	242,437
Other	112,376	25,405
Total gross deferred tax assets	12,581,151	10,536,250
Deferred Tax Liabilities
Right-of-use asset	(70,914)	—
Total gross deferred tax liabilities	(70,914)	—
Valuation Allowance	(12,510,237)	(10,536,250)
Net deferred tax assets	$—	—

Utilization of the net operating loss carryforwards is subject to a substantial annual limitation due to the “ownership change” limitations provided by Section 382 and 383 of the Internal Revenue Code of 1986, as amended, and other similar state provisions. Any annual limitation may result in the expiration of net operating loss carryforwards before utilization. As of December 31, 2020, the Company had $39.7 million of U.S. federal net operating loss carryforwards available to reduce future taxable income, of which $32.5 million will be carried forward indefinitely for U.S. federal tax purposes and $7.2 million will expire beginning in 2035 to 2037. The Company also has $26.0 million of U.S. state net operating loss carryforwards of which $25.3 million will be carried forward indefinitely and $.7 million that will expire beginning in 2035 to 2037.

Note 16 - Subsequent Events

On January 12, 2021, Mr. William Horne stepped down as Chairman of the board of directors (the “Board”) of H-Cyte, Inc. (the “Company”). Mr. Horne will remain a member of the Board.

On January 12, 2021, Mr. Raymond Monteleone was appointed the new Chairman of the Board. Mr. Monteleone is a current member of the Board.

As of March 24, 2021, an additional 8,950,400 Series A Preferred Stock was converted into Common Stock at the request of certain Series A Preferred Stockholders.

F-54

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions. All amounts shown are estimates except for the SEC registration fee:

SEC registration fee	$1,549
Legal fees and expenses	$25,000
Accounting fees and expenses	$20,000
Miscellaneous fees and expenses	$3,451
Total	$50,000

Item 14. Indemnification of Directors and Officers.

Neither our amended and restated articles of incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

II-1

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Our amended and restated Bylaws, effective November 15, 2019, provide that the Company may indemnify and advance litigation expenses to its directors, officers, employees and agents to the extent permitted by law, the Company’s articles of incorporation or Bylaws, and shall indemnify and advance litigation expenses to its directors, officers, employees and agents to the extent required by law, the Company’s articles of incorporation or Bylaws. The Company’s obligations of indemnification, if any, shall be conditioned on the Company receiving prompt notice of the claim and the opportunity to settle and defend the claim. The Company may, to the extent permitted by law, purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the Company.

II-2

Item 15. Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Exhibit
3.1	Second Amended and Restated Articles of Incorporation (incorporated by reference to Definitive Information Statement on Form DEF 14C filed on June 16, 2020)
3.2	Amended and Restated By-Laws (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K filed on November 21, 2019)
3.3	Certificate of Designation of Series D Preferred Stock (incorporated by reference to Exhibit 3.2 to the current report on Form 8-K filed on November 21, 2019)
3.4	Amended and Restated Certificate of Designation of Series B Preferred Stock (incorporated by reference to Exhibit 3.3 to the current report on Form 8-K filed on November 21, 2019)
5.1	Opinion of Sichenzia Ross Ference LLP *
10.1	Secured Convertible Note and Warrant Purchase Agreement dated April 17, 2020 (incorporated by reference to Exhibit 10.1 to the annual report on Form 10-K filed on April 22, 2020).
10.2	Form of Secured Convertible Note dated April 17, 2020 (incorporated by reference to Exhibit 10.2 to the annual report on Form 10-K filed on April 22, 2020)
10.3	Form of Warrant dated April 17, 2020 (incorporated by reference to Exhibit 10.3 to the annual report on Form 10-K filed on April 22, 2020)
10.4	Security Agreement dated April 17, 2020 (incorporated by reference to Exhibit 10.4 to the annual report on Form 10-K filed on April 22, 2020)
10.5	Intellectual Property Security Agreement dated April 17, 2020 (incorporated by reference to Exhibit 10.5 to the annual report on Form 10-K filed on April 22, 2020)
10.6	Form of Subsidiary Guarantee dated April 17, 2020 (incorporated by reference to Exhibit 10.6 to the annual report on Form 10-K filed on April 22, 2020)
10.7	Amendment Letter to William Horne Employment Agreement dated April 17, 2020 (incorporated by reference to Exhibit 10.7 to the annual report on Form 10-K filed on April 22, 2020)
10.8	First Amendment to Hawes Secured Note dated April 17, 2020 (incorporated by reference to Exhibit 10.8 to the annual report on Form 10-K filed on April 22, 2020)
10.9	Securities Purchase Agreement dated November 15, 2019 by and between the Company and FWHC LLC (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed on November 21, 2019)
10.10	Right of First Refusal and Co-Sale Agreement dated November 15, 2019 by and among the Company, FWHC LLC and certain key holders (incorporated by reference to Exhibit 10.2 to current report on Form 8-K filed on November 21, 2019)
10.11	Voting Agreement dated November 15, 2019 by and among the Company, FWHC and certain key holders (incorporated by reference to Exhibit 10.3 to current report on Form 8-K filed on November 21, 2019)
10.12	Investors’ Rights Agreements dated November 15, 2019 by and among the Company, FWHC and certain key holders (incorporated by reference to Exhibit 10.4 to current report on Form 8-K filed on November 21, 2019)
10.13	Services Agreement dated November 18, 2019 by and between the Company and Rion, LLC (incorporated by reference to Exhibit 10.5 to current report on Form 8-K filed on November 21, 2019)
10.15	Form of Warrant Agreement*
14	Code of Business Conduct and Ethics (incorporated by reference to Exhibit 14 to Amendment No. 1 to Registration Statement on Form S-1/A filed on October 7, 2014)
21	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to Registration Statement on Form S-1 filed on July 2, 2020)
23.1	Consent of Frazier & Deeter, LLC
23.2	Consent of Sichenzia Ross Ference LLP (included as part of Exhibit 5.1) *
101.INS	Inline XBRL Instance Document**
101.SCH	Inline XBRL Taxonomy Extension Schema Document**
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document**
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document**
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document**
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document**
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
107	Exhibit Filing Fees*

 * Previously filed.

II-3

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

II-4

(5) For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that it will:

(1) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

II-5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on February 9, 2022.

H-Cyte, Inc

By:	/s/ Michael Yurkowsky
Michael Yurkowsky
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below:

Signature	Title	Date

/s/ Michael Yurkowsky
Michael Yurkowsky	Chief Executive Officer and Director	February 9, 2022

/s/ *
Jeremy Daniel	Chief Financial Officer	February 9, 2022

/s/ Raymond Monteleone
Raymond Monteleone	Chairman of the Board of Directors	February 9, 2022

/s/ William E Horne
William E Horne	Director	February 9, 2022

/s/ Richard Rosenblum
Richard Rosenblum	Director	February 9, 2022

/s/ Matthew Anderer
Matthew Anderer	Director	February 9, 2022

* Signed by Michael Yurkowsky pursuant to the power of attorney signed by each individual and previously filed with this Registration Statement on February 7, 2022.

II-6